   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1998

                                           REGISTRATION NO. 333 -
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       LEAP WIRELESS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              4812                             33-0811062
      (STATE OR JURISDICTION           (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           10307 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (877) 977-5327
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                HARVEY P. WHITE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       LEAP WIRELESS INTERNATIONAL, INC.
                           10307 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (877) 977-5327
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                   SCOTT N. WOLFE                                       FREDERICK T. MUTO
                    DAVID A. HAHN                                        THOMAS A. COLL
                  LATHAM & WATKINS                                     COOLEY GODWARD LLP
              701 B STREET, SUITE 2100                          4365 EXECUTIVE DRIVE, SUITE 1100
              SAN DIEGO, CA 92101-8193                              SAN DIEGO, CA 92121-2128
                   (619) 236-1234                                        (619) 550-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

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           TITLE OF EACH CLASS                   AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
           OF SECURITIES TO BE                    TO BE           OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
               REGISTERED                      REGISTERED           PER UNIT(1)             PRICE                 FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value(2).......     2,271,060(2)             $6.87           $15,602,182.20          $4,602.64
-----------------------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.
(2) Each share of Common Stock includes a right to purchase one one-thousandth of a share of the Company's Series A Junior Participating Preferred Stock, par value $0.0001 per share.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
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

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 1998

PROSPECTUS

                                2,271,060 SHARES

                       LEAP WIRELESS INTERNATIONAL, INC.

                                  COMMON STOCK

     This Prospectus relates to the issuance by Leap Wireless International, Inc. ("Leap" or the "Company") of up to 2,271,060 shares of Common Stock of the Company, par value $.0001 per share, (the "Leap Common Stock"), including certain attached preferred stock purchase rights (the "Rights"), upon the possible future conversion of the Trust Convertible Preferred Securities (the "Trust Preferred Securities") of QUALCOMM Financial Trust I, a wholly-owned statutory business trust of QUALCOMM Incorporated ("QUALCOMM").

     The Company was formed as a wholly-owned subsidiary of QUALCOMM. On September 23, 1998 (the "Distribution Date"), QUALCOMM distributed all of the outstanding Common Stock of the Company to QUALCOMM's stockholders as a taxable dividend (the "Distribution"). As a result of the Distribution, and pursuant to a resolution of the QUALCOMM Board of Directors as permitted by the Indenture relating to the Trust Preferred Securities, each holder of a Trust Preferred Security is entitled to receive both QUALCOMM Common Stock and Leap Common Stock at a rate of 0.6882 and 0.17205 shares, respectively, upon the future conversion of such Trust Preferred Security. The Common Stock offered hereby is to be issued upon future conversion of such Trust Preferred Securities (the "Offering"). No additional consideration will be received by Leap for the shares of Leap Common Stock issued in connection with the conversion of the Trust Preferred Securities. The Leap Common Stock and the attached Rights have been approved for listing on the Nasdaq National Market under the symbol "LWIN."

                            ------------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" COMMENCING ON PAGE 11.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                                           , 1998

     This prospectus includes trademarks of Leap Wireless International, Inc. as well as trademarks of companies other than Leap Wireless.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Combined Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

     This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and includes this statement for purposes of such safe harbor provisions. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans to," "estimates," "projects" or similar expressions. The ability of the Company to predict results or the actual effect of future plans or strategies is inherently uncertain. Important factors which may cause actual results to differ materially from the forward-looking statements contained herein or in other public statements by the Company are described in the section entitled "Risk Factors."

                                  THE COMPANY

     Leap Wireless International, Inc. ("Leap" or the "Company") manages, supports, operates and otherwise participates in CDMA-based wireless telecommunications businesses and ventures located in emerging international markets and the United States. Outside of the United States, the Company is currently operating, managing, supporting or participating in the development of CDMA-based wireless telecommunications systems in Mexico, Russia, Chile and Australia. Most of these systems are in an early stage of development, and the Company expects commercial launch of these systems at various times during 1998 and 1999. The Company is also pursuing opportunities to provide, manage, support, operate and invest in additional wireless telecommunications systems in other targeted United States and international markets offering high growth potential.

     Leap was formed in June 1998 by QUALCOMM, a leading provider of digital wireless communications equipment, technologies and services. QUALCOMM continues to serve as a major supplier of CDMA subscriber and infrastructure equipment for the Company's wireless telecommunications businesses, and the Company expects that QUALCOMM will be a major CDMA subscriber and infrastructure equipment supplier for future wireless telecommunications businesses which the Company manages, operates and supports or in which the Company otherwise participates.

     Following the Distribution, QUALCOMM will continue to be a supplier of CDMA equipment and is expected to provide significant vendor financing to Leap's wireless telecommunications businesses and ventures. These ongoing relationships could place QUALCOMM in a position in conflict with Leap with respect to Leap's businesses and ventures. In addition, QUALCOMM and Leap are parties to a number of agreements, including but not limited to, a Separation and Distribution Agreement, a Credit Agreement and a Master Agreement Regarding Equipment Procurement. Such agreements contain restrictions on Leap's ability to invest in other joint ventures.

     Leap owns certain joint venture and equity interests (held directly by Leap or indirectly by companies controlled by Leap) formerly held by QUALCOMM in Pegaso Telecomunicaciones S.A. de C.V. (Mexico), Metrosvyaz Limited (Russia), Orrengrove Investments Limited (Russia), ChileSat Telefonia Personal, S.A. (Chile), Chase Telecommunications, Inc. (U.S.) and OzPhone Pty. Ltd. (Australia) (collectively, the "Leap Operating Companies"). In addition, Leap intends to pursue opportunities to provide, manage, support or invest in additional terrestrial-based wireless telecommunications systems in other targeted United States and international markets offering high growth potential. QUALCOMM and Leap have also agreed that, if certain events occur within eighteen months after the Distribution, certain assets and liabilities related to Telesystems of Ukraine ("TOU"), QUALCOMM's operating company in Ukraine, will be transferred to Leap. There can be no assurance that such events will occur or that legal impediments to transfer will be removed, or that

QUALCOMM's interest in TOU will be so transferred. See "Business -- Potential Acquisition of Ukraine Operating Company."

     The Company's wireless telecommunications systems are based on Code Division Multiple Access ("CDMA") technology, a proprietary integrated software and hardware system invented by QUALCOMM and used for digitally transmitting telecommunications signals in a wireless network. CDMA offers a number of advantages over analog and other digital technologies, including increased call capacity, higher quality voice and data transmission, fewer dropped calls, enhanced privacy, lower power requirements and lower system costs. For purposes of this Prospectus, "cdmaOne" shall mean those fixed or mobile wireless telecommunications systems based on or derived from QUALCOMM's CDMA technology which (i) have been adopted as an industry standard by the Telecommunications Industry Association ("TIA") or other recognized international standards bodies, and the adoption of such standard has been voted in favor of by QUALCOMM ("QUALCOMM Approved Standards"), (ii) are compatible with or employ the same physical layer as QUALCOMM Approved Standards ("QUALCOMM Approved Systems"), or
(iii) are compatible with the infrastructure and subscriber equipment manufactured and sold by QUALCOMM. CdmaOne currently includes, by way of example and not of limitation, the TIA's IS-95 digital cellular standard and ANSI JSTD-008 digital PCS standard. If a terrestrial-based wireless telecommunications system is considered a cdmaOne system in one country, QUALCOMM and Leap agree that it would be considered a cdmaOne system in any other country, irrespective of whether or not such system has been adopted (or approved by QUALCOMM) as a standard in such other country. CdmaOne systems have been widely adopted throughout the world, having been commercially deployed or under development in approximately 30 countries with over ten million commercial subscribers worldwide, as of March 31, 1998.

     The Company's senior management has many years experience in the wireless telecommunications industry. A number of the Company's senior management members have been members of QUALCOMM's senior management and joined the Company from QUALCOMM in connection with the formation of the Company, including Harvey P. White, formerly Vice Chairman of the Board of QUALCOMM and the Company's President, Chief Executive Officer and Chairman of the Board; Thomas J. Bernard, who was a Senior Vice President of QUALCOMM, who is the Company's Executive Vice President; and James E. Hoffmann, formerly Vice President, Legal Counsel of QUALCOMM, who is the Company's Senior Vice President and General Counsel. Leap believes its continuing relationship with QUALCOMM and the other participants in its operating companies, the experience and expertise of its management team, and the quality of CDMA and other products and services to be offered by Leap's operating entities, among other factors, will position Leap to become a significant provider of wireless telecommunications services worldwide.

     The Company operates, manages, supports and participates in its wireless telecommunications businesses primarily through joint ventures and strategic alliances with third parties. The Company intends to provide substantial management and operational support to its wireless telecommunications businesses, consistent with applicable laws, contractual arrangements and other requirements, in the areas of system design and planning, design and development of marketing plans, distribution systems, billing systems and customer support plans, system launch and roll-out execution and virtually all other operational functions. The Company intends to provide these services using its own employees as well as through consultants with substantial experience in the telecommunications industry. The Company intends to continue to focus on providing such management and operational support in its future wireless telecommunications business opportunities.

     The Company does not have any operating history as an independent company and it and each of its wireless telecommunications businesses and ventures are at an early stage of development. To date, the Company has generated no revenue from such businesses and ventures, which are expected to incur substantial losses for the foreseeable future and are subject to substantial risks. The businesses and ventures transferred to the Company in the Distribution (the "Leap Business") have generated net losses since inception, and Leap will be required to recognize a share of the start-up operating losses of such businesses and ventures as a result of the Company's ownership interests therein. The Company's ability to generate revenues will be dependent on a number of factors, including the future operations and profitability of the Company's wireless telecommunications businesses and ventures.

     The Company expects to have significant future capital requirements relating to funding commitments to its wireless telecommunications businesses and ventures and other general working capital needs. The Company expects to obtain much of its required near-term financing through borrowings under the Credit Agreement provided by QUALCOMM. As a result of its capital requirements, including borrowings under the Credit Agreement, the Company expects that it will be highly leveraged within twelve months after the Distribution.

     Leap's executive offices are located at 10307 Pacific Center Court, San Diego, CA 92121. Its telephone number is (877) 977-5327.

                                  RISK FACTORS

     Ownership of the Leap Common Stock involves a high degree of investment risk. The risk factors set forth below, more fully described in "Risk Factors," should be considered carefully with the other risks described in "Risk Factors" and elsewhere in this Prospectus in evaluating the ownership of the Leap Common Stock. See "Risk Factors."

     - Leap is a newly formed company and does not have any operating history as an independent company.

     - The Company's ability to generate revenues will be dependent on a number of factors, including the future operations and profitability of the Company's wireless telecommunications businesses and ventures.

     - The Company expects to have significant future capital requirements, and there can be no assurance that such required funding will be available on favorable terms or at all.

     - The Company expects that it will be highly leveraged within twelve months after the Distribution.

     - The Company's joint ventures have generated net losses since inception, and the Company will be required to recognize a share of the start-up operating losses of its wireless telecommunications businesses and ventures, which are likely to be substantial.

     - The Company will be subject to a number of international risks as a result of its international business operations. Certain of the countries in which the Company's joint ventures are doing business, including Russia and Mexico, are experiencing volatile financial and currency markets.

     - QUALCOMM's ongoing relationships with the Company's wireless telecommunications businesses and ventures could place QUALCOMM in a position in conflict with Leap. In addition, QUALCOMM and Leap are parties to a number of ongoing agreements which contain restrictions on Leap's ability to invest in other joint ventures.

     - There can be no assurance that the Company and its wireless telecommunications businesses and ventures will be able to acquire and maintain required telecommunications operating licenses.

     - The Company and its wireless telecommunications businesses and ventures will face significant construction and system performance risks.

     - The Company will be a participant in a number of joint ventures and may have limited ability to withdraw funds from or exercise management control over such ventures.

     - There can be no assurance that the Company's business activities will not ultimately subject the Company to the registration requirements of the Investment Company Act of 1940.

     - The Company faces intense competition in the wireless telecommunications industry.

     - The Company will be dependent upon industry acceptance and adoption of cdmaOne.

     - The Company and its wireless telecommunications businesses and ventures are subject to substantial governmental regulation both domestically and abroad.

     - The Company's success will be significantly dependent upon the contributions of a number of its key personnel, including Harvey P. White, Chairman of the Board, President and Chief Executive Officer, Thomas J. Bernard, Executive Vice President, and James E. Hoffmann, Senior Vice President and General Counsel.

      RELATIONSHIP BETWEEN QUALCOMM AND THE COMPANY

     Following the Distribution, QUALCOMM and Leap will be operated as independent publicly traded companies, with no common officers or directors. QUALCOMM and Leap will, however, continue to have a relationship as a result of the following agreements between QUALCOMM and Leap:

     Separation and Distribution Agreement. Pursuant to the Separation and Distribution Agreement, QUALCOMM agreed to transfer the Leap Business to Leap. QUALCOMM also agreed to contribute to Leap the following: (i) $10 million in cash; (ii) certain indebtedness of certain of the operating companies in the amount of approximately $113 million owed to QUALCOMM, approximately $30.8 million of which is indebtedness under certain convertible notes; (iii) QUALCOMM's rights under agreements to the extent relating solely to the Leap Business (such as registration rights and other similar rights as a holder of equity interests in the Leap Operating Companies); and (iv) miscellaneous assets. No intellectual property was transferred to Leap in connection with the separation of the companies (the "Separation"), and QUALCOMM retained all rights not expressly transferred with respect to any and all agreements with the Leap Operating Companies.

     In connection with such transfer of assets and rights by QUALCOMM, Leap issued to QUALCOMM a warrant to purchase 5,500,000 shares of Leap Common Stock (the "Warrant"), exercisable during the 10 years following the Distribution. In addition, Leap assumed certain liabilities of QUALCOMM, including without limitation (i) significant funding obligations with respect to the Leap Operating Companies expected to total at the time of the Distribution approximately $73.8 million, including $4.2 million which will be indebtedness of Chilesat Telefonia Personal convertible into equity on certain terms and conditions; (ii) QUALCOMM's obligations to manage operations of the Leap Operating Companies; and (iii) certain accrued liabilities with respect to Leap's employees in the amount of approximately $2 million.

     Under the Separation and Distribution Agreement, QUALCOMM and Leap have agreed that, if certain events occur within eighteen months after the Distribution, certain assets and liabilities related to Telesystems of Ukraine ("TOU") will be transferred to Leap. The Separation and Distribution Agreement also provided that, subject to the terms and conditions thereof, QUALCOMM and the Company will take all reasonable steps necessary to effect the Distribution.

     Leap also agreed in the Separation and Distribution Agreement that, until January 1, 2004, it will deploy, subject to certain specified limited exceptions, only wireless terrestrial systems using cdmaOne. In addition, the Company agreed that, until January 1, 2004, it will, subject to certain specified limited exceptions, invest only in companies using cdmaOne systems, in connection with terrestrial wireless activities. Pursuant to the Separation and Distribution Agreement and subject to certain exceptions, QUALCOMM has a non-exclusive, royalty-free license to any patent rights developed by Leap or any of Leap's affiliates. In addition, pursuant to the Separation and Distribution Agreement, the Company granted to QUALCOMM a right of first refusal for a period of three (3) years with respect to proposed transfers by Leap of interests in joint ventures and equity interests included in the Leap Business at the time of the Distribution, subject to pre-existing rights of other investors. Leap further agreed to take an active role in the management of companies with which it has joint venture or equity interests, consistent with its own business needs and applicable laws, contractual arrangements and other requirements. Finally, the agreement provides, with certain limited exceptions, that for a period of three (3) years following the Distribution neither party will solicit or hire employees of the other.

     Credit Facility. The Company has entered into a secured credit facility with QUALCOMM (the "Credit Facility"). The Credit Facility consists of two sub-facilities. The first sub-facility (the "Working Capital Facility") will enable Leap to borrow up to $35.2 million from QUALCOMM, subject to the terms thereof. The proceeds from the Working Capital Facility may be used by Leap solely to meet the normal working capital and operating expenses of Leap, including salaries and overhead, but excluding, among other things, strategic capital investments in wireless operators, substantial acquisitions of capital equipment, and/or the acquisition of telecommunications licenses. The other sub-facility (the "Investment Capital Facility") will enable Leap to borrow up to $229.8 million from QUALCOMM, subject to the terms thereof. The proceeds from the Investment Capital Facility may be used by Leap solely to make certain identified portfolio investments.

     Amounts borrowed under the Credit Facility will be due and payable approximately eight years following the Distribution Date. QUALCOMM will have a first priority security interest in, subject to some exceptions, substantially all of the assets of Leap for so long as any amounts are outstanding under the Credit Facility. Amounts borrowed under the Credit Facility will bear interest at a variable rate equal to LIBOR plus 5.25% per annum. Interest shall be payable quarterly beginning September 30, 2001; and prior to such time, accrued interest shall be added to the principal amount outstanding.

     Master Agreement Regarding Equipment Procurement. The Master Agreement Regarding Equipment Procurement (the "Equipment Agreement") sets forth certain obligations of Leap and QUALCOMM with respect to the purchase and sale of certain terrestrial-based cdmaOne infrastructure and subscriber equipment. Pursuant to the Equipment Agreement, Leap agreed that: (i) Leap will purchase from QUALCOMM not less than 50% of Leap's direct requirements for infrastructure and subscriber equipment during the five-year period following the first such purchase; (ii) with respect to each direct or indirect investment by Leap which is made at any time prior to the fourth anniversary of the Distribution Date in a wireless telecommunication operating entity operating in the United States in which Leap has not previously invested (a "U.S. Operator"), Leap shall cause each such U.S. Operator, as a condition of and prior to making such investment, to enter into an equipment requirements agreement with QUALCOMM which shall require such U.S. Operator to purchase from QUALCOMM not less than 50% of its requirements for infrastructure and subscriber equipment during a five year period commencing on the date of such investment; and (iii) with respect to each direct or indirect investment by Leap in a U.S. Operator which is made after the fourth anniversary of the Distribution Date, Leap shall exercise its commercially reasonable efforts to cause the U.S. Operator, as a condition of making such investment, to provide QUALCOMM with a reasonable opportunity to bid on such U.S. Operator's requirements for infrastructure and subscriber equipment, and encourage such U.S. Operator to acquire such equipment from QUALCOMM. Such obligations shall be imposed upon Leap for such infrastructure and subscriber equipment so long as QUALCOMM's bid for such (i) infrastructure equipment and related services, or (ii) subscriber equipment, as applicable, is not greater than 110% of the lowest competing bid that Leap designates that Leap is willing to accept, taking into account all reasonably quantifiable and/or objective factors associated with the sale and financing of wireless telecommunications equipment and related services; provided, however, that once QUALCOMM has been awarded contracts for an aggregate $250 million of infrastructure equipment and related services, or subscriber equipment, as applicable (calculated separately), the 110% criterion shall be lowered to 100% for subsequent purchases of such equipment as the volume for such category of purchases exceeds the $250 million threshold.

     Further, until the earlier to occur of (i) the fourth anniversary of the Distribution Date and (ii) the date on which Leap has received an aggregate $60 million of debt or equity financing (by parties other than QUALCOMM and excluding the proceeds from the exercise of Leap stock options), Leap shall cause each wireless telecommunication operating entity operating outside the United States in which Leap has not previously invested (a "Non-U.S. Operator"), as a condition of and prior to making such new direct or indirect investment, to enter into an equipment requirements agreement with QUALCOMM which shall provide that the Non-U.S. Operator shall purchase from QUALCOMM not less than 50% of such Non-U.S. Operator's requirements for infrastructure and subscriber equipment during the five year period commencing on the date of such investment. With respect to any Non-U.S. Operators in which Leap makes a direct or indirect investment following the above-described applicable period, Leap shall use commercially reasonable efforts to cause such Non-U.S. Operator, as a condition of making such investment, to provide QUALCOMM with a reasonable opportunity to bid on such Non-U.S. Operator's infrastructure and subscriber equipment, and encourage such Non-U.S. Operator to acquire such equipment from QUALCOMM. The obligations of all such Non-U.S. Operators shall be subject to QUALCOMM providing competitive prices, taking into account all reasonably quantifiable and/or objective factors associated with the sale and financing of wireless telecommunications equipment and related services. Certain additional terms limit the respective obligations of the parties to perform under specified circumstances. All such obligations with respect to equipment purchases shall expire on the date nine years following the Distribution.

     QUALCOMM's right to supply infrastructure and subscriber equipment constitutes a right of first refusal in favor of QUALCOMM. To the extent Leap (or any subject U.S. Operator or Non-U.S. Operator) attempts to procure infrastructure equipment and subscriber equipment on a "bundled" basis (that is, the prospective buyer is seeking to enter into a contract for the purchase of infrastructure equipment and subscriber equipment from the same vendor on a concurrent basis), then under certain prescribed circumstances QUALCOMM shall be entitled to respond separately to each portion of the proposed "bundled" procurement. To the extent Leap does not attempt to procure, in any instance, such equipment on a competitive basis from multiple prospective vendors, but instead elects to negotiate exclusively with QUALCOMM to supply such equipment, then QUALCOMM agrees to offer and sell such equipment to Leap on a "most favored pricing" basis.

     Interim Services Agreement. The Interim Services Agreement (the "Interim Services Agreement"), governs the provision by QUALCOMM to the Company, on an interim basis, of certain services (which may include voice telecommunications and data transmission, accounting, financial management, tax, payroll, stockholder and public relations, legal, human resources administration, procurement, real estate management and other administrative functions), each as mutually agreed to and on the terms set forth therein. The Company agreed to pay QUALCOMM the hourly rate of the QUALCOMM employees performing such services, plus associated general and administrative overhead (which shall be deemed to equal an additional 150% of the hourly rate of the employees) and all out-of-pocket costs and expenses. These interim services are not expected to extend beyond one year following the Distribution Date.

     Employee Benefits Agreement. Pursuant to the Employee Benefits Agreement, the Company assumed and agreed to pay, perform, fulfill and discharge, in accordance with their respective terms, all liabilities to, or relating to, former employees of QUALCOMM or its affiliates who will be employed by the Company. In addition, Leap agreed to grant options to purchase shares of Leap Common Stock to certain holders of options to purchase shares of QUALCOMM Common Stock.

     Tax Agreement. The Tax Agreement generally requires QUALCOMM to pay, and indemnify Leap against, all United States federal, state, local and foreign taxes relating to the businesses conducted by QUALCOMM or its subsidiaries for any taxable period, other than the following taxes which will be paid by Leap and against which Leap will indemnify QUALCOMM: (i) all United States federal, state, local and foreign taxes relating to Leap and its U.S. subsidiaries for periods after the Distribution; (ii) all United States federal, state, local and foreign taxes relating to Leap's non-U.S. subsidiaries or any predecessor or successor thereof for all periods before and after the Distribution (other than with respect to certain restructuring transactions incident to the Distribution); and (iii) all United States federal, state, local and foreign taxes arising out of certain actions taken by, or in respect of, Leap or any of its subsidiaries that cause adverse tax consequences to QUALCOMM, Leap or their respective subsidiaries with respect to the Distribution or the transactions related thereto; provided, however, that under certain limited circumstances Leap's indemnification obligation described in this subparagraph (iii) may be reduced.

     Conversion Agreement. Pursuant to the Conversion Agreement, the Company agreed to issue the shares of Leap Common Stock offered hereby to holders of QUALCOMM's Trust Convertible Preferred Securities upon the conversion of such securities and to, at all times, have reserved and keep available, solely for issuance and delivery upon such conversion, all Leap Common Stock issuable from time to time upon such conversion.

     QUALCOMM's relationships as equipment vendor to Leap and the Leap Operating Companies and as lender under the Credit Facility will give QUALCOMM significant influence over Leap and will create certain conflicts with Leap. In addition, QUALCOMM is not restricted from competing with the Company or the Leap Operating Companies or pursuing directly wireless telecommunications businesses or interests which would also be attractive to Leap. See "Risk Factors -- Potential Conflicts with QUALCOMM," and "Relationship Between QUALCOMM and the Company After the Distribution."

                                  THE OFFERING

Common Stock offered by the Company(1)......................  2,271,060 shares
Use of proceeds.............................................  In connection with the Distribu-
                                                              tion, the Company agreed to
                                                              issue the shares offered hereby
                                                              to the holders of Trust
                                                              Preferred Securities upon
                                                              conversion thereof. The Company
                                                              will not receive any additional
                                                              consideration upon issuances of
                                                              the Common Stock offered hereby.
Nasdaq National Market symbol...............................  LWIN

---------------
(1) Issuable upon the future conversion of the Trust Preferred Securities.

            SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables set forth summary historical combined statement of operations data and combined balance sheet data and corresponding pro forma data for the Company, a development stage company. The historical combined financial data for the nine months ended May 31, 1998 and 1997 and years ended August 31, 1997 and 1996 and for the period from September 1, 1995 (inception) to May 31, 1998 are derived from the unaudited Condensed Combined Financial Statements and the audited Combined Financial Statements of the Company, respectively, which are included elsewhere in this Prospectus. The historical combined financial data relate to the Leap Business as it was operated as part of QUALCOMM, and such data do not reflect significant business activities since the date of the periods indicated.

     The pro forma financial data were derived from the "Pro Forma Financial Statements" that give pro forma effect to the Distribution. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma statement of operations data for the nine months ended May 31, 1998 and the year ended August 31, 1997 give effect to the Distribution as if it had occurred as of September 1, 1996. The pro forma balance sheet data give effect to the Distribution as if it had occurred as of May 31, 1998. The pro forma financial data do not purport to represent what the financial position or results of operations of the Company would actually have been had the Distribution in fact occurred on the assumed dates or to project the financial position or results of operations of the Company for any future period or date. These tables should be read in conjunction with "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited "Condensed Combined Financial Statements and the Combined Financial Statements" included elsewhere herein.

       SUMMARY COMBINED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             PRO FORMA
                               FOR THE PERIOD FROM   NINE MONTHS ENDED      YEARS ENDED     NINE MONTHS   PRO FORMA
                                SEPTEMBER 1, 1995         MAY 31,           AUGUST 31,         ENDED      YEAR ENDED
                                 (INCEPTION) TO      ------------------   ---------------     MAY 31,     AUGUST 31,
                                  MAY 31, 1998         1998      1997      1997     1996       1998          1997
                               -------------------   --------   -------   -------   -----   -----------   ----------
STATEMENT OF OPERATIONS
  DATA(1):
Equity in net (losses)
  earnings of wireless
  operating companies(1)......      $ (1,328)        $ (1,535)  $  (139)  $   207   $  --    $ (3,042)     $(1,247)
General and administrative
  expenses....................       (17,945)         (16,188)     (994)   (1,361)   (396)    (16,188)      (1,361)
                                    --------         --------   -------   -------   -----    --------      -------
Loss before income taxes......       (19,273)         (17,723)   (1,133)   (1,154)   (396)    (19,230)      (2,608)
Income tax expense............            --               --        --        --      --          --           --
                                    --------         --------   -------   -------   -----    --------      -------
    Net loss..................      $(19,273)        $(17,723)  $(1,133)  $(1,154)  $(396)   $(19,230)     $(2,608)
                                    ========         ========   =======   =======   =====    ========      =======
Unaudited pro forma basic and
  diluted net loss per common
  share(2)....................                       $  (1.00)            $ (0.07)           $  (1.09)     $ (0.15)
                                                     ========             =======            ========      =======
Shares used in computing
  unaudited pro forma basic
  and diluted net loss per
  common share................                         17,648              17,648              17,648       17,648
BALANCE SHEET DATA(1)(3):
Cash (at end of period).......                       $     --             $    --   $  --    $ 10,000
Working capital (deficit).....                         (2,897)               (279)   (111)      8,053
Total assets..................                         57,777              46,267      --     279,389
Stockholders' equity..........                         54,880              45,988    (111)    260,492

---------------
(1) As of and for the periods ended May 31, 1998 and 1997 and August 31, 1997 and 1996, and for the period from September 1, 1995 (inception) to May 31, 1998, the Company's combined historical financial data reflect the Company's equity activity from its investment in Chilesat Telefonia Personal, S.A. The pro forma statement of operations data for the periods ended May 31, 1998 and August 31, 1997 reflect the

    Company's equity activity from its investment in Chilesat Telefonia Personal, S.A. The pro forma balance sheet data at May 31, 1998 reflects investments in ChileSat Telefonia Personal, S.A. and Chase Telecommunications, Inc. and additional investments, to be contributed by QUALCOMM, in Pegaso Telecomunicaciones, S.A. de C.V., QUALCOMM Telecommunications Ltd., and OzPhone Pty. Ltd. The Company accounts for its investment in Chase Telecommunications, Inc. using the cost basis method of accounting.

(2) The Company had no common shares outstanding during the first nine months of fiscal 1998 or during fiscal 1997. The pro forma net loss was calculated by dividing the net loss for each period by the 17,647,684 shares of common stock of the Company issued upon the Distribution. See Note 1 of Combined Financial Statements.

(3) Pro forma balance sheet data give effect to (a) the net assets to be contributed to the Company by QUALCOMM and (b) the distribution of Leap Common Stock to QUALCOMM stockholders.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section, as well as those discussed elsewhere in this Prospectus.

OPERATING HISTORY

     The Company was formed as a stand-alone corporation in June 1998 for the purpose of effecting the Distribution. The Company does not have any operating history as an independent company and it and each of the Leap Operating Companies are at an early stage of development. As such, the Company is subject to the risks inherent in the establishment of a new business enterprise and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets and companies experiencing rapid growth.

UNCERTAINTY OF FUTURE PROFITABILITY

     To date, the Company has generated no revenue from its ownership interests in or management roles with the Leap Operating Companies. The Company's ability to generate revenues will be dependent on a number of factors, including the future operations and profitability of the Leap Operating Companies. The Leap Operating Companies are expected to incur substantial losses for the foreseeable future and are subject to substantial risks. The Company will be required to recognize a share of these companies' start-up operating losses as a result of the Company's ownership interests in the Leap Operating Companies. The industry in which the Leap Operating Companies operate is highly competitive and is subject to a number of significant project, market, political, credit and exchange risks, among others. The Company, QUALCOMM and others will be required to provide substantial funding to these entities to finance completion of their wireless operating systems. The build-out of the Leap Operating Companies' wireless systems may take a number of years to complete. There can be no assurance that any of the Leap Operating Companies or any other companies in which the Company may acquire a joint venture or equity interest will be able to obtain sufficient financing to build-out their systems, meet their payment obligations to the Company or others, including the Federal Communications Commission ("FCC") and other regulatory agencies, or become profitable. The failure of these companies to build-out their systems, meet their payment obligations or become profitable would adversely affect the value of the Company's assets and its future profitability. Further, the above factors could also adversely affect the value of the Leap Common Stock in the public market. The time required for the Company to reach or sustain profitability is highly uncertain, and there can be no assurance that the Company will be able to achieve or maintain profitability. Moreover, if profitability is achieved, the level of such profitability cannot be predicted and may vary significantly from quarter to quarter.

ADDITIONAL CAPITAL NEEDS

     The Company expects to have significant future capital requirements relating (i) to funding commitments to the Leap Operating Companies and other operating companies in which the Company may acquire joint venture or equity interests and (ii) to general working capital needs and other cash requirements. The magnitude of these capital requirements will depend on a number of factors, including the specific capital needs of the Leap Operating Companies, additional capital needed to acquire or maintain other joint venture or equity interests or to pursue other telecommunications opportunities, competing technological and market developments and changes in existing and future relationships. The capital markets in the United States and worldwide are currently experiencing severe volatility and uncertainty. There can be no assurance that such markets will improve or that the Company will be able to access such markets or raise additional capital on favorable terms or at all. Failure to satisfy such capital requirements would have a material adverse effect on the Company's business, results of operations, liquidity and financial position and could also adversely affect the value of the Leap Common Stock in the public market.

SUBSTANTIAL LEVERAGE

     The Company expects to obtain much of its required near term financing through borrowings under the Credit Facility provided by QUALCOMM. The Company expects, however, that it will use substantially all of its available cash as of the Distribution Date and will need to draw down the entire $35.2 million borrowing limit under the Working Capital Facility and the entire $229.8 million borrowing limit under the Investment Capital Facility by the end of fiscal 1999. The Credit Facility bears a variable interest rate, which exposes the Company to interest rate risk. The Company has no other available sources of working capital or financing as of the Distribution Date for the period subsequent to fiscal 1999. There can be no assurance that the Company will be able to obtain such additional required financing on favorable terms or at all. The terms of the Credit Facility, including the security interest in favor of QUALCOMM and other restrictive covenants, may significantly limit or prevent the Company's ability to obtain additional debt financing. If additional funds are raised through equity financings, dilution to the Company's existing stockholders would result. To the extent that such additional financing is raised by the sale or other transfer of any of the Company's equity interests in the Leap Operating Companies, the Companies' percentage ownership in the Leap Operating Companies will be diluted or the Company may relinquish certain operating control over the Leap Operating Companies. If adequate additional financing is not available, the Company may be forced to default on its funding obligations to the Leap Operating Companies, significantly modify its business plan and, in the case of failure to obtain working capital financing, cease some or all of its operations. Accordingly, the failure to obtain adequate additional financing would have a material adverse effect on the Company's business, results of operations, liquidity and financial position.

     As a result of its capital requirements, including expected borrowings under the Credit Facility, the Company expects that it will be highly leveraged within twelve months after the Distribution. The degree to which the Company is leveraged could have important consequences, including: (i) the Company's ability to obtain additional financing in the future may be impaired; (ii) a substantial portion of the Company's future cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for operations; (iii) the Company may be hindered in its ability to adjust rapidly to changing market conditions; (iv) the Company's substantial degree of leverage may make it more vulnerable in the event of a downturn in general economic conditions or in its business; and (v) the Company's substantial degree of leverage could impair stockholders' investment in the Company since the Company's debt holders would have priority with respect to the Company's assets in the event of a liquidation. There can be no assurance that the Company's future cash flows will be sufficient to meet the Company's debt service requirements or that the Company will be able to refinance any of its indebtedness at maturity.

     The Leap Operating Companies have used or intend to use various sources of financing for their respective funding. Although each of them has received equity infusions, many are or will be highly leveraged. The ability of the Leap Operating Companies to meet debt covenants will be dependent upon their future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond their control. The ability of the Leap Operating Companies to obtain future financings on acceptable terms will be limited by their leverage and cash flows. In addition, the Leap Operating Companies will be substantially funded through equipment financing arrangements from vendors. See "-- Potential Conflicts with QUALCOMM." Such equipment financings will be contingent upon meeting planned levels of performance, and should any Leap Operating Company fail to meet such performance requirements, the related equipment financing could be materially restricted or terminated.

PROJECTED LOSSES

     The Company experienced net losses for the nine months ended May 31, 1998 and for the years ended August 31, 1997 and 1996 of approximately $17.7 million, $1.2 million and $400,000, respectively. Following the Distribution, the Company will be responsible for the additional costs associated with being an independent public company, including costs related to corporate governance, listed and registered securities and investor relations issues. Also, following the Distribution, according to applicable accounting rules, the Company will be required to recognize a share of the Leap Operating Companies' operating losses, which are likely to be substantial. Further, the principal Leap Operating Companies are in the early stages of developing and deploying their respective telecommunications systems, which require significant expenditures, a substantial portion of which are incurred before corresponding revenues are generated, and many of which will in turn be borne by the Company. In addition, the degree to which the Company and its operating companies are expected to be leveraged will lead to significant interest expense and principal repayment obligations with respect to outstanding indebtedness. The Company therefore expects to incur significant expenses in advance of generating revenues, and as a result to incur substantial additional losses in the foreseeable future. There can be no assurance that the Company or any of the Leap Operating Companies will achieve or sustain profitability in the near term or at all. Failure to achieve profitability could have an adverse effect on the market value of the Leap Common Stock.

INTERNATIONAL RISKS

     The Company is subject to numerous risks as a result of its international activities. The Leap Operating Companies are dependent, in large part, on the economies of the markets in which they have operations. Those markets and other markets in which the Company may operate are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in currency exchange rates, consumer prices, employment levels and gross domestic product. The Company and the Leap Operating Companies are exposed to market risk from changes in foreign currency exchange rates and interest rates, and are subject to other currency, economic and political risks, which could impact their results of operations and financial condition. Moreover, applicable agreements relating to the Company's interests in the Leap Operating Companies are frequently governed by foreign law and are subject to dispute resolution in the courts of, or through arbitration proceedings in, the country or region in which each such Leap Operating Company is located or another jurisdiction agreed upon by the parties. Agreements between Leap and/or the Leap Operating Companies and other parties relating to the development, construction or operation of wireless operating systems in international markets may be abandoned or breached by such other parties or may be difficult to enforce in such markets due to political and market instability, the limited development of the judicial systems in such markets and other factors affecting such markets. Further, public awareness of the risks associated with international operations may increase the volatility of the market price of Leap Common Stock. This potential volatility has been evidenced recently by stock market fluctuations attributed to recent developments in Russia, Latin America, Asia and other emerging markets. The risks and volatility associated with the Company's markets may adversely impact the ability of the Company and the Leap Operating Companies to raise capital.

     The value of the Company's interest in a Leap Operating Company is partially a function of the currency exchange rate between the U.S. dollar and the applicable local currency. Exchange rates for currencies of the countries in which the Company's Leap Operating Companies do business may fluctuate in relation to the U.S. dollar, and such fluctuations may have a material adverse effect on the Company's earnings or assets, or on the likelihood of repayment of certain obligations to the Company.

     A significant part of the Company's strategy involves its planned activities in a number of developing nations. Various challenges and risks are attendant to doing business in certain of these countries, including, among other things, high real estate prices and a shortage of skilled middle-management employees in addition to risks associated with international business generally. The Company's activities in developing nations are significant to the Company's business and the failure of the Company to effectively implement its strategy in these and other developing nations could have a material adverse effect on the Company's business, results of operations, liquidity and financial position.

     In addition to the general risks associated with the international operations of the Leap Operating Companies, the Company will also be subject to risks specific to the individual countries in which the Leap

Operating Companies are located, including political, regulatory and competitive risks. The following is a summary of such country-specific risks:

  Doing Business in Russia

     The Russian economy recently has experienced severe volatility in both financial and currency markets despite the monetary support and financing provided by the IMF. The Russian Ruble has been allowed to devalue significantly and generally lacks convertibility into other currencies. The Russian government is experiencing extreme political volatility and has defaulted on certain of its obligations to foreign investors and governments. News reports have indicated that a number of Russian banks have become insolvent. The pace of political reform has slowed and the recent dismissal of a significant number of government leaders by the Russian President has contributed to continuing political instability. Such political instability could lead to a return to a state controlled economy, market inefficiencies and hyperinflation. Further, the IMF has indicated that continued support would be conditioned on continued implementation of political reform and the institution of a market based economy, which cannot be assured. This economic and political instability could have a material adverse effect on the value of the Company's businesses and prospects in Russia, including but not limited to nationalization of telecommunications operations. In addition, the regulatory framework and authorities in Russia are relatively recent and, therefore, the enforcement and interpretation of regulations, the assessment of compliance, and the degree of flexibility of regulatory authorities are uncertain. Further, QUALCOMM's CDMA equipment has not yet been approved in Russia for mobility applications. Any or all of these factors could negatively impact the Company's prospects in Russia. Moreover, the Company's Russian operating companies are currently subject to increasing competition from other vendors of telecommunications equipment. There can be no assurance that the Company's Russian operating companies will be able to compete successfully or that new technologies and products that are more commercially effective than the Company's or its operating companies' products and services will not be developed.

  Doing Business in Australia

     The Leap Operating Company in Australia is dependent, in large part, on the economy of that country. The recent economic crisis in Asia has had a negative impact on the growth of the Australian economy which could, in turn, negatively impact the Company's prospects in Australia. There can be no assurances that Australia's economy will not continue to be negatively impacted by the Asian economic crisis or that the Company's operations in Australia will not similarly be affected. In addition, three of the Company's existing competitors in Australia have nationwide operations and have substantially greater financial, technical, marketing, sales and distribution resources than those of the Company. The Company's Australian Operating Company has only regional coverage and the Australian telecommunications market is expected to have new entrants. There can also be no assurance that the Company will be able to obtain additional required financing on favorable terms or at all from significant investors to support its operations in Australia.

  Doing Business in Chile

     The Leap Operating Company in Chile is dependent, in large part, on the economy of that country which historically has been closely tied to fluctuations in the price of certain natural resources. The recent economic crisis in Asia has had a negative impact on certain commodity prices which could, in turn, negatively impact the Company's prospects in Chile. Although Chilean prices and its currency generally have been stable, such stability has required continued intervention by the Chilean government. In addition, although the Company's Chilean operating company is the only vendor in Chile of CDMA technology, a number of the Company's existing competitors in Chile currently have cellular network systems based on alternative technology in place or have entered into teaming arrangements in certain areas of the country. There can be no assurance that the Company's Chilean operating company will be able to compete successfully or that new technologies and products that are more commercially effective than the Company's or its operating company's products and services will not be developed.

  Doing Business in Mexico

     Mexico continues to experience a high rate of inflation, and the country's currency and financial markets continue to be volatile. The impact on the Mexican economy of the recent economic crisis in Asia and the economic slowdown in the U.S. is as yet unclear and there can be no assurances that Mexico's economy will not be negatively impacted by such economic factors or that the Company's operations in Mexico will not similarly be affected. The economy of Mexico historically has also been closely tied to fluctuations in the price of oil and petroleum products and fluctuations in the prices of such products could also negatively impact the Company's prospects as could continuing political tensions in Mexico. Additionally, a number of large American and European companies and large international telecommunications companies, including Motorola, Ericsson, Alcatel, Nortel and Lucent, are actively engaged in manufacturing of telecommunications products and/or programs to develop and commercialize telecommunications services in Mexico. Many of these competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of the Company. There can be no assurance that the Company or its Mexican operating company will be able to compete effectively.

  Doing Business in Ukraine

     Under the Separation and Distribution Agreement, QUALCOMM and Leap have agreed that, if certain events occur within eighteen months after the Distribution, certain assets and liabilities related to TOU will be transferred to Leap. There can be no assurance that such events will occur or that legal impediments to transfer will be removed, or that QUALCOMM's interest in TOU will ever be transferred to Leap.

     In the event QUALCOMM's interest in TOU is transferred to the Company, it will subject the Company to certain risks of doing business in Ukraine. The Ukrainian economy recently experienced a deep recession and is expecting only relatively low growth of 1--2% of GDP during 1998 and 1999. Ukraine also has a very high debt service requirement and had per capita GDP of only $2,853. Politically, Ukraine has been subject to a number of risks and the upcoming parliamentary and presidential elections in 1999 could negatively impact the Company's prospects in that country. In addition, although the Company's Ukrainian operating company is currently the only known vendor in Ukraine of CDMA technology, a number of the Company's existing competitors in Ukraine have planned cellular network systems to compete with the Company's Ukrainian operating company. The Ukrainian operating company also competes against the landline carriers, including government-owned telephone companies. There can be no assurance that the Company's Ukrainian operating company will be able to compete successfully or that new technologies and products that are more commercially effective than the Company's or its operating company's products and services will not be developed.

POTENTIAL CONFLICTS WITH QUALCOMM

     Following the Distribution, Leap now owns QUALCOMM's former joint venture and equity interests in the Leap Operating Companies. QUALCOMM, however, will continue to be a supplier of CDMA equipment and is expected to provide significant vendor financing to those companies. QUALCOMM has retained substantially all of its rights under its equipment supply and vendor finance agreements with such entities, and such entities will continue to rely on QUALCOMM and its equipment and technology. The ability of the Leap Operating Companies to construct and operate their wireless operating systems and their business and future prospects may be substantially dependent upon QUALCOMM's performance under QUALCOMM's agreements with the Leap Operating Companies. Neither Leap nor any of the Leap Operating Companies will be able to exercise any substantial control over QUALCOMM or its management or the performance by QUALCOMM of such agreements. There can be no assurance that QUALCOMM will perform services or other obligations under such agreements in a timely or sufficient manner, or at all. Failure by QUALCOMM to fully perform under such agreements could have a material adverse effect on Leap and/or the Leap Operating Companies. In addition, QUALCOMM's relationship with and economic interest in the Leap Operating Companies could place QUALCOMM in a position in conflict with the Company's with respect to the Leap Operating Companies.

     Following the Distribution, the Company and QUALCOMM will also be subject to several agreements between them. For instance, the Company will initially be dependent upon the Credit Facility with QUALCOMM to meet its needs for capital. The Credit Facility contains a financial covenant and operating covenants, including restrictions on the ability of the Company to incur indebtedness, to merge, consolidate or transfer all or substantially all of its assets, to make certain sales of assets, to create, incur or permit the existence of certain liens and to pay dividends. In addition, the Credit Facility permits uses of funds only for specified purposes, restricts the nature and breadth of the Company's joint venture and equity interests and imposes other restrictions on the Company's business. The Company and QUALCOMM have also entered into the Equipment Agreement, pursuant to which the Company has made certain commitments with respect to its own and its operating companies' purchase of certain CDMA products from QUALCOMM. The relationships with QUALCOMM, including the Equipment Agreement and the Credit Facility, may restrict the Company's ability to invest in other joint ventures. These agreements will allow QUALCOMM to continue to exert significant influence over the Company following the Distribution, and there can be no assurance that the Company and QUALCOMM will not experience disputes or other difficulties with respect to their performance under these agreements. The deterioration of the Company's relationship with QUALCOMM could have an adverse effect on the value of the Leap Common Stock through the public market. See "Relationship Between QUALCOMM and the Company After the Distribution."

AVAILABILITY AND MAINTENANCE OF LICENSES

     The ability of the Company and the Leap Operating Companies to retain and exploit their existing telecommunications licenses, to renew licenses when they expire, and to obtain new licenses in the future, is essential to the Company's operations. The Company believes that the opportunity to acquire new telecommunications licenses may exist only for a limited time and be subject to intense competition. There can be no assurance that in the future existing licenses will not be limited, revoked or otherwise adversely modified, or that renewal of licenses will be granted on terms favorable to the Company or at all, or that the Company or the Leap Operating Companies will be able to secure additional desired licenses.

CONSTRUCTION AND SYSTEM PERFORMANCE RISKS

     The Company and the Leap Operating Companies will typically require substantial construction of new telecommunications networks and additions to existing networks. Construction projects are subject to cost overruns and delays not within the control of the operating company or its subcontractors, such as those caused by acts of governmental entities, financing delays and catastrophic occurrences. Accordingly, there can be no assurance that the Company and the Leap Operating Companies will be able to complete current or future construction projects for the amount budgeted or on a timely basis, which could jeopardize subscriber contracts, franchises or licenses and could have a material adverse effect on the Company and the Leap Operating Companies.

LONG TERM CONTRACTS

     In addition, the Leap Operating Companies and Leap have several significant contracts, including certain network infrastructure contracts with QUALCOMM, that extend over a multi-year period. There can be no assurance that any or all of these contracts can be completed on a timely basis, in accordance with the customer's technical specifications or without significant cost overruns. Certain of these multi-year contracts also contain demanding installation and maintenance requirements, in addition to other performance criteria which, if not satisfied, could subject the operating companies to substantial penalties, lost profits, damages and operating and start-up losses. The Company expects that multi-year contracts its operating companies may enter into in the future may give rise to similar uncertainties.

JOINT VENTURES

     The Company will be a participant in joint venture companies that hold wireless telephone licenses or are seeking such licenses. Many of the partners of the joint venture companies have relatively little experience in managing wireless operating companies. The Company's ability to withdraw funds, including dividends, from its participation in, and to exercise significant management influence over, such joint ventures, is dependent in many cases on receiving the consent of the other participants, over which the Company has no control. Additionally, many of the partners in the joint ventures have invested relatively small amounts of their own funds in such joint ventures. Any material disagreement with respect to the operational strategy and system implementation plans of these joint ventures between the Company and its joint venture partners could have a material adverse effect on the Company. Additionally, the inability of any of the Company's joint venture partners to meet its funding or other obligations with respect to a Leap Operating Company could also have a material adverse effect on the Company, and could force the Company to make additional investments in such Leap Operating Companies.

INVESTMENT COMPANY ACT

     A significant portion of the Company's assets consist of equity and other interests in its operating companies. Significant investments in entities that are not majority owned by the Company could subject the Company to the registration requirements of the Investment Company Act of 1940 (the "Investment Company Act"). The Investment Company Act requires registration of, and imposes substantial restrictions on, certain companies that engage, or propose to engage, primarily in the business of investing, reinvesting, owning, holding, or trading in securities, or that fail certain statistical tests concerning a company's asset composition and sources of income. Primarily because the Company's operating companies will be engaged in telecommunication business operations and because the Company intends to actively participate in the management of its operating companies, consistent with applicable laws, contractual arrangements and other requirements, the Company believes that it is primarily engaged in a business other than investing, reinvesting, owning, holding, or trading in securities. The Company intends to monitor and adjust the nature of its interests in and involvement with operating companies in order to avoid subjecting the Company to the registration requirements of the Investment Company Act. In addition, in order to clarify the Company's status under the Investment Company Act, on September 21, 1998 the Company filed a request for an exemptive order from the Securities and Exchange Commission finding and declaring the Company to be primarily engaged in a business other than investing, reinvesting, owning, holding or trading in securities, either directly, through majority-owned subsidiaries or through controlled companies conducting similar types of businesses. There can be no assurance that the Company's business activities will not ultimately subject the Company to the Investment Company Act, or that the exemptive order will be issued. If the Company were required to register as an investment company under the Investment Company Act, it would become subject to regulations that would have a material adverse impact on its business.

COMPETITION

     There is increasing competition in the wireless telecommunications industry in the United States and throughout the world. There can be no assurance that the Company or its operating companies will be able to compete successfully or that new technologies and products that are more commercially effective than the Company's or its operating companies' products and services will not be developed. In addition, many of the Company's prospective competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of the Company.

     Although the implementation of advanced telecommunications services is in its early stages in many developing countries, the Company believes competition is intensifying as businesses and foreign governments realize the market potential of telecommunications services. Many of the Company's operating companies currently face competition from existing telecommunication providers. A number of large American and European companies and large international telecommunications companies are actively engaged in programs to develop and commercialize telecommunications services in both developing and developed countries. In many cases, the Company also competes against the landline carriers, including government-owned telephone companies. In some cases, the competition is from government-controlled or -supported entities that are, or may in the future be, privatized or otherwise become more efficient and competitive. In addition, the Leap Operating Companies throughout the world may face competition with new technologies and services introduced in the future. Although the Leap Operating Companies intend to employ relatively new technologies, there will be a continuing competitive threat from even newer technologies that may render the technologies employed by such companies obsolete. The Company also expects that the price that the Leap Operating Companies charge for their products and services in certain regions will decline over the next few years as competition intensifies in their markets.

     The U.S. wireless industry is characterized by intense competition between personal communications service ("PCS"), cellular and other wireless service providers. A limited number of the Company's prospective competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications networks that cover most of the United States. In the United States, the Company will compete directly with other wireless providers in each of its markets, a number of whom entered the PCS market earlier than the Company. There can be no assurance that such time-to-market advantage will not have a material adverse effect on the Company's ability to successfully implement its strategy. Some competitors are also expected to market other services, such as cable television access, landline telephone service and Internet access with their wireless telecommunications service offerings. Furthermore, certain competing licensees may partition and disaggregate their competing licenses into smaller service areas, which could provide new entrants with further opportunities to enter the Company's market. The Company also believes that the two incumbent cellular providers in each of the Company's planned United States markets, all of which have infrastructure in place, a customer base and a brand name, and have been operational for five to ten years or more, have upgraded or will upgrade their networks to provide services in competition with the Company. The Company further expects to compete with other telecommunications technologies such as paging, enhanced specialized mobile radio and global satellite networks.

     In addition, following the Distribution, QUALCOMM may choose to pursue new CDMA-based wireless telecommunications businesses and ventures that would also be attractive projects for the Company. QUALCOMM will have no obligation to refer any such project to the Company and may in fact compete with the Company for such projects. Also, QUALCOMM will not be restricted from pursuing wireless telecommunications opportunities that may compete directly with the Company or the Leap Operating Companies. Any such competition or potential competition could result in conflict between the Company and QUALCOMM and adversely affect other relationships between the companies. Moreover, there can be no assurance that the Company would be able to compete effectively with QUALCOMM with respect to these opportunities. Competitive pressures could also suppress the market price of Leap Common Stock, which would adversely affect the Company's stockholders.

     In addition, the Company believes that companies holding equity interests in multiple operating companies throughout the world will be increasingly predominant in the wireless communications industry and expects to experience increasing competition from entities with structures resembling that of Leap.

FOCUS ON CDMAONE

     CDMA is a proprietary integrated software and hardware system invented by QUALCOMM and used for digitally transmitting telecommunications signals in a wireless network. The Company believes CDMA offers a number of advantages over analog and other digital technologies, and plans to operate only cdmaOne networks through the Leap Operating Companies and any future operating companies in which the Company invests. CdmaOne is the original standard for fixed wireless telecommunications systems based on or derived from QUALCOMM's CDMA technology and successor standards that QUALCOMM has adopted.

     The telecommunications industry is subject to rapid and significant changes in technology that could lead to new products and services that compete with those offered by the Leap Operating Companies or lower the cost of competing products and services to the point where the Leap Operating Companies' products and services could become non-competitive, thereby requiring them to reduce their prices or amend their business plans. The effect of technological changes on the Company's businesses cannot be predicted. In particular, there can be no assurance that CDMA will continue to gain acceptance in the wireless telecommunications industry, or that cdmaOne will continue to gain significant market share as opposed to other CDMA-based systems. Also, there can be no assurance that the Leap Operating Companies will not experience technical difficulties in their commercial deployment. A failure by cdmaOne to gain market acceptance, or the emergence of another competing technology superior to cdmaOne, could have a material adverse effect on the Company's business, results of operations, liquidity and financial position.

GOVERNMENT REGULATION

     The construction, operation, sale and interconnection arrangements of wireless telecommunications systems and the grant, maintenance and renewal of applicable licenses in each of the countries outside the United States in which Leap has operations are regulated by governmental authorities in each such country. In some cases, the regulatory authorities also operate or control the operations of the competitors of the operating companies. Changes in the current regulatory environment of these markets or future judicial intervention, or regulations affecting the pricing of the operating companies' services, could have a material adverse effect on the Company. In addition, the regulatory framework and authorities in certain of the countries where the Company operates are relatively recent and, therefore, the enforcement and interpretation of regulations, the assessment of compliance, and the degree of flexibility of regulatory authorities are uncertain. Further, changes in the regulatory framework may limit the ability to add subscribers to developing systems. An operating company's failure to comply with applicable governmental regulations or operating requirements could result in the loss of licenses, penalties and/or fines or otherwise could have a material adverse effect on the Company. For a more detailed description of the regulatory environment in the United States and each of the other countries in which Leap operates, see the "Regulatory Environment" discussion for each of the Leap Operating Companies under "Business."

     The construction, operation, sale and interconnection arrangements of wireless telecommunications systems and the grant, maintenance and renewal of applicable licenses in the United States are regulated to varying degrees by state regulatory agencies, the FCC, the United States Congress and the courts. The Leap Operating Companies doing business in the United States, and Leap, will be required to maintain compliance with all of the requirements for operating wireless operations in the United States and the requirements for entering into reseller agreements with United States operators. Such regulation is continually evolving and there are a number of issues on which regulation has been or in the future may be suggested. The Telecommunications Act of 1996 mandates significant changes in existing regulations of the telecommunications industry to promote competitive development of new service offerings to expand the availability of telecommunications services and to streamline the regulation of the industry. There can be no assurance that the FCC, Congress, the courts or state agencies having jurisdiction over the business of any of the Company's United States operating companies will not adopt or change regulations or take other actions that would adversely affect the Company's financial condition or results of operations. Many of the FCC's rules relating to the businesses of the Company's United States operating companies have not been tested by the courts and are subject to being changed by Congressional action. In addition, FCC licenses are subject to renewal and revocation. There can be no assurance that the licenses of the Company's United States operating companies will be renewed or not be revoked.

DEPENDENCE ON KEY PERSONNEL

     The Company believes its success will be significantly dependent on the contributions of a number of its key personnel, including Harvey P. White, Chairman of the Board, President and Chief Executive Officer, Thomas J. Bernard, Executive Vice President, and James E. Hoffmann, Senior Vice President and General Counsel. The loss of the services of Messrs. White, Bernard or Hoffmann, or other of the Company's key personnel, could have a material adverse effect on the Company. None of the Company's employees is bound by an employment or non-competition agreement, and the Company does not maintain "key person" life insurance on any employee.

SUBSTANTIAL FUTURE DILUTION FROM LEAP SHARE RESERVES

     An aggregate of 17,647,684 shares of Leap Common Stock were issued in the Distribution. The holders of such shares are subject to potential substantial dilution due to the significant number of shares of Leap Common Stock that are reserved for issuance. Collectively, there will be 16,471,060 shares of Leap Common Stock reserved for issuance following the Distribution consisting of the following: 5,500,000 shares for issuance upon exercise of the Warrants to be issued to QUALCOMM; 3,157,260 shares for issuance to its employees, officers, directors and consultants pursuant to Leap's equity incentive plans; 5,542,740 shares for issuance upon exercise of options to purchase Leap Common Stock which will be held as of the Distribution Date by QUALCOMM employees, officers, directors and consultants as a result of option grants to such persons in connection with the Distribution; and 2,271,060 shares for issuance upon conversion of the Trust Preferred Securities. Upon conversion of the Trust Preferred Securities, QUALCOMM will receive benefit in the form of forgiveness of debt, but Leap will receive no such benefit or other consideration. Though the Company does not expect all such shares to be issued, if all such shares were issued, the holders of shares distributed in the Distribution would be substantially diluted and would hold 48.3% of the outstanding Leap Common Stock. See "Description of Company Capital Stock."

NO PRIOR MARKET FOR LEAP COMMON STOCK; VOLATILITY

     There has been no public market for the Leap Common Stock prior to the Distribution. There can be no assurance that an active trading market will develop or be sustained after the Distribution. The price at which shares are initially transferred following the Distribution may not be indicative of the market price for the Leap Common Stock thereafter. The market price for shares of the Leap Common Stock may be volatile depending on a number of factors, including business performance, industry dynamics, news announcements, international factors, or changes in general market conditions, among others.

ANTI-TAKEOVER EFFECTS

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), including provisions classifying the Board of Directors, prohibiting stockholder action by written consent and requiring advance notice for nomination of directors and stockholder proposals, may inhibit changes of control of the Company that are not approved by the Company's Board of Directors. Such Certificate of Incorporation and Bylaw provisions could diminish the opportunities for a stockholder to participate in certain tender offers, including tender offers at prices above the then-current fair market value of the Leap Common Stock, and may also inhibit fluctuations in the market price of the Leap Common Stock that could result from takeover attempts. In addition, the Company's Board of Directors, without further stockholder approval, may issue preferred stock that could have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of preferred stock could also adversely affect the voting power of the holders of Leap Common Stock, including the loss of voting control to others. The Company has no present plans to issue any preferred stock. The provisions of the Certificate of Incorporation and Bylaws may have the effect of discouraging or preventing an acquisition of the Company or a disposition of certain of the Company's businesses.

     The preferred stock purchase rights (the "Rights") attached to each outstanding share of Leap Common Stock may have some anti-takeover affects. The Rights are designed to assure that all of the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of the Company without paying all stockholders a control premium. The Rights will cause substantial dilution to a person or group (other than QUALCOMM with respect to the acquisition of shares of the Company's stock upon exercise of the Warrant) that acquires 15% or more of the Company's stock on terms not approved by the Company's Board of Directors (an "Acquiring Person"), excluding shares of the Company's stock acquired by QUALCOMM upon exercise of the Warrant. The Rights should not interfere with any merger or other business combination approved by the Board of Directors at any time prior to the first date that a person or group has become an Acquiring Person.

PRODUCT LIABILITY

     Testing, manufacturing, marketing and use of the Company's and the Leap Operating Companies' products entail the risk of product liability. An inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the commercialization of the Company's or any Leap Operating Company's products. In addition, a product liability claim or recall could have a material adverse effect on the business, results of operations, liquidity and financial position of the Company.

     News reports have asserted that power levels associated with hand-held wireless telephones may pose certain health risks. The Company is not aware of any study that has concluded that there are any significant health risks from using hand-held wireless telephones. If it were determined that electromagnetic waves carried through the antennas of wireless telephones create a significant health risk, there could be a material adverse effect on the Company's or the Leap Operating Companies' ability to market and sell wireless telephone products. In addition, there may also be certain safety risks associated with the use of hand-held wireless phones while driving which also could have a material adverse effect on the Company's or the Leap Operating Companies' ability to market and sell wireless telephones.

SUBSTANTIAL STOCK SALES

     The Distribution involved the distribution of an aggregate of 17,647,684 shares of Leap Common Stock to the stockholders of QUALCOMM. A substantial portion of such shares are eligible for immediate resale in the public market. The Company is unable to predict whether substantial amounts of Leap Common Stock will be sold in the open market soon after the Distribution. A higher volume of such sales may also occur if stockholders of QUALCOMM Common Stock choose to sell shares of Leap Common Stock in order to pay the additional tax liability created as a result of the Distribution. Any sales of substantial amounts of Leap Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the market price of the Leap Common Stock.

YEAR 2000 ISSUE

     The Year 2000 issue arises from the fact that most computer software programs have been written using two digits rather than four to represent a specific year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     As the Company and the Leap Operating Companies have recently begun their respective businesses, there exists uncertainty as to the impact the Year 2000 issue could have on the Company. The Company does not believe that the Year 2000 issue will significantly impact its administrative and accounting software, which have been acquired recently or will be acquired. The Company generally subjects its vendors to Year 2000 compliance requirements in connection with the Company's acquisitions of software. Also, the Company believes that the Year 2000 issue will not significantly impair the ability of the Leap Operating Companies' wireless communications networks to perform as intended. The Leap Operating Companies are expected to have direct or indirect computerized interfaces to third parties relating to the transmission of telecommunications traffic over local, national and international telecommunications networks. The Leap Operating Companies are vulnerable to the failure of such third parties to adequately address their Year 2000 issues. Such failures, should they occur, could cause significant disruption to the operations of the Leap Operating Companies, including the ability to provide certain services and correctly bill customers, resulting in the potential for revenue loss and increased costs. The Company is not currently aware of any significant third party problems concerning the computerized interfaces, but as the Leap Operating Companies have only recently begun network build-out and commercial activities, they have not yet completed their assessment of the risk associated with third party interfaces and the Year 2000 issue. This overall assessment is expected to continue through December 1998. At that time, the concurrently developed remediation plan will begin, with an expected completion date of July 1, 1999. The Company is in the process of developing a risk profile to evaluate all third parties in regard to their capability to become compliant with Year 2000.

     As of the date hereof, the Company has not incurred any material costs in support of the Year 2000 issue. The Company estimates that it will spend $500,000 in fiscal year 1999 to review and correct any non-information technology systems as well as support material third party relationships. The Company has not developed a contingency plan to handle a worst case scenario.

     There can be no assurance that the Company will be able to identify all Year 2000 problems in its systems, the systems of the Leap Operating Companies or third party systems with which the Company or the Leap Operating Companies will have computerized interfaces in advance of their occurrence or that the Company will be able to successfully remedy any problems. The expenses associated with the Company's efforts to remedy any Year 2000 problems, the expenses or liabilities to which the Company may become subject as a result of such problems or the impact of Year 2000 problems on the ability of Leap Operating Companies to do business with the Company could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

                         RELATIONSHIP BETWEEN QUALCOMM
                     AND THE COMPANY AFTER THE DISTRIBUTION

     For purposes of facilitating an orderly transfer of the Leap Business to the Company and an orderly transition to the status of two separate independent companies, QUALCOMM and the Company, and certain of their executive officers, have entered into various agreements and relationships, including those described in this section. The agreements summarized in this section are included as exhibits to the Registration Statement of which this Prospectus forms a part. For purposes of agreements described below, the term "QUALCOMM" refers to QUALCOMM and its subsidiaries, to the extent applicable.

     QUALCOMM's relationships as equipment vendor to Leap and the Leap Operating Companies and as lender under the Credit Facility will give QUALCOMM significant influence over Leap and will create certain conflicts with Leap. In addition, QUALCOMM is not restricted from competing with the Company or any of the Leap Operating Companies or pursuing directly wireless telecommunications businesses which would also be attractive to Leap.

SEPARATION AND DISTRIBUTION AGREEMENT

     Immediately prior to the Distribution, QUALCOMM and the Company entered into the Separation and Distribution Agreement which sets forth the agreements between the Company and QUALCOMM with respect to the principal transactions required to effect the separation of the companies (the "Separation") and the Distribution, and certain other agreements governing the relationship between the parties thereafter.

     To effect the Separation, QUALCOMM transferred the Leap Business to Leap. QUALCOMM also contributed to Leap the following: (i) $10 million in cash; (ii) certain other indebtedness of the operating companies in the amount of approximately $113 million owed to QUALCOMM, approximately $30.8 million of which is indebtedness under certain convertible notes; (iii) QUALCOMM's rights under certain agreements to the extent relating solely to the Leap Business (such as registration rights and other similar rights as a holder of equity interest in the Leap Operating Companies); and (iv) miscellaneous assets. QUALCOMM's performance as an equipment vendor is not a condition to payment to Leap under the notes and other indebtedness transferred. No intellectual property was transferred to Leap in connection with the Separation, and QUALCOMM retained all rights not expressly transferred with respect to any and all agreements with the Leap Operating Companies.

     In connection with such transfer of assets and rights by QUALCOMM, Leap issued to QUALCOMM the Warrant. In addition, Leap assumed certain liabilities of QUALCOMM, including without limitation (i) significant funding obligations with respect to the Leap Operating Companies expected to total at the time of the Distribution approximately $73.8 million, including $4.2 million which will be indebtedness of Chilesat Telefonia Personal convertible into equity on certain terms and conditions; (ii) QUALCOMM's obligations to manage operations of the Leap Operating Companies; and (iii) certain accrued liabilities with respect to Leap's employees in the amount of approximately $2 million.

     The Separation and Distribution Agreement also (i) includes releases of claims of each party to the other, except as expressly set forth in the Separation and Distribution Agreement, (ii) provides for the allocation of certain contingent liabilities and (iii) provides the parties with certain indemnification rights against each other.

     Leap also agreed in the Separation and Distribution Agreement that, until January 1, 2004, it will, subject to certain specified limited exceptions, deploy only systems using cdmaOne. CdmaOne is the original standard for fixed or mobile wireless telecommunications systems based on or derived from QUALCOMM's CDMA technology and successor standards that QUALCOMM has adopted. CdmaOne has been adopted as an industry standard by the TIA and other recognized international standards bodies. For purposes of the Separation and Distribution Agreement, cdmaOne also includes other CDMA systems that are compatible with or employ the same physical layer as the original cdmaOne and adopted by QUALCOMM, or that are compatible with the infrastructure and subscriber equipment manufactured and sold by QUALCOMM (e.g., the TIA/EIA/IS-95 digital cellular standard and ANSI JSTD-008 digital PCS standard to be published).

     The Company also agreed that, until January 1, 2004, it will, subject to certain specified limited exceptions, invest only in companies using cdmaOne systems, in connection with terrestrial wireless activities. Pursuant to the Separation and Distribution Agreement, and subject to certain exceptions, QUALCOMM has a non-exclusive, royalty-free license to any patent rights developed by Leap or any of Leap's affiliates. In addition, pursuant to the Separation and Distribution Agreement, the Company granted to QUALCOMM a right of first refusal for a period of three (3) years with respect to proposed transfers by Leap of interests in joint venture and equity interests included in the Leap Business at the time of the Distribution, subject to preexisting rights of other investors. Leap further agreed to take an active role in the management of companies with which it has joint venture or equity interests, consistent with its own business needs and applicable laws, contractual arrangements and other requirements. The parties also agreed, with certain limited exceptions, that for a period of three (3) years following the Distribution neither party will solicit or hire employees of the other.

     Under the Separation and Distribution Agreement, QUALCOMM and Leap have agreed that, if certain events occur within eighteen months after the Distribution, certain assets and liabilities related to TOU will be transferred to Leap. There can be no assurance that such events will occur or that legal impediments to transfer will be removed, or that QUALCOMM's interest in TOU will ever be transferred to Leap.

CREDIT FACILITY

     Immediately prior to the Distribution, the Company entered into a secured Credit Facility with QUALCOMM. The Credit Facility consists of two sub-facilities. The Working Capital Facility will enable Leap to borrow up to $35.2 million from QUALCOMM, subject to the terms thereof. The proceeds from the Working Capital Facility may be used by Leap solely to meet the normal working capital and operating expenses of Leap, including salaries and overhead, but excluding, among other things, strategic capital investments in wireless operators, substantial acquisitions of capital equipment and/or the acquisition of telecommunications licenses. The Investment Capital Facility will enable Leap to borrow up to $229.8 million from QUALCOMM, subject to the terms thereof. The proceeds from the Investment Capital Facility may be used by Leap solely to make certain identified portfolio investments.

     Amounts borrowed under the Credit Facility will be due and payable approximately eight years following the Distribution Date. The Credit Facility provides for a 2% origination fee. QUALCOMM will have a first priority security interest in, subject to certain exceptions, substantially all of the assets of Leap for so long as any amounts are outstanding under the Credit Facility. Amounts borrowed under the Credit Facility will bear interest at a variable rate equal to LIBOR plus 5.25% per annum. Interest shall be payable quarterly beginning September 30, 2001; and prior to such time, accrued interest shall be added to the principal amount outstanding. After QUALCOMM assigns more than 10% of the aggregate funding commitments to other lenders, a commitment fee is payable in favor of the lenders on unused balances under the Credit Facility.

     The Credit Facility requires the Company to, among other things, achieve and maintain a total debt to total capitalization financial ratio. The Credit Facility also contains operating covenants, including restrictions on the ability of the Company to incur indebtedness, merge, consolidate or transfer all or substantially all of its assets, make certain sales of assets, create, incur or permit the existence of certain liens or pay dividends. Pursuant to the Credit Agreement, Leap agreed that it will not at any time permit the quotient obtained by dividing total debt by total capitalization of Leap to exceed the following level during the indicated period:

                           PERIOD                             LEVEL
                           ------                             -----
Distribution Date through fourth anniversary thereof........   70%
After fourth anniversary of Distribution Date...............   50%

     The Company was in compliance with the financial covenant at the time of the Distribution. In addition, the Credit Facility permits uses of funds only for specified purposes, restricts the nature and breadth of the Company's joint venture and equity interests, and imposes other restrictions on the operation of the Company's business. Upon certain sales of assets, certain agreed percentages of the proceeds are required to prepay the Credit Facility.

MASTER AGREEMENT REGARDING EQUIPMENT PROCUREMENT

     The Master Agreement Regarding Equipment Procurement (the "Equipment Agreement") sets forth certain obligations of Leap and QUALCOMM with respect to the purchase and sale of certain terrestrial-based cdmaOne infrastructure and subscriber equipment. Pursuant to the Equipment Agreement, Leap agreed that: (i) Leap will purchase from QUALCOMM not less than 50% of Leap's direct requirements for infrastructure and subscriber equipment during the five-year period following the first such purchase; (ii) with respect to each direct or indirect investment by Leap which is made at any time prior to the fourth anniversary of the Distribution Date in a wireless telecommunication operating entity operating in the United States in which Leap has not previously invested (a "U.S. Operator"), Leap shall cause each such U.S. Operator, as a condition of and prior to making such investment, to enter into an equipment requirements agreement with QUALCOMM which shall require such U.S. Operator to purchase from QUALCOMM not less than 50% of its requirements for infrastructure and subscriber equipment during a five year period commencing on the date of such investment; and (iii) with respect to each direct or indirect investment by Leap in a U.S. Operator which is made after the fourth anniversary of the Distribution Date, Leap shall exercise its commercially reasonable efforts to cause the U.S. Operator, as a condition of making such investment, to provide QUALCOMM with a reasonable opportunity to bid on such U.S. Operator's requirements for infrastructure and subscriber equipment, and encourage such U.S. Operator to acquire such equipment from QUALCOMM. Such obligations shall be imposed upon Leap for such infrastructure and subscriber equipment so long as QUALCOMM's bid for such (i) infrastructure equipment and related services or (ii) subscriber equipment, as applicable, is not greater than 110% of the lowest competing bid that Leap designates that Leap is willing to accept, taking into account all reasonably quantifiable and/or objective factors associated with the sale and financing of wireless telecommunications equipment and related services; provided, however, that once QUALCOMM has been awarded contracts for an aggregate $250 million of infrastructure equipment and related services on the one hand, or subscriber equipment, as applicable (calculated separately), the 110% criterion shall be lowered to 100% for subsequent purchases of such equipment as the volume for such category of purchases exceeds the $250 million threshold.

     Further, until the earlier to occur of (i) the fourth anniversary of the Distribution Date and (ii) the date on which Leap has received an aggregate $60 million of debt or equity financing (by parties other than QUALCOMM and excluding the proceeds from the exercise of Leap stock options), Leap shall cause each wireless telecommunication operating entity operating outside the United States in which Leap has not previously invested (a "Non-U.S. Operator") in which Leap has made a direct or indirect investment, as a condition of and prior to making such investment, to enter into an equipment requirements agreement with QUALCOMM which shall provide that such Non-U.S. Operator shall purchase from QUALCOMM not less than 50% of such Non-U.S. Operators' requirements for infrastructure and subscriber equipment during the five year period commencing on the date of such investment. With respect to any Non-U.S. Operators in which Leap makes a direct or indirect investment following the above-described applicable period, Leap shall use commercially reasonable efforts to cause such Non-U.S. Operator, as a condition of making such investment, to provide QUALCOMM with a reasonable opportunity to bid on such U.S. Operator's infrastructure and subscriber equipment, and encourage such U.S. Operator to acquire such equipment from QUALCOMM. The obligations of all such Non-U.S. Operators shall be subject to QUALCOMM providing competitive prices, taking into account all reasonably quantifiable and/or objective factors associated with the sale and financing of wireless telecommunications equipment and related services. Certain additional terms limit the respective obligations of the parties to perform under specified circumstances. All such obligations with respect to equipment purchases shall expire on the date nine years following the Distribution.

     QUALCOMM's right to supply infrastructure and subscriber equipment constitutes a right of first refusal of QUALCOMM. To the extent Leap (or any subject U.S. Operator or Non-U.S. Operator) attempts to procure infrastructure equipment and subscriber equipment on a "bundled" basis (that is, the prospective buyer is seeking to enter into a contract for the purchase of infrastructure equipment and subscriber equipment from the same vendor on a concurrent basis), then under certain prescribed circumstances QUALCOMM shall be entitled to respond separately to each portion of the proposed "bundled" procurement. To the extent Leap does not attempt to procure, in any instance, such equipment on a competitive basis from multiple prospective vendors, but instead elects to negotiate exclusively with QUALCOMM to supply such equipment, then QUALCOMM agrees to offer and sell such equipment to Leap on a "most favored pricing" basis.

INTERIM SERVICES AGREEMENT

     The Company and QUALCOMM entered into an Interim Services Agreement immediately prior to the Distribution (the "Interim Services Agreement"), governing the provision by QUALCOMM to the Company, on an interim basis, of certain data processing and telecommunications services (which may include voice telecommunications and data transmission, accounting, financial management, tax, payroll, stockholder, governmental and public relations, legal, human resources administration, procurement, real estate management and other administrative functions), each as mutually agreed to and on the terms set forth therein. The Company agreed to pay QUALCOMM the hourly rate of the QUALCOMM employees providing such services, plus associated general and administrative overhead (which shall be deemed to equal an additional 150% of the hourly rate of the employee) and all out-of-pocket costs and expenses. These interim services are not expected to extend beyond one year following the Distribution Date.

EMPLOYEE BENEFITS AGREEMENT

     The Employee Benefits Agreement (the "Employee Benefits Agreement") governs the employee benefit obligations of the Company, including both compensation and benefits, with respect to employees assigned to the Company as of the Distribution Date. Pursuant to the Employee Benefits Agreement, the Company will assume and agree to pay, perform, fulfill and discharge, in accordance with their respective terms, all liabilities to, or relating to, former employees of QUALCOMM or its affiliates who will be employed by the Company. With respect to stock plans, Leap will have in place its 1998 Stock Option Plan, Employee Stock Purchase Plan and 1998 Non-Employee Directors' Stock Option Plan, each of which are described in this Prospectus. Leap will also adopt a 401(k) plan that will be substantially similar to QUALCOMM's, to which certain assets will be transferred from QUALCOMM's. Otherwise, effective immediately prior to the Distribution, the Company will have in effect its own employee benefit plans, which generally will be the same as QUALCOMM's plans as in effect at that time. In addition, Leap has granted options to purchase shares of Leap Common Stock to certain holders of options to purchase shares of QUALCOMM Common Stock.

TAX AGREEMENT

     The Tax Agreement generally requires QUALCOMM to pay, and indemnify Leap against, all United States federal, state, local and foreign taxes relating to the businesses conducted by QUALCOMM or its subsidiaries for any taxable period, other than the following taxes which will be paid by Leap and against which Leap will indemnify QUALCOMM: (i) all United States federal, state, local and foreign taxes relating to Leap and its U.S. subsidiaries for periods after the Distribution; (ii) all United States federal, state, local and foreign taxes relating to Leap's non-U.S. subsidiaries or any predecessor or successor thereof for all periods before and after the Distribution (other than with respect to certain restructuring transactions incident to the Distribution); and (iii) all United States federal, state, local and foreign taxes arising out of certain actions taken by, or in respect of, Leap or any of its subsidiaries that cause adverse tax consequences to QUALCOMM, Leap or their respective subsidiaries with respect to the Distribution or the transactions related thereto; provided, however, that under certain limited circumstances Leap's indemnification obligation described in this subparagraph (iii) may be reduced.

     The Tax Agreement further provides for cooperation with respect to certain tax matters, the exchange of information and retention of records that may affect the tax liability of either party.

CONVERSION AGREEMENT

     Pursuant to the Conversion Agreement, the Company agreed to issue the Leap Common Stock offered hereby to holders of QUALCOMM's Trust Convertible Preferred Securities, to which this Prospectus relates, upon the conversion of such securities and to, at all times, have reserved and keep available, solely for issuance and delivery upon such conversion, all Leap Common Stock issuable from time to time upon such conversion. Leap is also obligated to file and keep effective, subject to certain exceptions, this registration statement covering the shares of Leap Common Stock issuable upon conversion of the Trust Convertible Preferred Securities. Upon conversion of such Trust Convertible Preferred Securities, QUALCOMM will receive benefit in the form of forgiveness of debt, but Leap will receive no such benefit or other consideration.

                QUALCOMM TRUST CONVERTIBLE PREFERRED SECURITIES

     In February 1997, QUALCOMM Financial Trust I (the "Trust"), a QUALCOMM wholly-owned subsidiary trust created under the laws of the State of Delaware, completed a private placement of $660 million of 5 3/4% Trust Convertible Preferred Securities (the "QUALCOMM Trust Convertible Preferred Securities"). The sole assets of the Trust are QUALCOMM Incorporated 5 3/4% Convertible Subordinated Debentures ("Convertible Subordinated Debentures") due February 24, 2012. Holders of the QUALCOMM Trust Convertible Preferred Securities are entitled to periodic payments from the Trust. The payments by QUALCOMM to the Trust pursuant to the payment terms of the Convertible Subordinated Debentures are designed to permit the Trust to fulfill its payment obligations with respect to the QUALCOMM Trust Convertible Preferred Securities. Pursuant to the terms of a guaranty, under certain circumstances QUALCOMM may be obligated to make certain payments to the holders of the QUALCOMM Trust Convertible Preferred Securities if the Trust fails to make them. Distributions on the QUALCOMM Trust Convertible Preferred Securities are payable until subject to mandatory redemption on February 24, 2012, at a redemption price of $50 per preferred security. QUALCOMM has reserved 9,084,240 shares of QUALCOMM Common Stock as of September 11, 1998 for possible conversion of the QUALCOMM Trust Convertible Preferred Securities at the option of the holders.

     Prior to the Distribution, the QUALCOMM Trust Convertible Preferred Securities were convertible only into QUALCOMM Common Stock, at the rate of
0.6882 shares of QUALCOMM Common Stock for each QUALCOMM Trust Convertible Preferred Security (equivalent to a conversion price of $72.6563 per share of common stock). As of September 11, 1998, there were outstanding approximately
13.2 million QUALCOMM Trust Convertible Preferred Securities, convertible into 9,084,240 shares of QUALCOMM Common Stock. As a result of and subsequent to the Distribution, and pursuant to a resolution of the Board of Directors of QUALCOMM, each QUALCOMM Trust Convertible Preferred Security is convertible, subject and pursuant to the terms of the Convertible Subordinated Debentures, into both QUALCOMM Common Stock and Leap Common Stock at the rate of 0.6882 and
0.17205 shares, respectively, for each QUALCOMM Trust Convertible Preferred Security. Upon conversion of such Trust Convertible Preferred Securities, QUALCOMM will receive benefit in the form of forgiveness of debt, but Leap will receive no such benefit or additional consideration.

                                USE OF PROCEEDS

     The shares of Leap Common Stock offered hereby will be issued to Holders upon the possible future conversion of the Trust Preferred Securities held by such Holders. Accordingly, no cash proceeds will be received from the issuance of the Leap Common Stock upon such conversion. Furthermore, conversion of the Trust Preferred Securities will result in forgiveness of debt of QUALCOMM only. See "Relationship with QUALCOMM after the Distribution -- Conversion Agreement."

                              PLAN OF DISTRIBUTION

     The shares of Leap Common Stock offered hereunder will be issued from time to time by the Company to Holders upon exercise of such Holders' conversion rights. For a description of the conversion rights of Holders. See "QUALCOMM Trust Convertible Preferred Securities."

                                DIVIDEND POLICY

     To date, the Company has neither declared nor paid any cash dividends on shares of its Common Stock. The Company currently intends to retain its earnings for future growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth, as of May 31, 1998, the Company's historical capitalization and pro forma capitalization as if the Distribution occurred as of that date. This data should be read in conjunction with the pro forma balance sheet and the introduction to the pro forma financial statements appearing elsewhere in this Prospectus. The pro forma information may not reflect the capitalization of the Company in the future or as it would have been had the Company been a separate, independent company on May 31, 1998.

                                                           AS OF MAY 31, 1998
                                                         -----------------------
                                                         HISTORICAL    PRO FORMA
                                                         ----------    ---------
                                                             (IN THOUSANDS)
Credit facility(1).....................................   $     --     $  5,300
                                                          --------     --------
Stockholder's equity:
  Parent's investment..................................     76,048           --
  Deficit accumulated during the development stage.....    (19,273)     (19,273)
  Common stock(2)......................................         --            2
  Additional paid-in-capital(3)........................         --      281,658
  Cumulative translation adjustment....................     (1,895)      (1,895)
                                                          --------     --------
          Total stockholder's equity...................     54,880      260,492
                                                          --------     --------
          Total capitalization.........................   $ 54,880     $265,792
                                                          ========     ========

---------------
(1) QUALCOMM will provide the Company with the Credit Facility. A $35.2 million Working Capital Facility and a $229.8 million Investment Capital Facility are available under the Credit Facility for working capital and investment capital purposes, respectively. The facility will be payable eight years following the Distribution Date. The loan will bear interest at a variable rate equal to LIBOR plus 5.25% per annum. Interest will accrue quarterly with cash interest payments beginning September 2001. Approximately $5.3 million is anticipated to be outstanding as of the Distribution Date related to the financing of the 2% origination fee.

(2) The number of shares of Leap Common Stock outstanding as of the Distribution Date was 17,647,684. Such shares reflect the issuance upon the distribution of one of the Company's shares of common stock for every four shares of QUALCOMM common stock outstanding. See Note 1 of Combined Financial Statements.

(3) Reflects the contribution of net assets by QUALCOMM to the Company, including $147.6 million in investments in wireless operating companies and $113 million in loans receivable.

                                    DILUTION

     As of May 31, 1998, the pro forma net tangible book value of the Company's Common Stock was $260.5 million or $14.76 per share of Common Stock. Pro forma net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding as of September 23, 1998. Dilution per share represents the difference between the pro forma net tangible book value per share prior to the Offering and the pro forma net tangible book value per share after the Offering. Upon conversion of the Trust Preferred Securities, QUALCOMM will receive benefit in the form of forgiveness of debt, but Leap will receive no such benefit or additional consideration. After giving effect to the issuance by the Company of 2,271,060 shares offered hereby, the Company's pro forma net tangible book value as of May 31, 1998 would have been $260.5 million or $13.08 per share of Common Stock. This represents an immediate decrease in such pro forma net tangible book value of $1.68 per share to existing stockholders. Holders of Trust Preferred Securities will receive 0.17205 shares of the Company's Common Stock upon conversion thereof, the value of which will depend upon the market price of the Company's Common Stock as of the date of conversion. At an assumed conversion price per share of $6.87, the average of the high and low sales prices of the Company's Common Stock on September 24, 1998, the Holders would suffer no dilution based on such assumed conversion price relative to the estimated $13.08 pro forma net tangible book value per share after the Offering. The following table indicates the relation between such assumed conversion price and pro forma net tangible book value:

     Assumed conversion price per share.....................  $ 6.87
       Pro forma net tangible book value per share as of May
        31, 1998 prior to Offering..........................  $14.76
       Decrease in pro forma net tangible book value per
        share attributable to new investors.................  $(1.68)
                                                              ------
     Pro forma net tangible book value per share after
      Offering..............................................  $13.08

SUBSTANTIAL FUTURE DILUTION FROM LEAP SHARE RESERVES

     The foregoing computations assume no exercise of stock options or warrants as of September 23, 1998. The holders of Leap Common Stock will be subject to potential substantial dilution as of September 23, 1998 due to the significant number of shares of Common Stock of the Company that will be reserved for issuance following September 23, 1998. Collectively, there will be 14,200,000 shares of Common Stock of the Company reserved for issuance after September 23, 1998 consisting of the following: 5,500,000 shares reserved for issuance upon exercise of the Warrant to be issued to QUALCOMM; 3,157,260 shares reserved for issuance to the Company's employees, officers, directors and consultants pursuant to Leap's equity incentive plans; 5,542,740 shares reserved for issuance upon exercise of options to purchase Common Stock of the Company which are held by QUALCOMM employees, officers, directors and consultants as a result of option grants to such persons in connection with the Distribution at a weighted average exercise price of $3.71. To the extent that any shares are issued upon exercise of options, warrants or rights that are presently outstanding or granted in the future, or reserved for future issuance under the Company's stock plans, there will be further dilution to new investors.

                         PRO FORMA FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The Company was formed by QUALCOMM for the purpose of effecting the Distribution and has no operating history as a separate, independent company. The historical combined financial statements of the Company reflect periods during which the Company did not operate as a separate, independent company, and certain assumptions were made in preparing such financial statements. Therefore, such historical combined financial statements may not reflect the results of operations or financial position that would have been achieved had the Company been a separate, independent company.

     The following unaudited pro forma financial statements (the "Pro Forma Financial Statements") are based on the historical combined financial statements of the Company as of May 31, 1998 and for the nine months then ended and as of August 31, 1997 and for the year then ended included elsewhere in this Prospectus, adjusted to give effect to the Distribution. The Pro Forma Statements of Operations for the nine months ended May 31, 1998 and the year ended August 31, 1997 give effect to the Distribution as if it had occurred as of September 1, 1996 and the Pro Forma Balance Sheet gives effect to the Distribution as if it had occurred as of May 31, 1998. The Distribution and the related adjustments are described in the accompanying notes. The Pro Forma Financial Statements are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the Distribution in fact occurred on such dates or to project the Company's results of operations or financial condition for any future period or date. The Pro Forma Financial Statements should be read in conjunction with the historical combined financial statements of the Company included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Pro Forma Financial Statements assume the completion of the transactions contemplated by the Separation and Distribution Agreement (except for the potential transfer of TOU following the Distribution) and the agreements to be entered into pursuant to the Separation and Distribution Agreement including the completion of all the asset transfers and contract assignments contemplated thereby.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                                                NINE MONTHS ENDED MAY 31, 1998
                                                            --------------------------------------
                                                                           PRO FORMA
                                                                          ADJUSTMENTS
                                                               LEAP         RELATED
                                                            HISTORICAL      TO LEAP      PRO FORMA
                                                            ----------    -----------    ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Equity in net losses of wireless operating companies......   $ (1,535)      $(1,507)(1)  $ (3,042)
General and administrative expenses.......................    (16,188)           --       (16,188)
                                                             --------       -------      --------
Loss before income taxes..................................    (17,723)           --       (19,230)
Income tax expense........................................         --            --            --
                                                             --------       -------      --------
Net loss..................................................   $(17,723)      $(1,507)     $(19,230)
                                                             ========       =======      ========
Unaudited pro forma basic and diluted net loss per common
  share(2)................................................   $  (1.00)                   $  (1.09)
                                                             ========                    ========
Shares used in computing unaudited pro forma basic and
  diluted net loss per common share(2)....................     17,648                      17,648
                                                             ========                    ========

---------------
(1) Following the Distribution, the Company has a 70% interest in QUALCOMMTel Isle of Man, which holds a 50% non-controlling interest in Orrengove Investments Ltd. Orrengrove acquired a 60% equity interest in the Transworld Companies on August 4, 1998. Because Orrengrove financed its investment in the Transworld Companies and no other capital will have been contributed to Orrengove or QUALCOMMTel Isle of Man prior to the Distribution, the Company's pro forma balance sheet reflects no basis related to its equity interest in QUALCOMMTel Isle of Man. The pro forma adjustment reflects the equity loss that would have been incurred by the Company during the period presented in connection with its investment in the Transworld Companies. The Company will record its share of equity losses to the extent of its $51.8 million note receivable from Orrengove.

(2) The Company had no common shares outstanding during the first nine months of fiscal 1998. The pro forma net loss per common share was calculated by dividing the net loss for the first nine months of fiscal 1998 by the 17,647,684 shares of common stock of the Company issued upon the Distribution based on QUALCOMM common shares outstanding as of September 11, 1998. Such shares reflect the issuance upon the Distribution of one of the Company's shares of common stock for every four shares of QUALCOMM common stock outstanding. See Note 1 of Combined Financial Statements.

    Potential common shares are excluded from the loss per share calculations because the effect would be antidilutive. Potential common shares upon the Distribution are expected to include: (a) options to purchase 5,542,740 shares of Leap Common Stock to be issued to QUALCOMM optionholders; (b) warrants to purchase 5,500,000 shares of Leap Common Stock to be retained by QUALCOMM; and (c) 2,271,060 shares of Leap Common Stock reserved for issuance by Leap in the event of conversion of the QUALCOMM Financial Trust Convertible Preferred Securities.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                                                   YEAR ENDED AUGUST 31, 1997
                                                             --------------------------------------
                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                                                LEAP       RELATED TO
                                                             HISTORICAL       LEAP        PRO FORMA
                                                             ----------    -----------    ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Equity in net earnings (losses) of wireless operating
  companies................................................   $   207        $(1,454)(1)   $(1,247)
General and administrative expenses........................    (1,361)            --        (1,361)
                                                              -------        -------       -------
Loss before income taxes...................................    (1,154)        (1,454)       (2,608)
Income tax expense.........................................        --             --            --
                                                              -------        -------       -------
Net loss...................................................   $(1,154)       $(1,454)      $(2,608)
                                                              =======        =======       =======
Unaudited pro forma basic and diluted net loss per common
  share(2).................................................   $ (0.07)                     $ (0.15)
                                                              =======                      =======
Shares used in computing unaudited pro forma basic and
  diluted net loss per common share(2).....................    17,648                       17,648
                                                              =======                      =======

---------------
(1) At the time of the Distribution, the Company will have a 70% interest in QUALCOMMTel Isle of Man, which holds a 50% non-controlling interest in Orrengrove Investments Ltd. Orrengrove acquired a 60% equity interest in the Transworld Companies on August 4, 1998. Because Orrengrove financed its investment in the Transworld Companies and no other capital will have been contributed to Orrengrove or QUALCOMMTel Isle of Man prior to the Distribution, the Company's pro forma balance sheet reflects no basis related to its equity interest in QUALCOMMTel Isle of Man. The pro forma adjustment reflects the equity loss that would have been incurred by the Company during the period presented in connection with its investment in the Transworld Companies. The Company will record its share of equity losses to the extent of its $51.8 million note receivable from Orrengrove.

(2) The Company had no common shares outstanding during fiscal 1997. The pro forma net loss per common share was calculated by dividing the 1997 loss by the 17,647,684 shares of common stock of the Company issued upon the Distribution based on QUALCOMM common shares outstanding as of September 11, 1998. Such shares reflect the issuance upon the Distribution of one of the Company's shares of common stock for every four shares of QUALCOMM common stock outstanding. See Note 1 of Combined Financial Statements.

    Potential common shares are excluded from the loss per share calculation because the effect would be antidilutive. Potential common shares upon the Distribution are expected to include: (a) options to purchase 5,542,740 shares of Leap Common Stock to be issued to QUALCOMM optionholders; (b) warrants to purchase 5,500,000 shares of Leap Common Stock to be retained by QUALCOMM; and (c) 2,271,060 shares of Leap Common Stock reserved for issuance by Leap in the event of conversion of the QUALCOMM Financial Trust Convertible Preferred Securities.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       UNAUDITED PRO FORMA BALANCE SHEET

                                                                    AS OF MAY 31, 1998
                                                          ---------------------------------------
                                                                         PRO FORMA
                                                                        ADJUSTMENTS
                                                             LEAP       RELATED TO         PRO
                                                          HISTORICAL      LEAP(1)         FORMA
                                                          ----------    -----------      --------
                                                                      (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.............................   $     --      $ 10,000(2)     $ 10,000
  Other current assets..................................         --            50(3)           50
                                                           --------      --------        --------
          Total current assets..........................         --        10,050          10,050
Investments in wireless operating companies.............     42,777       104,823(4)      147,600
Loans receivable........................................     15,000        98,000(5)      113,000
Other assets............................................         --         8,739(6)        8,739
                                                           --------      --------        --------
          Total assets..................................   $ 57,777      $221,612        $279,389
                                                           ========      ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..............   $  2,897      $ (2,897)(7)    $     --
  Other current liabilities.............................         --         1,997(8)        1,997
                                                           --------      --------        --------
          Total current liabilities.....................      2,897          (900)          1,997
Loans payable to banks..................................         --        11,600(5)       11,600
Long-term debt..........................................         --         5,300(9)        5,300
                                                           --------      --------        --------
          Total liabilities.............................      2,897        16,000          18,897
                                                           --------      --------        --------
COMMITMENTS(5)
STOCKHOLDERS' EQUITY:
Parent's investment.....................................     76,048       (76,048)(10)         --
Common stock............................................         --             2(11)           2
Additional paid-in-capital..............................         --       281,658(10)          --
                                                                 --        21,400(12)          --
                                                                 --       (21,400)(12)    281,658
Deficit accumulated during the development stage........    (19,273)           --         (19,273)
Cumulative translation adjustment.......................     (1,895)           --          (1,895)
                                                           --------      --------        --------
          Total stockholders' equity....................     54,880       205,612         260,492
                                                           --------      --------        --------
          Total liabilities and stockholders' equity....   $ 57,777      $221,612        $279,389
                                                           ========      ========        ========

---------------
 (1) Pro forma adjustments give effect to (a) the net assets to be contributed to the Company by QUALCOMM and (b) the distribution of Leap common stock to QUALCOMM stockholders.

 (2) Reflects the transfer of $10 million in cash from QUALCOMM to Leap prior to the Distribution Date.

 (3) Reflects estimated prepaid insurance transferred by QUALCOMM prior to the Distribution Date.

 (4) Reflects additional investments made subsequent to May 31, 1998 and prior to the Distribution Date in the following companies: Pegaso
     Telecomunicaciones, S.A. de C.V., QUALCOMMTel Cayman and OzPhone. Such investments were transferred by QUALCOMM to Leap prior to the Distribution Date.

 (5) Reflects loans issued to investees and loans payable to banks incurred subsequent to May 31, 1998, but prior to the Distribution, in connection with the partial funding of certain of the loans receivable. Leap has total non-cancelable debt commitments of $135 million; $61.2 million was funded by Leap prior to the Distribution, leaving $73.8 million in non-cancelable debt commitments payable within 15 months of the Distribution. Leap plans to fund its non-cancelable debt commitments with funds under the Credit Facility.

      Chilesat PCS Convertible Loans

     A maximum principal amount of $35 million can be borrowed with accrued interest and principal due and payable on or before January 31, 1999. If Chilesat PCS fails to pay, at the Company's sole option, the loans and accrued interest are convertible into shares of Chilesat PCS common stock. The number of shares into which the loans are convertible is determined by dividing the outstanding principal balance of the loans plus accrued interest by the issue price of $5.00 per share of common stock. As of the Distribution Date, approximately $30.8 million in principal was outstanding.

      Chase and Metrosvyaz Working Capital Loans

     The Company has provided working capital loans to Chase Telecommunications, Inc. and Metrosvyaz Limited. The Chase facility is a $25 million working capital loan with an 8-year term at an interest rate of prime plus 4 1/2%. The Metrosvyaz facility is $75 million with a 5-year term at an interest rate of 13%. Amounts outstanding as of the Distribution Date for Chase and Metrosvyaz were $13 million and $17.4 million, respectively.

      Orrengrove Investments, Ltd.

     The Company has a $51.8 million promissory note from Orrengrove advanced in connection with its $51.8 million investment in the Transworld Companies. The note matures on September 20, 2003 and bears interest at 13%. QUALCOMM transferred a 70% interest in QUALCOMMTel Isle of Man, which holds a 50% interest in Orrengrove, to the Company prior to the Distribution. Because Orrengrove financed its investment in the Transworld Companies and no other capital will have been contributed to Orrengrove or QUALCOMMTel Isle of Man prior to the Distribution, the Company's pro forma balance sheet reflects no basis related to its equity interest in QUALCOMMTel Isle of Man.

      Loans Payable to Banks

     The maximum principal amount of the loan is $15.8 million with an interest rate of 8.56%. The entire principal balance and accrued interest is due and payable on February 15, 1999. As of the Distribution Date, approximately $11.6 million was outstanding.

 (6) Reflects the contribution of intangible assets, leasehold improvements, office furniture, computer equipment and security deposit by QUALCOMM to Leap prior to the Distribution Date.

 (7) Reflects the elimination of accounts payable and accrued liability balances pursuant to QUALCOMM's contribution of capital upon the Distribution Date.

 (8) Reflects the transfer of vacation and sick time accruals and accrued bonuses from QUALCOMM to Leap prior to the Distribution Date.

 (9) QUALCOMM provided the Company with a senior secured multiple drawdown Credit Facility. A $35.2 million Working Capital Facility and a $229.8 million Investment Capital Facility are available under the Credit Facility for working capital and investment capital purposes, respectively. The facility is payable eight years following the Distribution Date. The loan bears interest at a variable rate of LIBOR plus 5.25%. Interest accrues quarterly with cash interest payments beginning September 2001. Approximately $5.3 million was outstanding as of the Distribution Date related to the financing of the 2% origination fee.

(10) Reflects the distribution of all outstanding shares of Leap common stock to QUALCOMM stockholders.

(11) Reflects the distribution of 17,647,684 Leap shares to QUALCOMM stockholders at $0.0001 per share par value based on QUALCOMM Shares outstanding as of September 11, 1998. Such shares reflect the issuance upon the Distribution of one of the Company's shares of Common Stock for every four shares of QUALCOMM Common Stock outstanding. See Note 1 of Combined Financial Statements.

(12) Reflects the estimated fair value of $21.4 million of Leap's obligation to issue shares of Leap Common Stock to holders of QUALCOMM's Trust Convertible Preferred Securities upon conversion of such securities into shares of QUALCOMM and Leap Common Stock.

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected historical combined financial data of the Company should be read in conjunction with the historical combined financial statements and notes thereto included elsewhere in this Prospectus. The selected combined historical financial data relates to the Leap Business as it was operated by QUALCOMM. The following selected historical combined financial data are derived from the historical combined financial statements of the Company. The annual historical combined financial information has been adjusted for those parts of the infrastructure business unit which are to remain under QUALCOMM ownership and management after the Distribution. The selected historical combined financial data that relate to the two year period ended August 31, 1997 have been derived from audited historical combined financial statements included in this Prospectus. The selected historical combined financial data that relate to the nine months ended May 31, 1998 and 1997 and for the period from September 1, 1995 (inception) to May 31, 1998 have been derived from unaudited historical combined financial statements included in this Prospectus.

     The historical combined financial data of the Company may not reflect the results of operations or financial position that would have been achieved had the Company been a separate, independent company for the years presented.

                                              FOR THE PERIOD
                                             FROM SEPTEMBER 1,   NINE MONTHS ENDED      YEARS ENDED
                                             1995 (INCEPTION)         MAY 31,           AUGUST 31,
                                                TO MAY 31,       ------------------   ---------------
                                                   1998            1998      1997      1997     1996
                                             -----------------   --------   -------   -------   -----
STATEMENT OF OPERATIONS DATA:
Equity in net (losses) earnings of wireless
  operating companies......................      $ (1,328)       $ (1,535)  $  (139)  $   207   $  --
General and administrative expenses........       (17,945)        (16,188)     (994)   (1,361)   (396)
                                                 --------        --------   -------   -------   -----
Loss before income taxes...................       (19,273)        (17,723)   (1,133)   (1,154)   (396)
Income tax expense.........................            --              --        --        --      --
                                                 --------        --------   -------   -------   -----
Net loss...................................      $(19,273)       $(17,723)  $(1,133)  $(1,154)  $(396)
                                                 ========        ========   =======   =======   =====
Unaudited pro forma basic and diluted net
  loss per common share....................                      $  (1.00)            $ (0.07)
                                                                 ========             =======
Shares used in computing unaudited pro
  forma basic and diluted net loss per
  common share.............................                        17,648              17,648
                                                                 ========             =======
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit)..................                      $ (2,897)            $  (279)  $(111)
Total assets...............................                        57,777              46,267      --
Stockholder's equity.......................                        54,880              45,988    (111)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's future results could differ materially from those discussed here. Factors that could cause or contribute to such differences, including factors of each joint venture and other entities in which it has interests, include, but are not specifically limited to: the ability to successfully deploy their wireless networks, the ability to control costs relating to constructing, expanding, and operating the networks, the ability to attract new subscribers and the rate of growth of the subscriber base, the usage and revenue generated from subscribers, the level of airtime and equipment prices, the rate of churn of subscribers, the range of types of services offered, the ability to effectively manage growth and the intense competition in the wireless communications industry, as well as conditions governing the use of network licenses set by various government and regulatory authorities, developments in current or future litigation, as well as the other risks detailed in this section and in the sections entitled "Risk Factors" and "Results of Operations and Liquidity and Capital Resources."

OVERVIEW

     Leap's strategy is to build an operating entity that provides management and project expertise and selectively participates in and manages joint ventures and other collaborative efforts to provide cdmaOne wireless telecommunications services in telecommunications markets with significant growth potential. The Company believes its experience, technical and commercial expertise, and access to equipment and technology will benefit the Company and the entities in which it has interests.

     Domestic and international telecommunications markets are expanding rapidly as countries seek to increase teledensity (number of telephone lines as a percentage of the population) and competition among carriers. Often the fastest, most economical and easiest way to meet these demands is through the implementation and operation of wireless networks and systems. In many such countries, telecommunications systems have been closely regulated by local governments, and licenses to provide services have been largely unavailable. Decreased government regulation, and active solicitation of new and better services through auctions of licenses, have created opportunities for local and foreign providers to capture market share. These changes create the need to provide both the capital to build out these new (largely wireless) systems and the expertise to oversee and manage their entry into these competitive markets. Such opportunities have been recognized in many countries, including those where Leap has operations.

     The Company and its operating companies are in the early stages of development and are subject to the risks inherent in the establishment of a new business enterprise. The Company's results of operations must be considered in light of the risks, expenses and difficulties encountered by companies at this stage of development, particularly companies in new and rapidly evolving markets and companies experiencing rapid growth. It is expected that the launch, development and expansion of the Company's wireless services over the next several years, as well as the pursuit of additional telecommunications opportunities, will require significant capital. The Company's future growth and results of operations will therefore depend upon its ability to raise sufficient funds to meet its capital requirements.

     The entities in which the Company has joint venture and equity interests have not generated any revenues from operations, and the Company has no other current sources of income. Costs associated with the construction and testing of the wireless networks are being capitalized. Accordingly, the Company's proportionate share of the net losses of such entities accounted for under the equity method of accounting to date has been limited.

     Upon commercial launch of operations, revenues of the operating companies will be derived primarily from fees and usage charges. Other sources of revenue may include equipment sales and activation fees. Wireless telecommunications projects usually experience significant losses and negative cash flows in their initial years of operation. Such projects require substantial capital expenditures for the construction of their networks, license fees and license acquisition costs, some of which are payable upon issuance of the license, and significant marketing and other expenses needed to start the business. As such, the Company expects its proportionate share of the net loss of its investees to increase significantly as they begin commercial operations.

     The Company has experienced, and expects to continue to experience, increased general and administrative expenses as a result of the Company's overall expansion. Such costs will include the hiring of additional staff, professional and consulting fees, costs related to project development and corporate overhead costs. The Company expects to continue to add to its managerial resources as it expands its involvement in wireless projects in various parts of the world.

RESULTS OF OPERATIONS

NINE MONTHS ENDED MAY 31, 1998 COMPARED TO NINE MONTHS ENDED MAY 31, 1997

     Equity in net losses of wireless operating companies for the first nine months of fiscal 1998 was $1.5 million, which represents the Company's share of the net losses of the wireless operating companies in which it holds an ownership interest accounted for under the equity method of accounting. These losses consisted of costs incurred prior to service launch during the network build-out and testing phases such as salary and related benefits, overhead expenses and professional and consulting fees. Through May 31, 1998, there was no depreciation of network equipment and no amortization of licenses as service had not been launched commercially. For the nine months ended May 31, 1997, equity in net losses of wireless operating companies amounted to $139,000, reflecting the fact that the wireless operating companies in which the Company invested had only recently begun network planning and build-out activities.

     General and administrative expenses were $16.2 million for the first nine months of fiscal 1998, compared to $1.0 million for the first nine months of fiscal 1997. General and administrative expenses for the first nine months of fiscal 1998 consisted primarily of the following: corporate allocations of $5.1 million, consulting and marketing expenses of $4.1 million, project development expenses of $3.7 million, bad debt expense of $1.7 million and compensation and fringe benefits of $1.6 million. General and administrative expenses for the first nine months of fiscal 1997 consisted primarily of the following: corporate allocations of $400,000, compensation and fringe benefits of $300,000 and project development expenses of $300,000. The dollar increase was due principally to increases in business development activity relating to projects to create wireless operating companies in Mexico and Russia and the $1.7 million provision for bad debts against a receivable from a potential business acquiree. Such development activity resulted in significantly higher professional and consulting expenses and an increase in QUALCOMM corporate overhead allocated to the Company. During November 1997, QUALCOMMTel entered into a letter of intent to purchase a controlling interest in a Russian telephone company for approximately $10 million, subject to adjustment and pending due diligence procedures. In connection with the potential acquisition, during November and December of 1997 QUALCOMMTel provided $1.7 million in interest-bearing loans under an exclusivity clause to meet the interim working capital needs of the potential acquiree. Such loans were to become part of the purchase price consideration in the event the acquisition was completed. Otherwise, such loans and accrued interest were repayable no later than 180 days after the date of issuance. Subsequent negotiations failed to result in an acquisition agreement and, due to substantial doubt on the ability of the potential acquiree to repay such loans, the Company provided a $1.7 million bad debt allowance against the receivable. The Company expects that general and administrative expenses will continue to increase as a result of on-going development efforts on current and new projects. Also, general and administrative expenses are expected to continue to increase resulting from the hiring of Company personnel as a result of the Company becoming a stand-alone entity.

     No provision for income taxes was recognized for the nine months ended May 31, 1998 and 1997, as a result of the net losses incurred.

FISCAL YEAR ENDED AUGUST 31, 1997 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1996

     Equity in net earnings of wireless operating companies for fiscal 1997 was $207,000, which represents the Company's share of the net income of wireless operating companies in which it holds an ownership interest accounted for under the equity method of accounting. The net earnings represent the excess of interest income from the entities' temporary investment of their capital funds prior to being expended for network build-out, offset by costs incurred prior to service launch during the network build-out and testing phases. Such costs included salary and related benefits, overhead expenses and professional and consulting fees. Through August 31, 1997, there was no depreciation of network equipment and no amortization of licenses as service had not been launched commercially. Through August 31, 1996, the Company did not have any operating company interests, and, accordingly, there was no equity in earnings of investees during the year then ended.

     General and administrative expenses were $1.4 million for fiscal 1997, compared to $0.4 million for fiscal 1996. General and administrative expenses for the year ended August 31, 1997 consisted primarily of the following: corporate allocations of $600,000, compensation and fringe benefits of $400,000 and project development expenses of $400,000. General and administrative expenses for the year ended August 31, 1996 consisted primarily of the following: corporate allocations of $300,000 and compensation and fringe benefits of $100,000. This increase was due principally to increases in business development activity relating to projects to create a wireless operating company in Chile. Such development activity resulted in higher professional and consulting fees. Additionally, the Company incurred higher incremental labor and travel expenses to develop the wireless operating companies.

     No provision for income taxes was recognized for the years ended August 31, 1997 and 1996, as a result of the net losses incurred.

LIQUIDITY AND CAPITAL RESOURCES

     The Company expects to have significant future capital requirements over the next several years in relation to existing operations, development projects and additional new projects. Prior to the Distribution, the Company's cash requirements were funded by QUALCOMM. The proceeds were primarily used to fund the Company's joint venture and equity interests in wireless operating companies, including the expenses incurred in seeking and evaluating new business opportunities, and to fund corporate overhead expenses as allocated to the Company by QUALCOMM.

     As of May 31, 1998, the Company had no outstanding long-term indebtedness and had no cash balances. To provide short-term liquidity over the twelve-month period following the Distribution, the Company received $10 million in cash from QUALCOMM in connection with the Separation and entered into a credit agreement with QUALCOMM for a secured Credit Facility in an aggregate amount of $265.0 million. The Company expects to meet its short-term cash requirements for existing operations and current development projects through fiscal 1999 from available cash balances and borrowings under the Credit Facility. To the extent that such cash resources are insufficient to fund the Company's activities on a short-term basis, the Company may be required to raise additional funds which may be derived through additional debt, equity financing or other sources. If additional capital is raised through the sale of additional equity or convertible debt securities, dilution to the Company's stockholders could occur. The Company continues to evaluate financing alternatives, including unsecured bank facilities and other sources of short-term debt or equity financing. There can be no assurances such additional short-term financing will be available or, if available, that it will be on acceptable terms.

     As a result, the Company expects that it will be highly leveraged within twelve months after the Distribution. The degree to which the Company is leveraged could have important consequences, including: (i) the Company's ability to obtain additional financing in the future may be impaired, (ii) a substantial portion of the Company's future cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for operations, (iii) the Company may be hindered in its ability to adjust rapidly to changing market conditions and (iv) the Company's substantial degree of leverage may make it more vulnerable in the event of a downturn in general economic conditions or in its business. There can be no assurance that the Company's future cash flows will be sufficient to meet the Company's debt service requirements or that the Company will be able to refinance any of its indebtedness at maturity.

  Operating Activities

     In the first nine months of fiscal 1998, $11.9 million in cash was used in operating activities, compared to $0.9 million used in operating activities in the first nine months of fiscal 1997. The increase resulted from higher expenses, predominantly higher professional and consulting fees associated with project development expenses of new wireless companies in Mexico, including expenses associated with participating in the Mexican auction for PCS licenses, and in Russia. It is expected that cash used in operating activities will continue to increase as the Company expands its project development efforts on existing and new project opportunities. Also, the Company has budgeted $81.3 million over fifteen months to pursue its strategy of providing a fixed fee limited cdmaOne telephone service targeted at the United States mass market.

     In fiscal 1997, $1.2 million in cash was used in operating activities, compared to $0.3 million used in operating activities in fiscal 1996. The increase in cash used in operating activities in 1997 resulted from an increase in general and administrative expenses.

  Investing Activities

     Cash used in investing activities was $16.7 million for the first nine months of fiscal 1998 and $46.0 million for the corresponding period in fiscal 1997. The 1998 activity results from the Company providing $15 million in loans to certain subsidiaries of Transworld Communications (U.S.A.), Inc. Also, the Company funded a $1.7 million loan receivable related to a potential business combination. Investment activity in the corresponding period for fiscal 1997 represented the Company's $42 million investment in preferred voting stock of Chilesat PCS and the $4.0 million purchase of Series B Common Stock in Chase Telecommunications, Inc. The Company is expected to have $73.8 million in outstanding non-cancelable debt commitments to its investments in wireless operating companies as of the date of the Distribution. Such commitments are expected to be funded within fifteen months of the Distribution. The Company expects that investments in wireless operating companies will increase significantly in the near future.

     Investments in wireless operating companies totaled $46.0 million in fiscal 1997. There were no investments in fiscal 1996. The fiscal 1997 investment consisted of the purchase of $42 million of voting preferred shares representing a 50% ownership interest in a corporate joint venture, Chilesat PCS and the investment of $4 million in Chase Telecommunications Inc. in which the Company holds less than a 7% ownership interest.

  Financing Activities

     Cash provided by financing activities during the first nine months of fiscal 1998 and 1997 amounted to $28.6 million and $46.9 million, respectively, consisting of QUALCOMM's funding of the operating and investing cash used by the Company.

     The Company's financing activities, which consisted solely of QUALCOMM's investment, provided net cash of $47.2 million in fiscal 1997 compared to $0.3 million in fiscal 1996. The investment represents QUALCOMM's funding of the operating and investing cash used by the Company.

  QUALCOMM Credit Facility

     In connection with the Distribution, the Company entered into a $265.0 million secured Credit Facility pursuant to which it will have access to funds from QUALCOMM. The Credit Facility consists of two sub-facilities. The first sub-facility (the "Working Capital Facility") will enable Leap to borrow up to $35.2 million from QUALCOMM, subject to the terms thereof. The proceeds from the Working Capital Facility may be used by Leap solely to meet the normal working capital and operating expenses of Leap, including salaries and overhead, but excluding, among other things, strategic capital investments in wireless operators, substantial acquisitions of capital equipment, and/or the acquisition of telecommunications licenses. The other sub-facility (the "Investment Capital Facility") will enable Leap to borrow up to $229.8 million from QUALCOMM, subject to the terms thereof. The proceeds from the Investment Capital Facility may be used by Leap solely to make certain specified portfolio investments. The Credit Facility contains a financial covenant and operating covenants, including restrictions on the ability of the Company to incur indebtedness, merge, consolidate or transfer all or substantially all of its assets, to make certain sales of assets, to create, incur or permit the existence of certain liens and to pay dividends.

     Pursuant to the Credit Agreement, Leap has agreed that it will not at any time permit the quotient obtained by dividing total debt by total capitalization of Leap to exceed the following level during the indicated period:

                           PERIOD                             LEVEL
                           ------                             -----
Distribution Date through fourth anniversary thereof........   70%
After fourth anniversary of Distribution Date...............   50%

     The Company was in compliance with the financial covenant at the Distribution. In addition, the Credit Facility permits uses of funds only for specified purposes consistent with approved business plans, restricts the nature and breadth of the Company's investments and imposes other restrictions peculiar to the Company's business. The restrictions imposed by QUALCOMM related to the Credit Facility could have a material adverse effect on the Company.

     The Company expects to have significant long-term future capital requirements beyond fiscal 1999 relating (i) to funding commitments to the Leap Operating Companies and other operating companies in which the Company may acquire joint venture or equity interests and (ii) to general working capital needs and other cash requirements. The magnitude of these long-term capital requirements will depend on a number of factors, including the specific capital needs of the Leap Operating Companies, additional capital needed to acquire or maintain other joint venture or equity interests or to pursue other telecommunications opportunities, competing technological and market developments and changes in existing and future relationships. The Company intends to address its long-term liquidity needs through access to private and/or public equity and/or high yield debt markets; however, there can be no assurance that the Company will be successful in its efforts to raise the capital required to fund operations on a long-term basis. Failure to satisfy such capital requirements would have a material adverse effect on the Company's business, results of operations, liquidity and financial position.

  Substantial Leverage of Operating Companies

     Initially, the operating companies are typically financed by contributions of the Company and its partners in the form of equity and shareholder loans. After the initial stages of development, the Company seeks, where possible, to secure stand-alone third party financing at the operating company level, preferably on a non-recourse basis to the Company. Cash requirements of the Company's operating companies which are not financed by third party financing are financed by capital contributions and loans of the Company and the other shareholders of such operating companies. There is no assurance that the Company's partners will make their required equity contributions in the operating companies or otherwise meet their financial obligations when due.

     The Company's 50% joint venture partner in Chilesat PCS, Telex-Chile, has been unable to make principal repayments on its outstanding loans and is under standstill agreements with many of its significant lenders. Thus, the Company may not be able to rely on Telex-Chile to provide additional capital to Chilesat PCS when and if needed. The Company expects that Chilesat PCS will have sufficient cash available to meet its cash needs for operations and network expansion for the remainder of calendar 1998 via a $35 million short-term cash facility provided by the Company and vendor financing. The Company believes that Chilesat PCS intends to meet its cash needs through calendar 1999 via additional loans and/or equity contributions by its partners and/or conversion of the short-term debt owed to the Company into equity, additional vendor financing, the sale of high yield debt to third parties and/or the sale of equity to third party investors. Long-term cash needs are expected to be met by cash from operations, vendor financing, borrowings from banks and sales of equity to third-party investors. As such, it is not currently expected that the financial difficulties of Telex-Chile should significantly adversely impact the ability of Chilesat PCS to conduct ongoing operations and network expansion. However, there can be no assurance that such financing will be obtained or that there will not be a material adverse effect on ongoing operations and network expansion.

     The operating companies have used or intend to use various sources for their respective funding. Although each of them has relied on equity infusions, many are or will be highly leveraged. The ability of the operating companies to meet debt covenants will be dependent upon their future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond their control. The ability of the operating companies to obtain future financings on acceptable terms will be limited by their leverage and cash flows. In addition, some of the operating companies will be substantially funded through equipment financing arrangements from vendors. Such equipment financings will be contingent upon meeting planned levels of performance and should the operating companies fail to meet such performance requirements, the related equipment financings could be materially restricted or terminated.

  Currency Fluctuation Risks

     The Company reports its financial statements in U.S. dollars. The Company's principal operating companies function in different currency jurisdictions and all report in local currencies. Consequently, the Company's results of operations as well as the value of its ownership interests in its operating companies or start-up projects will be affected by fluctuations in currency exchange rates between the dollar and the applicable local currency.

     The Company's operating companies are exposed to risk from fluctuations in foreign currency and interest rates, which could impact each company's respective results of operations and financial condition. Because many of the operating companies' contracts with equipment suppliers, including QUALCOMM, will be denominated in dollars, a significant change in the value of the dollar against the national currency of any operating company could result in the increase of the relative cost of such contracts and could restrict such company from fulfilling certain of its contractual obligations. As a result, any devaluation in the local currency relative to the currencies in which such liabilities are payable could have a material adverse effect on the Company. In some developing countries, including Mexico and Russia, significant devaluations relative to the U.S. dollar have occurred and may occur again in the future. In such circumstances, the Company may experience economic loss with respect to its ownership interests and fluctuations in its results of operations solely as a result of exchange rate fluctuations.

     The Company seeks to reduce its foreign exchange exposure arising from transactions by matching, where possible, assets and liabilities. There can be no assurance that the Company will be able to match its assets and liabilities or otherwise reduce its foreign exchange exposure. In some cases, the operating companies may borrow in U.S. dollars rather than in local currencies because such U.S. dollar borrowings are the only funding source available to them at the time. In such circumstances, the Company has decided, in conjunction with its partners, to accept the inherent currency risk principally because of the relatively high cost of buying or the inability to buy forward cover in currencies of the countries in which the operating companies conduct business.

     In general, the Company may elect to enter into hedging arrangements from time to time in the future, although it is not currently party to any such transaction and does not have a policy to systematically hedge against foreign currency exchange rate risks.

  Inflation and Deflation

     Inflation has had and may continue to have adverse effects on the economies and securities markets of certain emerging market countries and could have adverse effects on the operating companies and start-up projects in those countries, including their ability to obtain financing. Russia, Chile and Mexico, for example, have periodically experienced relatively high rates of inflation. The operating companies, where permitted, and subject to competitive pressures, intend to increase their tariffs to account for the effects of inflation. However, in those jurisdictions where tariff rates are regulated or specified in the license, the operating companies may not be able to mitigate the impact of inflation on their operations. The Company believes risks associated with deflation have recently increased, particularly given recent deflation in certain parts of Asia. Significant deflation could have a material adverse effect on the Company's revenues, profit and overall performance.

     While system equipment costs may increase over time as a result of inflation, the Company expects that the cost of subscriber equipment will decrease over time although there can be no assurance that this will be the case. General operating expenses such as salaries, employee benefits and lease costs are, however, subject to normal inflationary or deflationary pressures.

YEAR 2000 ISSUE

     The Year 2000 issue arises from the fact that most computer software programs have been written using two digits rather than four to represent a specific year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     As the Company and the Leap Operating Companies have recently begun their respective businesses, there exists uncertainty as to the impact the Year 2000 issue could have on the Company. The Company does not believe that the Year 2000 issue will significantly impact its administrative and accounting software, which have been acquired recently or will be acquired. The Company generally subjects its vendors to Year 2000 compliance requirements in connection with the Company's acquisitions of software. Also, the Company believes that the Year 2000 issue will not significantly impair the ability of the Leap Operating Companies' wireless communications networks to perform as intended. The Leap Operating Companies are expected to have direct or indirect computerized interfaces to third parties relating to the transmission of telecommunications traffic over local, national and international telecommunications networks. The Leap Operating Companies are vulnerable to the failure of such third parties to adequately address their Year 2000 issues. Such failures, should they occur, could cause significant disruption to the operations of the Leap Operating Companies, including the ability to provide certain services and correctly bill customers, resulting in the potential for revenue loss and increased costs. The Company is not currently aware of any significant third party problems concerning the computerized interfaces, but as the Leap Operating Companies have only recently begun network build-out and commercial activities, they have not yet completed their assessment of the risk associated with third party interfaces and the Year 2000 issue. This overall assessment is expected to continue through December 1998. At that time, the concurrently developed remediation plan will begin, with an expected completion date of July 1, 1999. The Company is in the process of developing a risk profile to evaluate all third parties in regard to their capability to become compliant with Year 2000.

     As of the date hereof, the Company has not incurred any material costs in support of the Year 2000 issue. The Company estimates that it will spend $500,000 in fiscal year 1999 to review and correct any non-information technology systems as well as support material third party relationships. The Company has not developed a contingency plan to handle a worst case scenario.

     There can be no assurance that the Company will be able to identify all Year 2000 problems in its systems, the systems of the Leap Operating Companies or third party systems with which the Company or the Leap Operating Companies will have computerized interfaces in advance of their occurrence or that the Company will be able to successfully remedy any problems. The expenses associated with the Company's efforts to remedy any Year 2000 problems, the expenses or liabilities to which the Company may become subject as a result of such problems or the impact of Year 2000 problems on the ability of Leap Operating Companies to do business with the Company could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

FUTURE ACCOUNTING REQUIREMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income," which the Company will be required to adopt for fiscal year 1999. This statement will require the Company to report in the financial statements, in addition to net income, comprehensive income and its components including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. Upon adoption, the Company will also be required to reclassify financial statements for earlier periods provided for comparative purposes. The Company currently expects that the effect of adoption of FAS 130 may be primarily from foreign currency translation adjustments and has not yet determined the manner in which comprehensive income will be displayed.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("FAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which the Company will be required to adopt for fiscal year 1999. This statement establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under FAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. The Company has not determined the impact of the adoption of this new accounting standard on its financial statement disclosures.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which the Company will be required to adopt for fiscal year 2000. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company has not determined the impact of the adoption of this new accounting standard on its consolidated financial position or results of operations.

                                    BUSINESS
INTRODUCTION

     Leap Wireless International, Inc. ("Leap" or the "Company") manages, supports, operates and otherwise participates in CDMA-based wireless telecommunications businesses and ventures in emerging international markets and the United States. Outside of the United States, the Company is currently operating, managing, supporting or participating in the development of cdmaOne wireless telecommunications systems in Mexico, Russia, Chile and Australia. Most of these systems are at an early stage of development, and the Company expects commercial launch of these systems at various times during 1998 and 1999. The Company is also pursuing opportunities to provide, manage, support, operate and invest in additional wireless telecommunications systems in other targeted United States and international markets offering high growth potential.

     Leap was formed in June 1998 by QUALCOMM Incorporated ("QUALCOMM"), a leading provider of digital wireless communications equipment, technologies and services. QUALCOMM continues to serve as a major supplier of CDMA subscriber and infrastructure equipment for the Company's wireless telecommunications businesses, and the Company expects that QUALCOMM will be a major CDMA subscriber and infrastructure equipment supplier for future wireless telecommunications businesses which the Company manages, operates and supports or in which the Company otherwise participates.

     Following the Distribution, QUALCOMM will continue to be a supplier of CDMA equipment and is expected to provide significant vendor financing to Leap's wireless telecommunications businesses and ventures. These ongoing relationships could place QUALCOMM in a position in conflict with Leap with respect to Leap's businesses and ventures. In addition, QUALCOMM and Leap are parties to a number of agreements, including but not limited to, a Separation and Distribution Agreement, a Credit Agreement and a Master Agreement Regarding Equipment Procurement. Such Agreements contain restrictions on Leap's ability to invest in other joint ventures.

     Leap owns certain joint venture and equity interests (held directly by Leap or indirectly by companies controlled by Leap) formerly held by QUALCOMM in Pegaso Telecomunicaciones S.A. de C.V. (Mexico), Metrosvyaz Limited (Russia), Orrengrove Investments Limited (Russia), ChileSat Telefonia Personal, S.A. (Chile), Chase Telecommunications, Inc. (U.S.) and OzPhone Pty. Ltd. (Australia) (collectively, the "Leap Operating Companies"). In addition, Leap intends to pursue opportunities to provide, manage, support or invest in additional terrestrial-based wireless telecommunications systems in other targeted United States and international markets offering high growth potential. QUALCOMM and Leap have also agreed that, if certain events occur within eighteen months after the Distribution, certain assets and liabilities related to Telesystems of Ukraine ("TOU"), QUALCOMM's operating company in Ukraine, will be transferred to Leap. There can be no assurance that such events will occur or that legal impediments to transfer will be removed, or that QUALCOMM's interest in TOU will be so transferred.

     The Company's wireless telecommunications systems are based on Code Division Multiple Access ("CDMA") technology, a proprietary integrated software and hardware system invented by QUALCOMM and used for digitally transmitting telecommunications signals in a wireless network. CDMA offers a number of advantages over analog and other digital technologies, including increased call capacity, higher quality voice and data transmission, fewer dropped calls, enhanced privacy, lower power requirements and lower system costs. CDMA has been widely adopted throughout the world, having been commercially deployed or under development in approximately 30 countries with over ten million commercial subscribers worldwide, as of March 31, 1998. For purposes of this Prospectus, "cdmaOne" shall mean those fixed or mobile wireless telecommunications systems based on or derived from QUALCOMM's CDMA technology which (i) have been adopted as an industry standard by the Telecommunications Industry Association ("TIA") or other recognized international standards bodies, and the adoption of such standard has been voted in favor of by QUALCOMM ("QUALCOMM Approved Standards"),
(ii) are compatible with or employ the same physical layer as QUALCOMM Approved Standards ("QUALCOMM Approved Systems"), or (iii) are compatible with the infrastructure and subscriber equipment manufactured and sold by QUALCOMM. CdmaOne currently includes, by way of example and not by limitation, the TIA's IS-95 digital cellular standard and ANSI JSTD-008 digital PCS standard. If a terrestrial-based wireless telecommunications system is considered a cdmaOne system in one country, QUALCOMM and Leap agree that it would be considered a cdmaOne system in any other country, irrespective of whether or not such system has been adopted (or approved by QUALCOMM) as a standard in such other country.

     The Company's senior management has many years experience in the wireless telecommunications industry. A number of the Company's senior management members have been members of QUALCOMM's senior management and joined the Company from QUALCOMM in connection with the formation of the Company, including Harvey P. White, formerly Vice Chairman of the Board of QUALCOMM and the Company's President, Chief Executive Officer and Chairman of the Board; Thomas J. Bernard, formerly Senior Vice President of QUALCOMM, who is the Company's Executive Vice President; and James E. Hoffmann, formerly Vice President, Legal Counsel of QUALCOMM, who is the Company's Senior Vice President and General Counsel. Leap believes its continuing relationship with QUALCOMM and the other participants in its operating companies, the experience and expertise of its management team, and the quality of CDMA and other products and services to be offered by Leap's operating entities, among other factors, will position Leap to become a significant provider of wireless telecommunications services worldwide.

     The Company operates, manages, supports, operates and participates in its wireless telecommunications businesses primarily through joint ventures and strategic alliances with third parties. The Company intends to provide substantial management and operational support to its wireless telecommunications businesses, consistent with applicable laws, contractual arrangements and other requirements, in the areas of system design and planning, design and development of marketing plans, distribution systems, billing systems and customer support plans, system launch and roll-out execution and virtually all other operational functions. The Company intends to provide these services using its own employees as well as through consultants with substantial experience in the telecommunications industry. The Company intends to continue to focus on providing such management and operational support in its future wireless telecommunications business opportunities.

     The Company does not have any operating history as an independent company and it and each of its wireless telecommunications businesses and ventures are at an early stage of development. To date, the Company has generated no revenue from such businesses and ventures, which are expected to incur substantial losses for the foreseeable future and are subject to substantial risks. Leap has generated net losses since inception, and will be required to recognize a share of the start-up operating losses of such businesses and ventures as a result of the Company's ownership interests therein. The Company's ability to generate revenues will be dependent on a number of factors, including the future operations and profitability of the Company's wireless telecommunications businesses and ventures.

     The Company expects to have significant future capital requirements relating to funding commitments to its wireless telecommunications businesses and ventures and other general working capital needs. The Company expects to obtain much of its required near-term financing through borrowings under the Credit Facility Agreement provided by QUALCOMM. As a result of its capital requirements, including borrowings under the Credit Facility Agreement, the Company expects that it will be highly leveraged within twelve months after the Distribution.

     The Company believes that recent changes in the telecommunication industry have resulted in a growing opportunity to manage, operate and invest in wireless systems around the world. While older wireless systems had spurred the growth of cellular networks, the invention of terrestrial wireless CDMA not only improved cellular systems but also effectively supported fixed wireless with growth in capacity, coupled with wireline voice quality and lower cost of equipment and maintenance. So while wireless telecommunications has historically been viewed primarily as a second phone for the affluent, the Company believes it will increasingly be viewed as the logical and preferred system for use as a first and only phone.

     As new carriers and/or spectrum opportunities arose for the deployment of CDMA systems, QUALCOMM was approached from time to time by wireless operators and others to join new carriers in operating joint ventures in the United States and abroad. As these ventures have been transferred to Leap, Leap believes that it has a significant advantage in being already established in the business of managing, supporting and/or investing in CDMA wireless networks that are being built out or are in the planning stages of such build out. Leap anticipates that there will be an increasingly large number of opportunities where new licensees or expansions of existing licensees will seek help from Leap for operational support, management and capital. Historically the participation in these opportunities has been through joint ventures, usually including a local license holder as well as equipment suppliers, deployment and/or management organization(s), carriers and financial investors.

     Leap intends to continue its strategy of entering into joint ventures to access new markets and opportunities. Leap expects that it will selectively focus on a limited number of high-growth opportunities, taking into account its management and capital resources. Leap plans to focus its operations on areas where the potential to provide value added services and thereby launch successful wireless ventures is higher. Leap will strive to continue to expand its expertise through the experience gained on its current and future ventures to become a sought after and more valuable participant in future joint ventures.

     Leap believes that it will not have the opportunity for majority ownership in many of these operating joint ventures, due to a variety of reasons ranging from government policy, to investment limitations prescribed by license holders and/or the desire to bring many parties with diverse experience into a joint venture. Leap does not believe that the actual ownership percentage of a participant in such a joint venture is the sole determinant, or necessarily indicative, of the level of services supplied or the degree of operational or project management provided. Leap will, generally, plan to have a significant initial ownership and to be active in the management of all the systems in which it has an equity interest, consistent with applicable laws, contractual arrangements and other requirements, even those where the ownership percentage is relatively small. In addition, Leap's percentage ownership interest will be reduced as part of the dilution necessary to expand or build out the systems. From time to time, it may also sell ownership interests as part of a strategy of returning value to Leap stockholders from the increase in value of the systems in which it has participated. Such sales are expected to provide funds for future participation in new projects thereby providing for growth in Leap. It is anticipated that sales of partial interests in any operation should not affect Leap's management or operational role with that entity.

     Leap's wireless telecommunications operating companies hold licenses to provide wireless telecommunications services to an aggregate of approximately 198 million potential subscribers as of June 29, 1998. In addition, Leap's Russian wireless telecommunications operating entity is in the process of attempting to secure joint ventures with holders of licenses throughout Russia to provide wireless telecommunications services to up to an additional 128 million potential subscribers. Leap also intends to identify and develop new opportunities in the United States through the acquisition of frequency spectrum, or the entering into of reseller agreements for minutes of use, principally in the PCS bands, and the establishment of new businesses to provide competitive wireless services in the United States.

     Leap expects its operations in Mexico, which recently obtained licenses to provide nationwide services throughout Mexico, will provide high-quality, cost-effective cdmaOne wireless telecommunications services to selected markets within that country beginning in December 1998. In Russia, Leap's subsidiary QUALCOMMTel is in a joint venture with Tiller International Limited, which joint venture ("Metrosyvaz") is in the process of entering into other joint ventures with local telecommunications operators to finance, build and operate wireless systems in Russia. Leap's operations in Chile are through Chilesat Telefonia Personal S.A. ("Chilesat PCS"), which holds one of three Chilean PCS licenses and has a license enabling it to operate a wireless PCS network with a nationwide footprint. As of August 30, 1998, Chilesat PCS had approximately 3,000 subscribers after two months of operation. In Australia, Leap's wholly owned subsidiary owns a license to operate wireless telecommunications in eight regions covering approximately 5.4 million potential customers ("POPs"). In addition, QUALCOMM and Leap have agreed that, if certain events occur within eighteen months after the Distribution, certain assets and liabilities related to TOU will be transferred to Leap. There can be no assurance that such events will occur or that legal impediments to transfer will be removed, or that QUALCOMM's interest in TOU will ever be transferred to Leap. The Ukrainian operating company, Telesystems of Ukraine, is scheduled to commence commercial operation in Kiev in late 1998 and is anticipated to follow with national coverage. See "Risk Factors -- International Risks -- Doing Business in Ukraine."

     The following table summarizes Leap's current joint ventures and other interests and provides certain information relating thereto:

                                                                                                                        ACTUAL/
                                                                                                                        EXPECTED
                                            EQUITY     REAL GDP     LICENSED    EQUITY        TOTAL        EQUITY      COMMERCIAL
         INVESTMENT            LOCATION    INTEREST   PER CAPITA      POPS       POPS      SUBSCRIBERS   SUBSCRIBERS     LAUNCH
         ----------           ----------   --------   ----------    --------    -------    -----------   -----------   ----------
                                                        (US$)            (IN MILLIONS)
AMERICAS
  Pegaso Telecomunicaciones,
    S.A. de C.V.(1).........    Mexico      49%(2)     $ 2,947        99.0       48.5(2)   N/A           N/A           Dec 98
  Chase Telecommunications,
    Inc.....................  Tennessee,..    6.4%      27,175(3)      6.3        0.4      N/A           N/A           Sep 98
                                U.S.A.
  Chilesat Telefonia
    Personal, S.A.(4).......    Chile          50%       3,229        14.9        7.5      3,000         1,500         Aug 98
EASTERN EUROPE
  QUALCOMMTel/Metrosvyaz/
    Orrengrove..............    Russia      70%(5)       2,128(3)     20.9(6)     3.7(6)   N/A           N/A           Dec 97(7 )
  Other Markets
    Oz Phone................  Australia       100%      20,062(3)      5.4        5.4      N/A           N/A           Mar 99

---------------
(1) Leap's holdings are through a wholly owned subsidiary Qualcomm PCS Mexico, Inc. which in turn owns forty-nine percent (49%) of Pegaso Telecomunicaciones, S.A. de C.V. Pegaso Telecomunicaciones, S.A. de C.V. owns three companies, one of which owns the license, one of which owns the operating assets and operates the business and one of which employs the personnel.

(2) Leap's interest in Pegaso is expected to be diluted to no less than a 25% equity interest through new capital raising committed prior to the date of this Prospectus, and this will reduce the equity POPs to 24.8 million.

(3) Real GDP (Gross Domestic Product adjusted for inflation) is stated for the country as a whole, although existing licenses cover only a portion of the country.

(4) Leap's holdings are through a wholly owned subsidiary Inversiones QUALCOMM Chile S.A. which in turn owns fifty percent (50%) of Chilesat.

(5) Leap's holdings in Russia are through two distinct subsidiaries. Leap holds a seventy percent (70%) owned subsidiary QUALCOMM Telecommunications Ltd., a Cayman Islands company, which in turn owns fifty percent (50%) of Metrosvyaz Limited, which in turn will own fifty percent (50%)of the operating joint ventures. In addition, Leap holds a 70% interest in QUALCOMM Telecommunications Ltd., an Isle of Man company, which in turn owns a 50% interest in Orrengrove Investments Limited, which in turn owns a 60% interest in each of the Transworld companies.

(6) Licensed POPs (licenses covering a number of potential customers) and Equity POPs (licensed POPs multiplied by equity percentage ownership) are based on those regions for which a letter of intent has been signed as of June 29, 1998.

(7) The first system in Rostov on Don became operational in December 1997 outside the joint venture. As a result of the formation of the joint venture, the system is expected to be contributed to the joint venture.

INDUSTRY BACKGROUND

     Telecommunications markets are expanding rapidly as countries seek to increase teledensity and competition among carriers. Often the fastest, most economical and easiest way to meet these demands is through the implementation and operation of wireless networks and systems. The number of wireless licenses and the amount of spectrum allocated to wireless networks are growing rapidly. Awarding of multiple licenses for fixed and mobile wireless telecommunications operations to multiple carriers to spur the growth of teledensity and competition is occurring in many markets. Historically, many countries had just one government-owned or government-supported wireless carrier, but many of these nations now have multiple regional carriers. These changes create the need to provide both the capital to build out these new (largely wireless) systems and the expertise to oversee and manage their entry into these competitive markets.

     There exists significant demand for high-quality wireless telecommunications systems in more developed international markets as well. In many such countries, telecommunications systems have been closely regulated by local governments, and licenses to provide services have been largely unavailable. Decreased government regulation, and active solicitation of new and better services through auctions of licenses, have created opportunities for local and foreign providers to capture market share. Such opportunities have been recognized in many countries, including those where Leap has operations.

     CDMA. Wireless telecommunications service is currently available using either analog or digital technology. Although more widely deployed than digital technology, analog technology has certain significant limitations. Digital wireless telecommunications systems overcome the capacity constraints of analog systems by converting voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This increased capacity, along with enhancements in digital protocols, allows digital-based transfer systems to offer new and advanced services including greater call privacy, fraud protection, higher voice quality, single number service, integrated voice and paging and enhanced wireless data transmission services such as e-mail, facsimile and wireless connections to computer networks.

     The primary digital technologies available for wireless fixed and mobile applications are CDMA and Time Division Multiple Access ("TDMA"). TDMA has been deployed in three variations including Global System for Mobile Communications ("GSM"). A form of TDMA has been adopted as a standard for cellular and PCS in the U.S. and GSM has been adopted as a standard for PCS in the U.S. and for cellular and PCS in Europe, Asia and certain other markets. CdmaOne is the original standard for mobile wireless telecommunications systems based on or derived from QUALCOMM's CDMA technology and successor standards that QUALCOMM has adopted. CdmaOne has been adopted as an industry standard by the TIA and other recognized international standards bodies. In July 1993, the TIA adopted a North American standard (TIA/EIA/IS-95) for cellular telecommunications based on QUALCOMM's CDMA technology. In April 1995, QUALCOMM's CDMA technology was approved as a standard for PCS, which is expected to be published as ANSI standard J-STD-008. Wireless networks based on QUALCOMM's CDMA technology are commercially deployed or are under development in over 30 countries around the world.

     From an economic standpoint, CDMA technology provides cost savings in initial capital investment and over the life of the network because of its capacity and coverage advantages. CDMA networks cost less to design and engineer than other types of wireless systems, making them easier to reconfigure and expand. CDMA provides 10 to 20 times the capacity of analog wireless technologies, and more than three times the capacity of other digital technologies, enabling service providers to support more subscribers and greater volumes of wireless traffic within a given amount of radio frequency spectrum. CDMA networks require fewer cell sites than other wireless technologies to cover a given area. With fewer cell sites, service providers can reduce their initial capital expenditures as well as their ongoing operational and maintenance costs. In addition, CDMA is the only wireless technology that effectively supports both fixed and mobile services from the same platform, supporting two sources of revenue and providing a rapid, cost-effective means to respond to dynamic market requirements. From a performance standpoint, consumers benefit from improved voice and call quality, longer phone battery life, better coverage and fewer dropped calls, and the security afforded by digital coding techniques.

     CDMA is an open standard with many manufacturers who produce CDMA network equipment, providing a wide choice in suppliers, competitive equipment pricing and continued product developments. The developer and licenser of CDMA, QUALCOMM, continues to maximize the performance of the technology across its broad CDMA product lines, and is a leader in the advancement of the CDMA standard and CDMA equipment. Ongoing enhancements have decreased costs and increased performance of CDMA systems.

     CdmaOne is evolving to support new features and services such as higher speed data and exponentially more capacity. The community of CDMA manufacturers has demonstrated widespread commitment to evolve this technology to the next generation of systems. The Company believes that by deploying cdmaOne networks, service providers are well positioned to migrate their networks from the current to the next generation of networks. As a result, Leap is committed to managing networks utilizing CDMA technology and has established a relationship with QUALCOMM that provides a framework for obtaining and financing infrastructure and subscriber equipment.

     Leap's Markets. The following information relates to certain of Leap's existing international markets and reflects recent growth and the current wireless penetration in the regions:

          Latin America. Latin America has a population of nearly 450 million people. Current wireless penetration in all Latin American markets is approximately 2%, and industry reports estimate penetration will grow to 5% by 2001. The total Latin America subscriber base is currently estimated to be 6 million people, and is expected to grow to approximately 20 million by 2001. Mexico is one of the most important markets for wireless services in Latin America with 96 million POPs and a significant urban population. Chile has a population of 15 million people and current wireless penetration of approximately 4%.

          Asia-Pacific. It is estimated that there were approximately 41 million wireless subscribers in the Asia-Pacific region, including Australia, at the end of 1996, an increase of 97.4% over 1995. Future subscriber growth is forecast to average 25% per year, bringing the total subscriber base to approximately 127 million by 2001. Australia has a population of approximately 18.7 million people. Australia has 51% teledensity and 23% wireless penetration as of 1997. Subscriber growth for cellular phones in Australia was approximately 90% during 1996 and it is expected to increase an average of 12% per year through 1999.

          Russia. Teledensity in Russia in 1997 was approximately 18%, with wireless penetration of just 0.5%. The teledensity growth rate is expected to be approximately 2.5% annually over the next four years.

          United States. Recent increased demand for wireless telecommunications in the United States has been driven by technological advancements and increased competition. Wireless communication products and services have evolved from basic tone-only paging services to mass-market cellular services and since late 1996, digital PCS services. Each new generation of wireless communication products and services has generally been characterized by improved product quality, broader service offering and enhanced features. As of December 31, 1997, wireless penetration in the United States was estimated by industry sources to be 22% and is expected to grow to 54.1% by 2006 for a compounded annual growth rate of 10%. As reported by industry sources, the compound annual growth rate of wireless subscribers exceeded 41% from 1990 through 1997. At the end of 1997, there were 57.2 million wireless subscribers in the U.S., up from 5.0 million in 1990. Industry sources are projecting 163.1 million wireless subscribers in 2007, of which 55.8 million would be PCS subscribers, up from only 2.9 million subscribers at the end of 1997, for a compounded annual growth rate of 34.4%. As subscriber numbers have grown, average revenues per subscriber have fallen but the wireless industry has still experienced a corresponding growth in total service revenues.

CORPORATE STRATEGY

     Leap's strategy is to build an operating entity that provides management and project expertise and selectively invests in and manages joint ventures and other collaborative efforts to provide cdmaOne wireless telecommunications services in telecommunications markets with significant growth potential. The Company believes its experience, technical and commercial expertise, and access to equipment and technology will benefit the Company and the entities in which it invests. Elements of the Company's strategy include:

     Focus on Growth Markets. The Company will continue to invest in entities that serve or intend to serve the United States and international markets in which Leap's contributions could most likely result in added value and contributions to an enterprise that captures significant market share. Leap's equity interests in Russia are examples of the Company's plan to invest in developing countries and provide wireless service to markets without significant wireline penetration. Joint ventures and equity interests in Australia, Chile and Mexico are consistent with the Company's strategy of obtaining licenses in markets where such licenses were previously unavailable or more limited in number and scope. Leap's United States equity interest is in a company with an opportunity to provide wireless services to help meet continued increases in demand and facilitate a continuing transition from wireline to wireless networks.

     Actively Participate in Operating Company Management. The Company intends to exercise significant management influence and oversight over its joint ventures and equity interests. Leap believes its experience, business relationships and other factors enable it to add value to its joint ventures and equity interests and increase its operating companies' performance and likelihood of success. Wherever possible, Leap secures the right to appoint or nominate management personnel. Leap also generally seeks representation on the Boards of Directors of its operating companies. Moreover, Leap has entered into contractual arrangements with its operating companies to provide financing and/or services, and has played a significant role in the development of its operating companies' business plans and objectives.

     Leverage Management Experience and Expertise. The Company's management team consists of individuals with substantial experience collectively in the wireless communications industry, including experience with large, international deployments of networks and services. Moreover, Harvey P. White, Thomas J. Bernard and James E. Hoffmann have played a significant role in the rapid growth of QUALCOMM, the development and standardization of QUALCOMM's CDMA technology and the formation of the Leap joint ventures. Leap believes the experience and expertise of its management team enables it to add significant value in its relationships with operating companies.

     Leverage Strategic Alliances. Leap has developed strong relationships with telecommunications and other companies including those with which it has jointly invested. In securing an investment partner, Leap seeks an entity that can provide familiarity with local markets, or an ability to facilitate development in a particular market, or other necessary features of a successful network-building enterprise. The Company intends to cultivate its existing relationship with its co-investors in various markets in order that each investor can contribute to the success of a particular operating company, in the areas of operations, management, technology and others. The Company also intends to continue to search for strategic partners with whom it can invest in new enterprises supported by a wide range of expertise and available resources. The Company seeks to ensure that its strategic alliances enable it to better prepare and equip its operating companies for successful development.

     Leverage QUALCOMM Relationship. The Company's operating companies are comprised principally of joint ventures in which QUALCOMM became a partner during the past two years. The Company has a close relationship with QUALCOMM that it believes helps position the Company as an attractive partner that can help an operating company succeed. Leap believes that its relationship with QUALCOMM will provide it with competitive advantages in identifying, qualifying for and participating in international telecommunications joint ventures on terms and conditions that are mutually beneficial to both companies. Leap also expects to have certain access to technical expertise and experience of QUALCOMM and its employees and affiliated entities, through its relationship under the Equipment Agreement and QUALCOMM's ongoing relationship with the Leap Operating Companies under equipment and other agreements. QUALCOMM has committed approximately $265 million to the Company by way of the Credit Facility. Leap and QUALCOMM also have entered into the Equipment Agreement pursuant to which QUALCOMM will have the right to provide its CDMA equipment to certain of Leap's existing and future operating companies. QUALCOMM also has existing contracts to supply and finance equipment, and other contractual relationships, with Leap's initial operating companies. The Company intends to leverage its relationship with QUALCOMM to take advantage of the success of QUALCOMM and its CDMA technology, by continuing its business activities with QUALCOMM and facilitating relationships between QUALCOMM and its operating companies.

     Build Industry-Leading Networks. The Company's wireless networks are and will be designed utilizing QUALCOMM's CDMA technology. The Company intends its operating companies to build high-quality, industry-leading networks that provide state of the art services and sophistication. The Company believes QUALCOMM's CDMA technology allows the operating companies to offer cost-effective, high quality telecommunications services, integrate advanced feature functionality and provide advanced services that make such companies' offerings attractive to end-users. The Company believes this gives it an advantage over competitors utilizing competing technologies in terms of cost to deploy and operate networks, spectral efficiencies, improved service offerings to customers and enhanced voice quality, privacy, fraud protection and fewer dropped calls.

LEAP OPERATING COMPANIES

     Leap's operating companies consist of joint ventures and other entities around the world. The joint ventures are described below in order of their size and the perceived opportunity for Leap to carry out its strategies.

  PEGASO TELECOMUNICACIONES, S.A. DE C.V. AND PEGASO COMUNICACIONES Y SISTEMAS, S.A. DE C.V., MEXICO

     General. The Company holds an interest in Pegaso Telecomunicaciones, S.A. de C.V. ("PEGASO"), a joint venture formed for the purpose of obtaining telecommunications licenses and constructing a wireless telecommunications network in the United Mexican States ("Mexico"). In May of 1998, Pegaso Comunicaciones y Sistemas, S.A. de C.V., a wholly-owned subsidiary of PEGASO, acquired nationwide PCS licenses in the 1.9GHz frequency bands in Mexico at a price of US$2.88 (based on an exchange rate of 9.2 Mexican pesos to one U.S. dollar, the exchange rate in effect on August 19, 1998) per POP. There is a legal challenge in Mexico to the constitutionality of the government's transfer of the frequency licenses. Neither the Company nor any Leap Operating Company is a party to the litigation, and the Company believes that the challenge will not have a material adverse effect on Leap and the Leap Operating Companies taken as a whole. The Company has an agreement to provide operating services to PEGASO. The current plan is to commence construction in Mexico City, Monterrey, Guadalajara and Tijuana as the first phase. It is expected that PEGASO's network in these cities will be in initial commercial service by mid-1999 and will be followed shortly thereafter by construction in up to 61 additional cities. There can be no assurance that PEGASO will be able to complete such construction projects for the amount budgeted or on a timely basis. The opportunity to assist in the license acquisition, financing, design, construction and operation of a new wireless cdmaOne system in an area previously underserved makes Leap's Mexico operation a blueprint for future Leap joint venture opportunities. In bidding for its licenses, PEGASO agreed to provide coverage, within a period of three years, beginning from the granting of the license, to most counties or political delegations in which at least 20% of the total population of the subject licensed region resides. PEGASO further committed that most counties or political delegations with at least 50% of the total population of the applicable licensed region would be covered within five years.

     Market Opportunity. The Mexican government recently auctioned four additional licenses in each region of Mexico to allow additional competition in the mobile wireless market. Leap and its partners recognized the opportunity to become involved with a CDMA nationwide network given the expansion of the Mexican economy and the currently low penetration levels of telecommunications services in the country. Mexico's population of approximately 99 million people is approximately 70% urban with approximately 50% living in the three largest cities. Mexico's real GDP per capita in 1997 was $2,947 with a teledensity of approximately 9.4%. The cellular penetration was only 1.6% at the end in 1997.

     Strategic Partners. In addition to the Company's interest, Pegaso Comunicaciones y Servicios, S.A. de C.V. ("Pegaso S.A. de C.V.") and Corporativo del Valle de Mexico, S.A. de C.V., an affiliate of Grupo Televisa S.A. ("Televisa") (collectively the "Consortium") have interests in PEGASO. Televisa is the largest media company in the Spanish-speaking world and is a major participant in the international entertainment business. Leap management believes the Consortium's strong financing resources, as well as its political access in Mexico, provide PEGASO critical skills and relationships for assisting the network build-out and in marketing and distributing PEGASO's wireless services.

     Leap Rights and Interests. Leap, through a wholly-owned subsidiary, currently owns a 49% interest in PEGASO and has committed to invest $100 million of the $400 million of capital committed by all members of the joint venture and ultimately will have a 25% equity interest in such joint venture. Once all committed capital has been contributed to this venture, Leap, Pegaso S.A. de C.V. and Televisa will hold approximately 27%, 29% and 20% of the voting shares, respectively. Under the joint venture agreement with PEGASO, Leap has a contractual right to elect two of nine directors for so long as Leap owns 15% or more of the equity. Such agreement also establishes significant supermajority rights that are expected to give Leap significant control over the actions of PEGASO. Leap is under contract with PEGASO to provide operator services to PEGASO and expects to subcontract many of those services to GTE. GTE is one of the world's largest publicly traded international telecommunications operators with investments and operations in the United States and many other parts of the world.

     Capital Requirements and Projected Investments. The license acquisition and build out of the national operating system and the initial working capital will require a financing of approximately $1 billion to $1.4 billion. To date, the members of the joint venture, including Leap, have obtained commitments for equity capital of approximately $400 million, including Leap's $100 million equity investment. In addition, the members of the joint venture are working with investment bankers to complete an approximately $200 million high yield debt financing and a $200 million bank financing, although there can be no assurance this financing will be obtained. There are preliminary commitments from vendors, including QUALCOMM, to provide between $250 million and $500 million in vendor financing. In addition, PEGASO is negotiating a long-term contract with GTE with respect to the initial startup and operations of PEGASO and to make a material equity investment.

     Regulatory Environment. After the passage of the Ley Federal de Telecomunicaciones (Federal Telecom Law), which came into effect on June 8, 1995 (the "1995 Law"), Mexican PCS/WLL auctions started on November 17, 1997. The Comision Federal de Telecomunicaciones ("COFETEL") offered four licenses in the 1.9GHz band (PCS) and four licenses in the 3.4GHz band (WLL). PEGASO successfully purchased nationwide PCS licenses in the auctions, each with a term of 20 years. The Secretaria de Comunicaciones y Transportes ("SCT") is the government ministry responsible for regulating the telecommunications sector and licensing new competitors, while COFETEL is the independent authority specifically charged with promoting and supervising the deregulation of Mexico's telecom sector. Modeled after the U.S. Federal Communications Commission, COFETEL was created by the 1995 Law. The 1995 Law provides the underlying basis for telecom competition in Mexico. The 1995 Law is designed to provide a pro-competitive regulatory environment in the Mexican wireless services market. It is also intended to outlaw cross subsidization of concessionary and competitive services and provides that concession and permit holders for public wireless service may not receive subsidies or preferential treatment from other telecommunications concessions.

     Mexico's existing cellular market has a regulated duopoly. Telmex, the government telecommunications operator, is required by the 1995 Law to interconnect competing cellular operators to the landline public switch telephone network. Interconnect agreements are supervised and approved by the SCT. While cellular tariffs are no longer regulated by the SCT, rates must still be registered with the SCT. Mexico currently restricts foreign voting ownership of telecommunications networks and services to 49%.

     Competition. Mexico's current cellular market is divided into nine regions with a regulated duopoly in each of the regions. There are currently seven cellular telephone operators in Mexico: Telcel, Iusacell, Norcel, Portatel, Baja Cellular Mexican, Movitel and Cedetel. As a result of the recent auctions, the following wireless operators, in addition to the Company, have entered the Mexican PCS market: SPC; Midicell; Grupo Hermes; Dipsa; and Iusacell. Furthermore, the local access market has been liberalized and new providers of local service are in the process of being licensed.

     Currently, the largest cellular operator, Telcel, a subsidiary of Telmex, is the Band A national cellular operator and covers all nine regions with a subscriber base of approximately 1.1 million subscribers. In the auctions, Telemex, through its subsidiary Dipsa, has acquired an additional nationwide 10MHz PCS license. Iusacell is the second largest cellular operator in Mexico, covering four regions, including Mexico City and Guadalajara. However, even after acquiring two 10MHz PCS licenses at the auctions, Iusacell does not have licenses in regions II, III and V (VIII for cellular license) such that it would have a nationwide footprint. SPC purchased a nationwide 30MHz PCS license. Midicell and Grupo Hermes have both purchased PCS licenses, but do not hold such licenses in all nine regions. The other existing cellular operators, primarily those bordering the U.S., are run by operators significantly owned by Motorola.

  QUALCOMM TELECOMMUNICATIONS LTD., RUSSIA

     The Company holds a 70% interest in two companies which both have the name QUALCOMM Telecommunications Ltd. The first of such companies is a company organized under the laws of Cayman

Islands ("QUALCOMMTel Cayman") and is a joint venture partner in Metrosvyaz Ltd. ("Metrosvyaz"). Metrosvyaz was formed to develop joint ventures with local Russian telecommunications operators (the "Joint Ventures") for the formation, development, financing and operation of a wireless local loop (fixed) telephone services in the Russian Federation. Many local operators are currently licensed to operate wireless systems in Russia. Partnerships are being used to facilitate the implementation of such operations. Metrosvyaz expects to partner with local operators to offer the regional telephone companies and other licensed telecommunications operators a local solution, including financing, for the delivery of wireless telecommunications systems in their regions. Metrosvyaz hopes to obtain approximately ten million new wireless local loop lines through the Metrosvyaz Joint Ventures during the five years following the Distribution. There can be no assurance that Metrosvyaz will successfully obtain such wireless local loop lines. Nine such Joint Ventures have been formed or are in the process of being formed as of August 20, 1998. Metrosvyaz expects to own 50% of each such Joint Venture. Two of QUALCOMM's original customers that had begun CDMA wireless local loop services with equipment provided by QUALCOMM prior to the organization of the Joint Venture are expected to transfer their current operations to a Joint Venture. The Joint Ventures are expected to provide local telephony services to subscribers on the basis of a commercial agency agreement with the relevant local licensed company. Long distance and international traffic are expected to be carried by Tass Loutch Telecom, a company organized under the laws of the Russian Federation and the holder of one of two licenses for international and long distance telephone services in Russia. Tass Loutch Telecom currently has agreements in place to transmit long distance traffic. Teletal Limited has agreed to represent Metrosvyaz as its agent in connection with establishing the Joint Ventures and is being paid a commission based upon subscriber lines sold to the Joint Venture.

     In addition, Leap will hold an interest in QUALCOMM Telecommunications Ltd., an Isle of Man company ("QUALCOMMTEL Isle of Man"), which in turn owns an interest in Orrengrove Investments Ltd. ("Orrengrove"). Orrengrove currently holds a 60% interest in three related companies (the "Transworld Companies") one of which is the 50% owner of Tass Loutch Telecom. One of the Transworld Companies, through a subsidiary, intends to implement a long distance network in Russia consisting of earth stations deployed in various regions of Russia. The long distance network has been designed to work in conjunction with satellite services being provided by another Transworld Company to Tass Loutch Telecom. This network is intended to be used by Tass Loutch Telecom to offer long distance and international telephone services in Russia to local operators.

     The Company contemplates that the Transworld Companies and the Joint Ventures will enter into cooperative arrangements following the Distribution, pursuant to which Tass Loutch Telecom will carry long distance and international traffic generated by the Joint Venture's wireless local loop operations.

     Market Opportunity. The Company believes that the Russian Federation market represents a significant CDMA service market opportunity. Russia currently has a population of approximately 149 million people with a teledensity of only 18%. Recently, the Russian telecommunications authorities announced that they intend to add 30 million additional subscriber lines of fixed service over the next ten-year period. To that end, more than 50 CDMA licenses have been granted to existing Russian PTT's and some private carriers. Russia's current population is approximately 73% urban. Russia's rural GDP per capita in 1997 was $2,128. The cellular penetration was only 0.5% at the end of 1997 with very little wireless local route service.

     Strategic Partners. The 50% of Metrosvyaz and the 50% of Orrengrove not owned by the respective QUALCOMMTel organizations are owned by Teletal Limited, a holding company affiliated with Itar Tass, the official news agency of the Russian Federation. The 30% of each of the QUALCOMMTel entities not owned by the Company are held by Tiller International Ltd. ("Tiller"), a private investment company, with telecommunications interests in Russia and significant contacts with Russian telecommunications regulators and regional operators.

     Company Rights and Interests. The Company holds a 70% interest in each of the QUALCOMMTEL entities. QUALCOMMTel Cayman owns a 50% interest in Metrosvyaz, organized in 1997, a joint venture with Teletal Limited. The Company holds a 70% interest in QUALCOMMTel Isle of Man, which in turn owns a 50% interest in Orrengrove. Orrengrove was organized in 1998 and also is a joint venture with Teletal

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

Limited. In each of Metrosvyaz and Orrengrove, the parent company has a right to elect four of nine Directors with Teletal Limited also having a right to elect four Directors. The ninth director will be jointly elected by the respective QUALCOMMTel entity and Teletal Limited. In addition, each of the QUALCOMMTel entities has agreed to cause one of the Directors to be elected by it to be a representative of Tiller. Leap has a right to elect four of seven Directors of each of the QUALCOMMTel entities and Tiller has the right to elect the remaining three Directors.

     The Company intends to play a significant role in the operation of Metrosvyaz as the implementation and rollout of the Joint Venture companies are initiated. The Company intends to provide oversight and direct support for the services in areas including marketing, distribution, customer care, billing and service initiation. The expertise of Leap's management will be applied (through Metrosvyaz) to assist the Joint Venture operators in managing successful system launches. Leap also intends to play a significant role in the implementation and rollout of the operations of the Transworld Companies, including construction, marketing, distribution, customer care, billing and service implementation.

     Capital Requirements and Project Investments. The Company and Tiller (by way of a loan from the Company) have invested an aggregate of $3 million in QUALCOMMTel Cayman, which in turn is expected to invest $3 million in Metrosvyaz. QUALCOMMTel Cayman, the Company and QUALCOMM have agreed to be responsible for providing or procuring financing for Metrosvyaz, on and subject to terms to be agreed and without the need for any direct guarantee from Teletal Limited or Tiller, up to an aggregate amount of $500 million to be invested in stages, the first of which is a loan agreement for the provision of $175 million from QUALCOMM. Metrosvyaz has agreed to purchase from QUALCOMM all of its CDMA equipment necessary to implement the Joint Ventures. Leap expects to loan Metrosvyaz approximately $55 million prior to December 1999. Metrosvyaz will require approximately $8 billion of capital over a ten-year period in order to provide the ten million lines targeted by Metrosvyaz management.

     Leap has invested $51.8 million in Orrengrove in the form of a promissory note. Approximately $44 million of this sum is expected to provide the initial funding required for the buildout of two additional earth stations. The Transworld Companies will require additional loans or equity to complete the buildout of the nationwide long distance service.

     There can be no assurance that either Metrosvyaz or the Transworld Companies will be able to obtain the additional financing required.

     Regulatory Environment. The Russian Ministry of Communications is responsible for regulation and oversight of the telecommunications sector. Improving and maintaining the installed infrastructure are principal objectives of the Ministry of Communications in Russia. Deregulation and privatization of the telecommunications industry is occurring throughout the country. One company, Svyazinvest, a partially state-owned company with foreign investors, controls the majority of the voting interest in Russia's 89 regional PTT's. CDMA is currently only being used for wireless local loop in Russia. The Company believes that CDMA will, in the future, be made certified for mobility in the Russian Federation.

     Competition. Most of the targeted operators with whom Metrosvyaz expects to enter into joint ventures agreements are established, government-owned, telecommunications companies in the various regions of Russia. The competition with the Joint Venture in most of the regions will be primarily with wireline services operated by the local partner of the Joint Venture. In some larger cities, however, including Moscow and St. Petersburg, there is meaningful competition from private cellular operators. In the long distance area, the principal competition will be from Rostelecom, the established long distance and international carrier.

  CHILESAT TELEFONIA PERSONAL, S.A., CHILE

     General. Chilesat Telefonia Personal, S.A. ("Chilesat PCS") is a joint venture company in which Leap holds a 50% interest. In 1997, Chilesat PCS acquired a nationwide license to offer PCS services in Chile. Chilesat PCS' partners promptly began the design and development of a nationwide cdmaOne system provided and financed by QUALCOMM. Currently, a system covering most of Chile is ready for operation. The balance of the national network is expected to be completed not later than November 1998. Chilesat PCS

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

began limited commercial operation in July 1998 and has approximately 3,000 subscribers as of August 30, 1998. Chilesat expects to have approximately 20,000 subscribers through a controlled initial startup phase by the end of 1998 although there can be no assurance these goals will be met.

     Market Opportunity. Chile is considered by many to be a technology leader in Latin America. It has a stable economy and a regulatory environment that is friendly to foreign investors. Chile has a population of approximately 15 million people. In excess of 70% of the population is concentrated in the center of the country in the Santiago and Valparaiso regions. Current teledensity is approximately 15.5%. The real GDP per capita is $4,360. Currently there are approximately 600,000 PCS and cellular subscribers and approximately 2,800 wireless local loop subscribers in Chile, reflecting a wireless penetration of approximately 4%.

     Strategic Partner. A 50% interest in Chilesat PCS is owned by Telex Chile and its operating affiliate Chilesat S.A. Chilesat S.A. is the third largest international long distance operator in Chile. Certain of Chilesat PCS's site leases are leased or subleased from Telex Chile. Telex Chile is currently operating under a stand-still agreement with many of its significant lenders because Telex Chile is unable to make principal reductions in its outstanding loans as required under its credit facility with such lenders. Thus, there can be no assurance that Chilesat PCS will be able to rely on Telex Chile or its affiliates to make additional capital contributions to Chilesat PCS when and if needed, or maintain site leases. See "Risk Factors -- General Risks -- Joint Ventures."

     Leap Rights and Interests. Leap holds 50% of the stock of Chilesat PCS through an equity class that has a liquidation preference over the shares held by Telex Chile and its affiliates. Each of the major partners is entitled to elect two of the five directors of Chilesat PCS and Leap is entitled to nominate the chief financial officer. Leap expects to offer Chilesat PCS management expertise on deployment, marketing, back office and customer care issues. If the short term loans described below are not repaid on or before January 31, 1999, Leap will have the right to convert such loan into equity in Chilesat PCS and thereby increase its voting shares to approximately 65%. In addition, a Subscription and Shareholders Agreement provides a substantial list of items which require a super majority vote, further extending Leap's right to be involved in the management of the Chilesat PCS.

     Capital Requirements and Projected Investments. To complete the nationwide system and successfully launch service, Leap estimates that Chilesat PCS will require a total financing of approximately $202 million, including the in-kind contributions made by Telex Chile described below. Chilesat PCS was initially capitalized with a $42 million cash contribution from QUALCOMM, a contribution of the PCS license (valued by the parties at $28 million) and an 11.5 year right to use a nationwide backbone network from Telex Chile (valued by the parties at $14 million). A vendor forbearance to finance a full build-out of the system, including reasonable expansion following the initial rollout, was provided by QUALCOMM with a cap of $59.5 million. In addition, QUALCOMM has committed to provide three year handset financing of up to $25 million. Due to delays in startup and cost overruns, Chilesat PCS has an additional requirement for working capital through the end of 1998 of approximately $35 million. QUALCOMM and its affiliates have committed to provide these loans on a short term basis and Leap expects that additional capital contributions from the shareholders will be required to take out this loan facility and to facilitate additional commercial loans to complete the negative cash flow associated with the startup operation. These short-term loans will be transferred to Leap.

     The approximately $35 million of loans from QUALCOMM will be convertible into common equity that would provide control of Chilesat PCS to Leap following the conversion. This conversion is available to Leap only if the loans are not repaid on or before January 31, 1999. It is currently contemplated that there will be an additional $35 million capital call in approximately December of 1998 which may be used to repay the convertible loan or to provide for additional operating expenses. If Telex Chile makes at least a $17.5 million cash capital contribution before January 31, 1999 pursuant to such capital call, Leap has committed to convert $17.5 million of the short-term loans to equity as its match to the Telex Chile contribution.

     Regulatory Environment. The Subsecretaria Telecomunicaciones regulates the basic telecommunications network in Chile. In April 1997, Subsecretaria Telecomunicaciones awarded the three licenses for 1900MHz mobile operations in Chile. In addition, there are three major cellular operators currently licensed by the government. The regulatory environment in Chile is considered to be stable, reliable and neutral to foreign investment. It is believed that the regulatory environment will not present impediments to an effective marketing plan, pricing or operations in Chile. Licenses and interconnections have been received and are in place.

     Competition. There are currently three major operators of cellular services, including CTC/StarTel, Bell South and Entel Cellular. Bell South and Entel Cellular have set up reciprocal roaming agreements because Bell South operates in central Chile, whereas Entel operates in the balance of the regions. Through this arrangement, each is able to provide nationwide coverage. Combined they are expected to have approximately 220,000 subscribers in 1997. CTC/StarTel had approximately 200,000 subscribers in 1997. In addition, two additional PCS licenses were awarded to affiliates of Entel. Entel launched its commercial PCS service using GSM technology in March of 1998 and currently has approximately 210 base stations deployed throughout Chile.

  CHASE TELECOMMUNICATIONS, UNITED STATES

     General. Chase Telecommunications, Inc., a Delaware corporation ("Chase"), was the winning bidder for eleven wideband personal communications service C Block licenses and now holds 15MHz (as a result of voluntarily disaggregating half of its C Block spectrum) of spectrum covering approximately 6.3 million POPs in the Tennessee region with coverage of about 98% of Tennessee. Major markets include Nashville, Memphis, Knoxville and Chattanooga. Chase was the sixth largest winner in the PCS C Block auction. Unlike the other Leap opportunities, Chase involves an investment by Leap of a relatively small amount of equity capital at this time and does not entail any significant involvement by Leap in the management of Chase. Limited involvement is required in this instance by the FCC regulations relating to ownership and control of C block PCS license holders.

     Chase has begun designing and building the cdmaOne wireless telecommunication network that will serve its licensed areas. It has completed its system design and base station site selection process on a majority of its Chattanooga base station sites and has commenced network construction. Chase is expected to complete its Chattanooga build-out in time to launch service in the fourth quarter of 1998, which is expected to make Chase the first PCS provider in the Chattanooga area. Chase has also begun design of its Nashville, Knoxville and Memphis networks and expects to launch services in these metropolitan areas in the first half of 1999. Chase acquired its PCS licenses through the FCC C Block spectrum auctions in 1996 and has benefited from both favorable government financing terms on the auction price and a 50% reduction in the aggregate principal amount due as a result of the subsequent C Block restructuring in which Chase elected to disaggregate 15MHz of its 30MHz of spectrum in each of its markets.

     Market Opportunity. Chase presented Leap an opportunity to break into the competitive United States markets with a relatively small investment. Chase's Nashville, Memphis, Knoxville and Chattanooga markets account for approximately
4.6 million of Chase's approximately 6.3 million POPs. The state of Tennessee is situated in the heart of the growing Southeast with a diverse economic base including manufacturing, services, retail and wholesale trade, transportation, finance and agriculture. Tennessee has experienced strong population and economic growth over the period from 1991 to 1996. In addition, Tennessee's median household income grew at the second highest rate in the United States between 1992 and 1994 and at 129% of the national average from 1991 to 1996. Tennessee continues to attract people and businesses due to its low state excise and franchise taxes and lack of both personal income tax on earned income and property tax. Tennessee's job growth was 125% of the U.S. average from 1991 to 1996 and continues to present strong growth for small and mid-sized business.

     Strategic Partners. Chase was founded by Tony Chase, formerly the chairman and CEO of Faith Broadcasting Corporation which operates radio communications licenses in several major markets in Texas. In addition, Chase has established strong strategic relationships with QUALCOMM, as an equipment supplier.

     Leap Rights and Interests. Leap holds a 6.4% interest in Chase. Leap does not have a right to board representation or to otherwise participate in management to any material degree. Leap does expect that the expertise Leap has in CDMA deployments and network operations will be utilized by Chase.
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

     Capital Requirements and Projected Investments. The business plan for building out and launching the entire region requires Chase to raise in excess of $250 million. Chase has twice attempted and failed to raise high yield debt in the public market. The current strategy involves a plan to deploy an initial system in Chattanooga to demonstrate the viability of the Chase business plan before again seeking to enter the high yield debt market. The current plan involves QUALCOMM providing to Chase an additional $22 million in vendor financing and Leap providing $25 million in working capital financing, which is expected to be sufficient to allow Chase to complete the build-out and startup of the Chattanooga system. As a result of these interim financings, Leap will hold warrants to acquire up to approximately 5.6% of the Chase equity. After the Chattanooga build-out is complete, it is expected that Chase will again need to seek high-yield debt in the public market and, upon successful completion of such an offering; the Company expects QUALCOMM will expand its vendor financing to $130 million; and Leap has committed, subject to certain exceptions, to convert the working capital loan into $25 million of senior unsecured notes in Chase.

     Regulatory Environment. In maintaining its PCS licenses, Chase is required to comply with numerous FCC requirements, including qualifying as "small business" to receive the bidding credits towards the purchase of its PCS licenses and entitling Chase to the government financing of these licenses. If Chase seeks to assign or transfer control of its licenses to an entity not satisfying the small business requirements or that qualifies for lower bidding credits, unjust enrichment penalties apply.

     Competition. Chase faces and expects to face competition in these markets from current and potential market entrants including, among others, Sprint Spectrum, Power Telecom, AT&T, Bell South and Alltel. To the extent that PCS licensees have not begun operating their PCS services in Chase's licensed territories, the Company believes that such competitors currently are or will soon begin designing, constructing or operating the respective networks in such territories. Additionally, the FCC rules allow licensees to partition or disaggregate their spectrum. If other licensees create such partitioned or disaggregated licenses, this could increase the number of competitors and the types of competition in Chase's market.

  OZPHONE PTY. LTD., AUSTRALIA

     General. Leap holds a 100% equity interest in OzPhone Pty. Ltd. ("OzPhone"), an Australian corporation formed to participate in Australia's personal communication services auctions. OzPhone has been awarded eight 800MHz licenses covering approximately 5.4 million POPs to provide digital mobile and wireless local loop services in major metropolitan and rural areas throughout Australia. The regions covered are Brisbane, Perth, Cairns and certain regions of the gold coast, Tasmania and regional west regions. Planning is underway to launch regional wireless service in these areas. OzPhone has registered for and may participate in an auction for additional licenses currently scheduled to begin in mid-September, 1998.

     OzPhone expects to build regional wireless telephony networks using CMDA technology and will offer advanced wireless services to improve service quality and increase choices for customers. The Company believes CDMA technology and spectral efficiency will be suitable for large city operations and the wide coverage afforded by CDMA base stations will allow OzPhone's networks to be extended to rural areas to provide roaming capabilities as well as services to those areas. OzPhone has a commitment from QUALCOMM to provide wireless telecommunications subscriber and infrastructure equipment with 100% financing.

     Market Opportunity. Leap believes that there is promising growth potential in telecommunications services in Australia and believes that it can achieve a market niche through an appropriate regionalized wireless marketing strategy. Australia is a highly developed country with a stable economic and regulatory environment and an advanced telecommunications infrastructure. Australia's population of approximately 19 million people is largely centered on its west and east coasts. Australia's real GDP per capita in 1997 was $20,062 with a teledensity of approximately 49.7%. The cellular penetration was only 29% at the end in 1997.

     Strategic Partners. Leap intends to seek one or more local partners to participate in the development of the opportunity it has recognized in Australia. Those partners have not yet been identified but they are expected to be selected based on their local wireless experience and/or other local contacts.

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

     Capital Requirements and Projected Investments. OzPhone has a projected capital requirement of approximately $150 million to completely build-out the region. It is anticipated that this will be done over a five year period. Final capital raising plans have not yet been completed. As of September 1, 1998, Leap has invested $6 million to acquire the licenses and expects to invest an additional $13.3 million in equity to begin limited operations before March 1999.

     Regulatory Environment. A deregulation process began in Australia in the late 1980's and has been monitored by the Australian Telecommunications Commission. A new Telecommunications Act was introduced to the Australian Parliament in December, 1996 which has encouraged competition and modernization of Australia's telephone networks. In 1995, the "Hilmer Reforms" came into effect and are designed to provide a generalized pro-competition policy spanning all industries including telecommunications.

     Competition. The wireless telecommunications industry in Australia is currently controlled by three companies, with Telstra accounting for approximately 60% of total subscribers, Optus accounting for approximately 33% of total subscribers, and Vodaphone accounting for the remaining 7% of total subscribers. Approximately one-third of all mobile phone users are now individual subscribers with small and medium business users comprising approximately an additional 40% of subscribers. The largest competitor, Telstra, was partially privatized in 1997 and has been losing market share to Optus Communications, which entered the fixed and mobile markets in early 1990 effectively ending Telstra's monopoly. Optus' success is due in large part to a heavy promotional strategy. Vodaphone's entry into the telecommunications market has further eroded Telstra's market share. The addition of competitors has caused a sharp decline in the revenues per user though this trend has tended to stabilize over time. Recent auctions will add three additional competitors to the market, including Hutchinson and AAPT in addition to OzPhone. The new entrants will attempt to win market share through innovative marketing and distribution strategies and the use of advances in use capacity, especially with CDMA technology. OzPhone will face some difficulties in competing with AAPT and the existing wireless carriers due to lack of brand name recognition and an existing operating history in Australia.

  UNITED STATES WIRELESS OPPORTUNITIES

     General. Leap's strategy for wireless telecommunication opportunities in the United States is based on providing a fixed fee limited mobility cdmaOne telephone service targeted at the mass consumer market. By providing a fixed fee, limited mobility service offering, the Company's strategy is different from the existing model used by most current wireless operators in the United States. The Company is in the process of developing marketing plans to implement its strategy, both in the U.S. market and in other foreign markets where the opportunity could present itself. The Company is currently exploring opportunities to acquire spectrum for this venture and has formed two subsidiaries to pursue these opportunities.

     In order to pursue wireless telecommunication opportunities in the United States and implement its strategy, the Company or one or more entities in which the Company will hold an equity interest, intends to acquire spectrum and operate in the U.S. broadband PCS frequency blocks or enter into reseller agreements with PCS operators for minutes of use. To the extent that the Company is qualified to hold the subject spectrum, it is anticipated that Leap will acquire such spectrum either directly or through a subsidiary in which Leap initially holds at least a 75% equity interest, with the remaining equity interest being held by other investors. To the extent that the Company is not able to directly or indirectly acquire spectrum, it is anticipated that Leap will enter into reseller agreements with operators, with Leap making, as required, equity investments in such operators in accordance with applicable law. To the extent that available spectrum is in the C and F Blocks, the Company's equity participation will have to be through companies designed to satisfy the FCC "Designated Entity" requirements. Leap expects that it or one of the newly formed subsidiaries of Leap, and those affiliates which are attributable to it under the FCC rules relating to Designated Entities, will qualify as a Designated Entity, although there can be no assurance that it will. If the subsidiary does not so qualify, complying with the "Designated Entity" requirements would limit Leap's ownership in such C and F Block license holding companies to 25% of the equity of such license holder.

     PCS differs from traditional cellular in three basic ways: frequency, bandwidth and geographic service areas. PCS networks operate in a higher frequency band (1850-1990 MHz) than cellular (800-900 MHz). PCS licenses also comprise 30 MHz bandwidth (A, B and C-Blocks) or 10 MHz bandwidth (D, E and F-Blocks), versus 25 MHz bandwidth for cellular networks. As a result of the utilization of improved digital technology from inception, PCS will have more capacity for new wireless services such as data and video transmission than traditional analog systems.

     Market Opportunity. Wireless telephony penetration is currently approximately 22% of the potential U.S. market. A market convergence has begun to occur between the development of wireless and wireline services as wireless costs rapidly drop below traditional wireline costs for comparable services. This has resulted in the introduction of new wireless services that have penetrated new markets. In the U.S. market, incumbent wireline operators are preparing to offer long distance services to their customers, while at the same time the traditional long distance carriers are trying to effect entry into the local loop arena. Wireless carriers have made efforts to offer more competitively priced services, but have focused on high mobility customers that generate higher revenues.

     Without the economies of scale that volume affords, current wireless marketing models suffer with the loss of any portion of the traditional business market segment. Wireless companies operating on such models are likely to continue to compete for the same customer base and for increasingly diminishing economic returns. In contrast, the Company's strategy is to provide a high-quality fixed fee limited mobility cdmaOne wireless telephone service targeted at the mass consumer market.

     Strategic Partners. The Company expects to implement its United States wireless opportunities through a strategic consortium of companies and investors.

     Capital Requirements and Projected Investments. Because the scope of this opportunity has not yet been developed and is subject to market research and trials, Leap has not yet developed a detailed capital budget or investment strategy. However, Leap has budgeted approximately $81 million to pursue this strategy in the U.S. wireless market. The Company will look for opportunities to acquire spectrum in the U.S. PCS frequency Blocks A, B, D and E. In addition, the Company will look for opportunities to participate in PCS service provision by establishing and entering into reseller agreements with qualifying "Designated Entities" that can hold C and F Block frequency. Furthermore, the Company may enter into reseller agreements with other holders of spectrum on favorable terms and conditions. Leap anticipates that it will structure its reseller relationships and relationships with any Designated Entities in a fashion to maximize the potential benefit to Leap shareholders as a whole while complying with applicable FCC requirements.

     Regulatory Environment. In this effort, Leap will operate in the complex United States FCC regulatory scheme. The Company will be required to maintain compliance with all of the requirements for operating wireless operations in the United States and the requirements for entering into reseller agreements with United States operators, including the requirements applicable to Designated Entities to the extent the subject spectrum is in the C and F Blocks. PCS licenses are granted for a ten year period at the end of which the licensee must apply for renewal. Licenses may be revoked by the FCC at any time for cause including failure to comply with the terms of the licenses or failure to qualify for such licenses, malfeasance or other misconduct. Construction regulations and moratoria are in effect in some markets which can create certain risks and costs associated with the construction of a network. The licensing, construction, operation, sale and interconnection agreements of wireless telecommunications systems are regulated to varying degrees by the FCC and State regulatory agencies. Such regulation is continually evolving and there are a number of issues on which regulation has been or in the future may be suggested. The Telecommunications Act of 1996 mandates significant changes in existing regulations of the telecommunications industry to promote competitive development of new service offerings to expand the availability of telecommunication services and to streamline the regulation of the industry.

     Competition. The U.S. wireless industry is characterized by intense competition between PCS, cellular and other wireless service providers. There can be no assurance that the Company will be able to compete successfully or that new technologies and products that are more commercially effective than the Company's technologies and products will not be developed. In addition, many of the Company's prospective competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of the Company. Some competitors are expected to market other services, such as cable television access, landline telephone service and Internet access with their wireless telecommunications service offerings. A limited number of the Company's prospective competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications networks that cover most of the United States.

     The Company will compete directly with other PCS providers in each of its markets, including principal competitors such as PrimeCo, Sprint and AT&T. The FCC issued PCS licenses to the A and B Block license winners in June 1995. Accordingly, the holders of the A and B Block PCS licenses in the Company's markets have entered the PCS market earlier than the Company. There can be no assurance that such time-to-market advantage will not have a material adverse effect on the Company's ability to successfully implement its strategy in the United States. Also providing competition in a market in which the Company operates may be holders of three other PCS frequency blocks of spectrum. Furthermore, PCS licensees may also partition and disaggregate their PCS licenses into smaller service areas, which could provide new entrants with further opportunities to enter the PCS market. The Company also expects that the two incumbent cellular providers in each of the Company's planned United States markets, all of which have infrastructure in place, a customer base and a brand name, and have been operational for five to ten years or more, have upgraded or will upgrade their networks to provide services in competition with the Company. The Company further expects to compete with other telecommunications technologies such as paging, enhanced specialized mobile radio and global satellite networks.

     Network and Development Plan. The business plan, if successful in trials, will be developed for nationwide sales and service in the U.S.

  TELESYSTEMS OF UKRAINE

     Under the Separation and Distribution Agreement, QUALCOMM and Leap have agreed that, if certain events occur within eighteen months after the Distribution, certain assets and liabilities related to QUALCOMM's operating company in Ukraine, Telesystems of Ukraine ("TOU"), will be transferred to Leap. There can be no assurance that such events will occur or that legal impediments to transfer will be removed, or that QUALCOMM's interest in TOU will ever be transferred to Leap. Set forth below is a description of the interest in TOU Leap may acquire, and of TOU itself.

     General. In the event QUALCOMM transfers TOU to Leap, Leap will hold up to a 49% participation interest in TOU. In April of 1997, TOU obtained a license to construct, own, operate and maintain a CDMA wireless local loop telecommunication systems throughout most of Ukraine. In March of 1998, TOU obtained a national and international long distance license for the nine major regions of Ukraine covering most of the 51 million POPs in that country.

     TOU currently is in the process of deploying wireless local loop telecommunication systems in the Ukrainian capital city of Kiev. It is currently estimated that TOU will commercially launch the system in Kiev in late 1998. After successful commercial launch of the system in Kiev, TOU plans to deploy systems in the balance of the country based on a schedule and funding plan to be completed based on the success of the Kiev system. TOU intends to offer subscribers wireless local loop services as well as mobile services within each region of Ukraine. TOU is the first communications operator to provide CDMA in Ukraine. In addition to providing wireless local loop and mobility service, TOU is permitted under the terms of its national and international access license to provide national and international long distance services.

     Market Opportunity. Ukraine is the second largest of the former Soviet countries and represents an attractive market for wireless telecommunication services. The Ukrainian telecommunications market remains significantly under-served by existing wireline and wireless operators. To improve the telephone services in Ukraine, the Ukrainian government has established a telecommunications program with a goal of increasing teledensity from 14.97% in 1993 to 30% by 2000. Ukraine's population of approximately 51 million people is approximately 68% urban. The real GDP per capita in 1997 was $2,853 and is declining. The wireless penetration was only 0.13% at the end in 1997.

     Strategic Partners. In the event QUALCOMM transfers TOU to Leap, the Company's partners will include Rhuta-Farm, a Ukrainian limited company ("Rhuta-Farm"), which holds a 41.1% participation interest in TOU. Rhuta-Farm is engaged in the manufacture, import and distribution of pharmaceuticals throughout Ukraine. The majority owner of Rhuta-Farm is Victor Zholinski, who has extensive knowledge of the Ukrainian telecommunications market and Ukrainian political environment. In addition to Rhuta-Farm, Ukrtelecom, the national wireline provider in Ukraine, holds a 9.9% participation interest in TOU. Since this venture was formed, the number of additional competitors has increased in Kiev (TOU will be the 5th). Furthermore, the overall relationship with Rhuta-Farm has become strained. QUALCOMM and Rhuta-Farm currently have material disagreements on speed and method of system deployment, the terms of acceptable project financing and the day-to-day control of the operation of TOU. These disagreements have delayed funding of the system and have resulted in delays in commercial operation of the system. See "Risk Factors -- General Risks -- Joint Ventures."

     Leap Rights and Interests. In the event QUALCOMM transfers TOU to Leap, Leap will have up to 49% of the voting rights of TOU, though by contract Leap would also have the right to elect the majority of TOU's board of directors. Leap would also have the right to appoint many of the operating officers of the company. Leap would play a significant role in the operation of TOU, offering oversight and direct support for services in areas including system design, planning, installation, marketing, distribution, customer care, billing and service initiation. In the event QUALCOMM transfers TOU to Leap, Leap expects to apply its expertise to assure that TOU manages a successful system launch resulting in forecasted subscriber growth and revenue.

     Capital Requirements and Projected Investments. TOU will require approximately $51 million to complete license acquisition and the build-out and initial operation of the system in Kiev of which approximately $35 million is expected to be provided by Leap and/or QUALCOMM. The partners in TOU contributed approximately $150,000 in equity to the venture. In addition, as of June 29, 1998, QUALCOMM has invested approximately $16 million pursuant to an Agreement on Joint Investment Activity which, under Ukrainian law, is equity with features similar to a redeemable preferred stock, which equity interest if transferred to Leap would provide Leap a favorable preferred return on the invested capital and a return of capital before any of the partners receive a return on their investments. QUALCOMM expects to provide equipment to TOU and to provide up to $70 million of equipment financing for a full country build-out and may provide additional working capital on terms to be negotiated. Funding for build out beyond Kiev is not yet committed.

     Regulatory Environment. The Ukrainian Parliament adopted CDMA as a nationwide wireless standard on June 28, 1996. In April 1997, the Ukrainian Ministry of Communications ("MOC") issued TOU a nationwide license to operate a CDMA wireless local loop telecommunication system in the 800 MHz band. The MOC is responsible for the regulation and oversight of the telecommunication sector, including wireline and wireless local loop operations. The MOC supervises and audits the performance of each licensee's legal and contractual obligations. The MOC also has general authority to issue regulations for telecommunications operators, subject to such regulations being in accordance with applicable law. The Ukrainian law requires that licensees operating telecommunications systems issue a minimum of 51% of their equity (on a fully diluted basis) to Ukrainian corporations or individuals. However, to attract foreign investment, the Ukrainian Foreign Investment Laws allow foreign investments in telecommunications companies pursuant to joint investment agreements. Under this format, a Ukrainian partner can allocate up to 100% of profits in a telecommunication venture to a foreign partner until the foreign partner has been repaid its investment. Leap would proceed under this authority. The nationwide CDMA license granted to TOU allows TOU to construct, own, operate and maintain a wireless local loop and mobile telecommunications system throughout Ukraine. To obtain the license, TOU was required to make a one time payment of $8.1 million ($0.16 per POP). The term of the license is 15 years and is renewable.

     The MOC has also issued a national and international access license allowing TOU to own, operate and maintain a national and international access license. The term of the national and international license is 15 years and is renewable.

     Competition. Ukrtelecom is the national wireline provider. UMC is a wireless telecommunication provider that owns and maintains wireless systems in NMT technology and a GSM network in Kiev. Kiev Star is a mobile telecommunications operator providing GSM services. Golden Telecom is a mobile operator providing GSM services. DCC is a cellular telecommunication company providing digital amps services.

COMPETITION

     There is increasing competition in the wireless telecommunications industry in the United States and throughout the world. There can be no assurance that the Company will be able to compete successfully or that new technologies and products that are more commercially effective than the Company's technologies and products will not be developed. In addition, many of the Company's prospective competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of the Company.

     Although the implementation of advanced telecommunications services is in its early stages in many developing countries, the Company believes competition is intensifying as businesses and foreign governments realize the market potential of telecommunications services. Many of the Company's operating companies currently face competition from existing telecommunication providers. A number of large American and European companies and large international telecommunications companies are actively engaged in programs to develop and commercialize telecommunications services in both developing and developed countries. In many cases, the Company also competes against the landline carriers, including government-owned telephone companies. In some cases, the competition is from government-controlled or -supported entities that are, or may in the future be, privatized or otherwise become more efficient and competitive. In addition, the Company's operating companies throughout the world may face competition with new technologies and services introduced in the future. Although the Company's operating companies intend to employ relatively new technologies, there will be a continuing competitive threat from even newer technologies that may render the technologies employed by such companies obsolete. See "Risk Factors -- Rapid Technological Change." The Company also expects that the price that its operating companies charge for their products and services in certain regions will decline over the next few years as competition intensifies in their markets. See "-- Leap Operating Companies."

     The U.S. wireless industry is characterized by intense competition between PCS, cellular and other wireless service providers. A limited number of the Company's prospective competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications networks that cover most of the United States. In the United States, the Company will compete directly with other wireless providers in each of its markets, a number of whom entered the PCS market earlier than the Company. There can be no assurance that such time-to-market advantage will not have a material adverse effect on the Company's ability to successfully implement its strategy. Some competitors are also expected to market other services, such as cable television access, landline telephone service and Internet access with their wireless telecommunications service offerings. Furthermore, certain competing licensees may partition and disaggregate their competing licenses into smaller service areas, which could provide new entrants with further opportunities to enter the Company's market. The Company also believes that the two incumbent cellular providers in each of the Company's planned United States markets, all of which have infrastructure in place, a customer base and a brand name, and have been operational for five to ten years or more, have upgraded or will upgrade their networks to provide services in competition with the Company. The Company further expects to compete with other telecommunications technologies such as paging, enhanced specialized mobile radio and global satellite networks. See
"-- United States Wireless Opportunities."

     In addition, following the Distribution QUALCOMM may choose to pursue new CDMA-based wireless telecommunications businesses and ventures that would also be attractive projects for the Company. QUALCOMM will have no obligation to refer any such project to the Company and may in fact compete with the Company for such projects. Also, QUALCOMM will not be restricted from pursuing wireless telecommunications opportunities that may compete directly with the Company or the Leap Operating Companies. Any such competition or potential competition could result in conflict between the Company and QUALCOMM and adversely affect other relationships between the companies. Moreover, there can be no assurance that the Company would be able to compete effectively with QUALCOMM with respect to these opportunities.

     In addition, the Company believes that companies holding equity interests in multiple operating companies throughout the world will be increasingly predominant in the wireless communications industry and expects to experience increasing competition from entities with structures resembling that of Leap.

GOVERNMENT REGULATION

     The construction, operation, sale and interconnection arrangements of wireless telecommunications systems and the grant, maintenance and renewal of applicable licenses in each of the countries outside the United States in which Leap has operations are regulated by governmental authorities in each such country. In some cases, the regulatory authorities also operate or control the operations of the competitors of the operating companies. Changes in the current regulatory environment of these markets or future judicial intervention, or regulations affecting the pricing of the operating companies' services, could have a material adverse effect on the Company. In addition, the regulatory framework and authorities in certain of the countries where the Company operates are relatively recent and, therefore, the enforcement and interpretation of regulations, the assessment of compliance, and the degree of flexibility of regulatory authorities are uncertain. Further, changes in the regulatory framework may limit the ability to add subscribers to developing systems. An operating company's failure to comply with applicable governmental regulations or operating requirements could result in the loss of licenses, penalties and/or fines or otherwise could have a material adverse effect on the Company. For a more detailed description of the regulatory environment in the United States and each of the other countries in which Leap operates, see the "Regulatory Environment" discussion for each of the Leap Operating Companies under "Business."

     The construction, operation, sale and interconnection arrangements of wireless telecommunications systems and the grant, maintenance and renewal of applicable licenses in the United States are regulated to varying degrees by state regulatory agencies, the FCC, the United States Congress and the courts. The Leap Operating Companies doing business in the United States, and Leap, will be required to maintain compliance with all of the requirements for operating wireless operations in the United States and the requirements for entering into reseller agreements with United States operators. Such regulation is continually evolving and there are a number of issues on which regulation has been or in the future may be suggested. The Telecommunications Act of 1996 mandates significant changes in existing regulations of the telecommunications industry to promote competitive development of new service offerings to expand the availability of telecommunications services and to streamline the regulation of the industry. There can be no assurance that the FCC, Congress, the courts or state agencies having jurisdiction over the business of any of the Company's United States operating companies will not adopt or change regulations or take other actions that would adversely affect the Company's financial condition or results of operations. Many of the FCC's rules relating to the businesses of the Company's United States operating companies have not been tested by the courts and are subject to being changed by Congressional action. In addition, FCC licenses are subject to renewal and revocation. There can be no assurance that the licenses of the Company's United States operating companies will be renewed or not be revoked.

EMPLOYEES

     The Company has approximately 50 full time employees, excluding employees of the Leap Operating Companies. It also has consultants under contract to work on specific projects.

FACILITIES

     The Company has leased approximately 50,000 square feet of office space in San Diego, California, U.S.A.

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

LEGAL PROCEEDINGS

     Neither the Company nor any of the Leap Operating Companies is a party to any litigation that the Company believes would, individually or in the aggregate, have a material adverse effect on Leap and the Leap Operating Companies, taken as a whole, and Leap is not aware that any such litigation is threatened. There is a legal challenge in Mexico to the constitutionality of the government's transfer of the frequency licenses. Neither the Company nor any Leap Operating Company is a party to the litigation, and the Company believes that the challenge will not have a material adverse effect on Leap and the Leap Operating Companies taken as a whole. See "Business -- Leap Operating
Companies -- Pegaso Telecomunicaciones, S.A. de C.V. and Pegaso Comunicaciones y Sistemas, S.A. de C.V., Mexico."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the directors and executive officers of the Company:

               NAME                 AGE                 POSITION
               ----                 ---                 --------
Harvey P. White...................  64     Chairman, Chief Executive Officer,
                                           President and Director
Thomas J. Bernard.................  66     Executive Vice President and
                                           Director
James E. Hoffmann.................  48     Senior Vice President, General
                                           Counsel, Secretary and Director
Daniel O. Pegg....................  52     Senior Vice President, Public
                                           Affairs
Leonard C. Stephens...............  41     Senior Vice President, Human
                                           Resources
Tom Willardson....................  47     Senior Vice President, Finance and
                                           Treasurer
Alejandro Burillo Azcarraga.......  46     Director
Michael B. Targoff................  54     Director
Jeffrey P. Williams...............  47     Director

     Certain additional information concerning the directors and executive officers is set forth below:

     Harvey P. White, one of the founders of QUALCOMM, served as Vice Chairman of the Board of QUALCOMM from June 1998 to September 1998. From May 1992 until June 1998 he served as President of QUALCOMM and from February 1994 to August 1995 as Chief Operating Officer of QUALCOMM. Prior to May 1992 he was Executive Vice President and Chief Operating Officer and has also been a Director of QUALCOMM since it began operations in July 1985. From March 1978 to June 1985, Mr. White was an officer of LINKABIT (M/A-COM LINKABIT after August 1980), where he was successively Chief Financial Officer, Vice President, Senior Vice President and Executive Vice President. Mr. White became Chief Operating Officer of LINKABIT in July 1979 and a Director of LINKABIT in December 1979. He holds a B.A. degree in Economics from Marshall University.

     Thomas J. Bernard served as a Senior Vice President of QUALCOMM from April 1996 through June 1998. From April 1996 until June 1998, he was also General Manager of the Infrastructure Product Division of QUALCOMM. He retired in April 1994, but returned to QUALCOMM in August 1995 as Executive Consultant and became Senior Vice President, Marketing, in December 1995. Mr. Bernard first joined QUALCOMM in September 1986. He served as Vice President and General Manager for the OmniTRACS division and in September 1992 was promoted to Senior Vice President. From March 1982 to September 1986, Mr. Bernard held various positions at M/A-COM LINKABIT. Prior to joining QUALCOMM in September 1986, Mr. Bernard was Executive Vice President and General Manager, M/A-COM Telecommunications Division, Western Operations. Mr. Bernard served on the Board of Directors of Sigma Circuits, Inc., a circuit board manufacturing company, from April 1995 to July 1998.

     James E. Hoffmann served as Vice President, Legal Counsel of QUALCOMM from June 1998 to September 1998. From February 1995 until June 1998, he served as Vice President of QUALCOMM and Division Counsel for the Infrastructure Products Division, having joined QUALCOMM as Senior Legal Counsel in June 1993. Prior to joining QUALCOMM, Mr. Hoffmann was a partner in the law firm of Gray, Cary, Ames & Frye, where he practiced transactional corporate law. He holds a B.S. degree from the United States Naval Academy, an M.B.A. degree from Golden Gate University and a J.D. degree from University of California, Hastings College of the Law.

     Daniel O. Pegg served as Senior Vice President, Public Affairs of QUALCOMM from March 1997 to September 1998. Prior to joining QUALCOMM, Mr. Pegg was President and Chief Executive Officer of the San Diego Economic Development Corporation for 14 years. Mr. Pegg served on the Board of Directors of

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

Gensia Pharmaceuticals from 1986 to 1996. Mr. Pegg holds a B.A. degree from California State University at Los Angeles.

     Leonard C. Stephens served as Vice President, Human Resources Operations for QUALCOMM from December 1995 to September 1998. Prior to joining QUALCOMM, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14 year career. He holds a B.A. degree in Political Science from Howard University.

     Tom Willardson joined QUALCOMM in July 1998 to serve as Senior Vice President, Finance and Treasurer of the Company. From July 1995 to July 1998, Mr. Willardson was Vice President and Associate Managing Director of Bechtel Enterprises, Inc., a wholly-owned investment and development subsidiary of Bechtel Group, Inc. From January 1986 to July 1995, Mr. Willardson served as a principal at The Fremont Group, an investment company. Mr. Willardson was re-elected in June 1998 to serve as a Director of Cost Plus, Inc. where he has served as a Director since March 1991. He holds an M.B.A. degree from the University of Southern California and a B.S. degree from Brigham Young University.

     Alejandro Burillo Azcarraga has more than 30 years experience working for, and holds 14% of the controlling interest in, Grupo Televisa ("Televisa"). Mr. Burillo presently serves as Vice-Chairman of the Board of Directors and President of International Affairs of Televisa, positions to which he was appointed in 1997. Previously and since 1991, Mr. Burillo served as Vice-Chairman of the Board and Chief Operating Officer of Televisa. Mr. Burillo also holds a controlling interest in Grupo Pegaso, a private investment group with interests in various industries including cable television, communications, retail electronics, real estate, sports and entertainment. Mr. Burillo also serves as a Board Member of Grupo Desc, an NYSE-listed company and one of Mexico's main industrial groups.

     Michael B. Targoff was President & Chief Operating Officer of Loral Space & Communications Limited from its formation in January 1996 through January 1998. Prior to that, Mr. Targoff was Senior Vice President of Loral Corporation. From 1991, Mr. Targoff was a Director and a principal Loral executive responsible for Loral's satellite manufacturing joint venture with Alcatel, Aerospatiale, Alenia and Daimler Benz Aerospace. Mr. Targoff was also the President and is a Director of Globalstar Telecommunications Limited, the company that is the public owner of Globalstar, Loral's global mobile satellite system. Mr. Targoff is also a Director of Satelites Mexicanos, S.A. de D.V., as well as of Foremost Corporation of America. Prior to joining Loral Corporation in 1981, Mr. Targoff was a Partner in the New York law firm of Willkie Farr and Gallagher. Mr. Targoff attended Brown University where he received a B.A. degree in 1966. From Columbia University School of Law, he earned a J.D. degree in 1969 and was a Hamilton Fisk Scholar and Editor of the Columbia Journal of Law and Social Problems.

     Jeffrey P. Williams has been a Managing Partner at Greenhill and Associates, an investment banking firm, since 1998. From September 1996 to January 1998, Mr. Williams was Executive Vice President, Strategic Development and Global Markets for McGraw-Hill Companies, and from 1984 through 1996 he was an investment banker with Morgan Stanley and Company in their Telecommunications and Media Group. Mr. Williams has a Bachelor of Architecture from the University of Cincinnati and an M.B.A. degree with distinction from Harvard University Graduate School of Business Administration.

CLASSIFIED BOARD OF DIRECTORS

     The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three-year terms. The terms of the Class I, Class II and Class III directors will expire initially in 1999, 2000 and 2001, respectively. Messrs. Hoffmann and Targoff are Class I directors, Messrs. Bernard and Burillo are Class II directors, and Messrs. White and Williams are Class III directors. At each annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following their election. See "Description of Company Capital Stock."

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

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has established an Audit Committee and a Compensation Committee.

     The Audit Committee will, among other things, recommend independent certified public accountants; review the scope of the audit examination, including fees and staffing; review the independence of the auditors; review and approve non-audit services provided by the auditors; review findings and recommendations of auditors and management's response; review the internal audit and control function; and review compliance with the Company's ethical business practices policy. The members of the Audit Committee are Messrs. Targoff and Williams.

     The Compensation Committee will review management compensation programs, approve compensation changes for senior executive officers, review compensation changes for senior management, and administer management stock plans. The members of the Compensation Committee are Messrs. Burillo, Targoff and Williams.

COMPENSATION OF DIRECTORS

     When traveling from out-of-town, the members of the Board of Directors are eligible for reimbursement for their travel expenses incurred in connection with attendance at Board meetings and meetings of committees of the Board of Directors. Employee directors will not receive any compensation for their participation in Board or Board committee meetings. The Directors' Plan will provide for initial option grants to persons upon first joining the Board and annual option grants to non-employee directors who continue to serve on the Board. See "-- Equity Incentive Plans."

COMPENSATION OF EXECUTIVE OFFICERS

     All of the information set forth in the following tables reflects compensation earned during the QUALCOMM fiscal years indicated based upon services rendered to QUALCOMM by the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company (collectively, the "Named Executive Officers"). The services rendered by such individuals to QUALCOMM were, in some instances, in capacities not equivalent to those positions in which they will serve for the Company or its subsidiaries. Therefore, these tables do not reflect the compensation that will be paid to the executive officers of the Company. The base annual salary for the individuals listed below as officers of Leap is as follows, subject to future adjustment in the discretion of the Board of Directors of the Company: Mr. White, $500,011; Mr. Bernard, $270,004; Mr. Hoffmann, $185,016; Mr. Stephens, $170,019; and Mr. Pegg, $210,017. Neither Leap nor its Board of Directors has determined the amount, if any, of compensation in addition to base salary that may be paid to such officers following the Distribution.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION(1)
                                      ---------------------------------------    LONG-TERM
                                                                      OTHER     COMPENSATION
                                                                     ANNUAL      SECURITIES    ALL OTHER
                                                                     COMPEN-     UNDERLYING     COMPEN-
    NAME AND PRINCIPAL POSITION       YEAR    SALARY      BONUS     SATION(2)     OPTIONS      SATION(5)
    ---------------------------       ----   --------    --------   ---------   ------------   ---------
Harvey P. White.....................  1997   $395,713    $250,000    $     0            0       $37,011
  Chairman of the Board,              1996   $354,963    $100,000    $     0       85,000       $34,437
  Chief Executive Officer and
     President                        1995   $297,462    $150,000    $     0       60,000       $ 4,654
Thomas J. Bernard...................  1997   $245,142    $ 65,000    $     0            0       $ 6,086
  Executive Vice President and
     Director                         1996   $186,976    $ 40,000    $     0       60,000       $     0
                                      1995   $  7,200(3) $      0    $     0            0       $     0
James E. Hoffmann...................  1997   $149,283    $ 50,000    $     0        3,000       $ 2,145
  Senior Vice President, General      1996   $131,646    $ 20,000    $     0        4,000       $ 2,191
  Counsel, Secretary and Director     1995   $117,454    $ 15,000    $     0        5,000       $ 2,134
Leonard C. Stephens.................  1997   $146,828    $ 45,000    $42,268        3,000       $ 1,816
  Senior Vice President, Human        1996   $112,711    $ 25,000    $43,644       15,000       $     0
  Resources                           1995   $      0    $      0    $     0            0       $     0
Daniel O. Pegg......................  1997   $111,174(4) $ 55,000    $     0       50,000       $     0
  Senior Vice President, Public
     Affairs                          1996   $      0    $      0    $     0            0       $     0
                                      1995   $      0    $      0    $     0            0       $     0

---------------
(1) As permitted by rules established by the Commission, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus.

(2) In December 1995, Leonard C. Stephens joined QUALCOMM as Vice President of Human Resources. The Company made payments related to his relocation as shown above.

(3) Mr. Bernard served as a consultant to QUALCOMM in 1995, and the reported salary constitutes consulting fees.

(4) Mr. Pegg joined QUALCOMM in March 1997. If he had been employed by QUALCOMM during the entire 1997 fiscal year at the same annual base salary rate, his salary for fiscal 1997 would have been $212,000.

(5) Includes QUALCOMM matching 401(k) contributions, executive benefits payments and executive retirement stock matching as follows:

                                              QUALCOMM                                      TOTAL
                                              MATCHING      EXECUTIVE      EXECUTIVE        OTHER
                                               401(k)       BENEFITS       RETIREMENT      COMPEN-
               NAME                  YEAR   CONTRIBUTIONS   PAYMENTS    CONTRIBUTIONS(1)   SATION
               ----                  ----   -------------   ---------   ----------------   -------
Harvey P. White....................  1997      $2,145        $2,520         $32,346        $37,011
                                     1996      $2,191        $2,520         $29,726        $34,437
                                     1995      $2,134        $2,520         $     0        $ 4,654
Thomas J. Bernard..................  1997      $1,816        $4,270         $     0        $ 6,086
                                     1996      $    0        $    0         $     0        $     0
                                     1995      $    0        $    0         $     0        $     0
James E. Hoffmann..................  1997      $2,145        $    0         $     0        $ 2,145
                                     1996      $2,191        $    0         $     0        $ 2,191
                                     1995      $2,134        $    0         $     0        $ 2,134
Leonard C. Stephens................  1997      $1,816        $    0         $     0        $ 1,816
                                     1996      $    0        $    0         $     0        $     0
                                     1995      $    0        $    0         $     0        $     0
Daniel O. Pegg.....................  1997      $    0        $    0         $     0        $     0
                                     1996      $    0        $    0         $     0        $     0
                                     1995      $    0        $    0         $     0        $     0

---------------
(1) QUALCOMM has a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. The participants receive 50% company stock match on a maximum deferral of

    15% of income payable only upon eligible retirement. Participants become fully vested in the stock benefit at age 65 and may become partially vested earlier upon reaching age 62 1/2 and completing ten years of employment with QUALCOMM. The employee contributions and the stock benefit are unsecured and subject to the general creditors of QUALCOMM. At September 28, 1997, 1,008 shares were vested on behalf of Harvey P. White.

     As part of the Distribution, the Company assumed QUALCOMM's obligation to pay premiums under an existing split dollar life insurance policy for the benefit of Harvey P. White and his wife. The initial annual premiums are approximately $590,000, and the policy's death benefit is initially $9,800,000. Upon the death of the second to die of Mr. White and his wife, the Company will receive out of the policy's proceeds a full reimbursement of any premiums paid under the policy.

     The following table shows for the Named Executive Officers the specified information with respect to grants of options to purchase QUALCOMM Common Stock ("QUALCOMM Options") during fiscal 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                            NUMBER OF                                            POTENTIAL REALIZABLE VALUE
                            SECURITIES    % OF TOTAL                             AT ASSUMED ANNUAL RATES OF
                            UNDERLYING     OPTIONS                              STOCK PRICE APPRECIATION FOR
                             OPTIONS      GRANTED TO                                   OPTION TERM(2)
                             GRANTED     EMPLOYEES IN   EXERCISE   EXPIRATION   -----------------------------
           NAME               (#)(1)     FISCAL YEAR     PRICE        DATE           5%              10%
           ----             ----------   ------------   --------   ----------   -------------   -------------
James E. Hoffmann.........     3,000         0.07%       $39.81     12/12/06    $   75,082.88   $  190,259.78
Leonard C. Stephens.......     3,000         0.07%       $39.81     12/12/06    $   75,082.88   $  190,259.78
Daniel O. Pegg............    50,000         1.18%       $60.25     03/06/07    $1,893,889.17   $4,799,109.10

---------------
(1) Such options vest according to the following schedule: 20% vest on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

(2) Calculated on the assumption that the market value of the underlying stock increases at the stated values, compounded annually. Options granted under QUALCOMM's Option Plan generally have a maximum term of ten years. The total appreciation of the options over their ten year terms at 5% and 10% is 63% and 159%, respectively.

     The following table shows for each Named Executive Officer the specified information with respect to exercises of QUALCOMM Options during fiscal 1997 and the value of unexercised options at the end of fiscal 1997.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                         OPTIONS AT FY-END             OPTIONS AT FY-END
                             SHARES       VALUE                 (#)                         ($)(1)
                           ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
          NAME              EXERCISE       ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   --------   -----------   -------------   -----------   -------------
Harvey P. White..........       0           $0        119,000        176,000      $2,892,030     $3,618,120
Thomas J. Bernard........       0           $0          6,000         54,000      $   58,500     $  699,000
James E. Hoffmann........       0           $0          9,000         19,000      $  286,860     $  488,270
Daniel O. Pegg...........       0           $0              0         50,000      $        0     $        0
Leonard C. Stephens......       0           $0              0         18,000      $        0     $  301,950

---------------
(1) Represents the closing price per share of the underlying shares on the last day of the fiscal year less the option exercise price multiplied by the number of shares. The closing value per share was $56.06 on the last trading day of the fiscal year as reported on the Nasdaq National Market.

                             EQUITY INCENTIVE PLANS

1998 STOCK OPTION PLAN

     In September 1998, the Board of Directors adopted, and QUALCOMM, as sole stockholder of the Company, approved, the Company's 1998 Stock Option Plan (the "Option Plan"), which provides for the grant of various types of equity-based compensation to selected officers, directors and employees of and consultants to the Company and its affiliates. The Option Plan is designed to promote the success of the Company's business by more closely aligning the interests of management and the Company's stockholders through the provision of equity-based incentives to those individuals who are or will be responsible for such success.

     The total number of shares of Common Stock that may be issued or awarded under the Option Plan may not exceed 8,000,000, subject to adjustment as described below, of which options to purchase approximately 5,542,740 shares were granted to holders of outstanding QUALCOMM Options immediately prior to the Distribution (the "Distribution Options") and 2,457,260 shares will be available for future grants.

     The essential features of the Option Plan are outlined below.

  General

     The Option Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Non-qualified stock options granted under the Option Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and non-qualified stock options.

  Purpose

     The Option Plan was adopted to provide a means by which selected officers, directors and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

  Administration

     The Option Plan is administered by the Board of Directors. The Board has the power to construe and interpret the Option Plan and, subject to the provisions of the Option Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration to be paid upon exercise of an option and other terms of the option. The Board of Directors is authorized to delegate administration of the Option Plan to a committee composed of not fewer than two members of the Board. The Board has also delegated administration of the Option Plan to the Compensation Committee of the Board. As used herein with respect to the Option Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

  Stock Subject to the Plan

     If options granted under the Option Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the Option Plan.

  Eligibility

     Incentive stock options may be granted only to selected employees (including corporate officers) of the Company and its affiliates. Non-qualified stock options may be granted to selected employees (including corporate officers), directors and consultants.

     No incentive stock options may be granted under the Option Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed 5 years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options granted under the Option Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

     In connection with the Distribution, the Company made grants of options under the Option Plan to the Named Executive Officers in respect of their outstanding QUALCOMM Options, as follows: Mr. White, 91,000 options, of which 50,500 options are immediately exercisable; Mr. Bernard, 15,000 options, of which 4,500 options are immediately exercisable; Mr. Hoffmann, 8,000 options, of which 4,850 options are immediately exercisable; Mr. Pegg, 12,500 options, of which 2,500 options are immediately exercisable; and Mr. Stephens, 6,000 options, of which 900 are immediately exercisable. Each of these individuals will be eligible to receive grants of additional options under the Option Plan in the future, at the discretion of the Compensation Committee.

  Terms of Options

     The following is a description of the permissible terms of options under the Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options under the Option Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of non-qualified stock options may not be less than 85% of the fair market value of the stock subject to the option on the date of the option grant. The exercise price of options granted under the Option Plan must be paid either: (i) in cash at the time the option is exercised; or (ii) at the discretion of the Board, (a) by delivery of other Common Stock of the Company,
(b) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

     Option Repricing. In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or non-qualified, with new lower priced options.

     Option Exercise. Options granted under the Option Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Options granted under the Option Plan generally are subject to vesting over a 5-year period, with a specified percentage of each option vesting on various annual anniversary dates of the option's date of grant, provided that the optionee has continuously provided services to the Company or an affiliate of the Company from such date of grant until the applicable vesting date. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Option Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ or cease to be a consultant of the Company before vesting.

     Term. The maximum term of options under the Option Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. The Option Plan provides for earlier termination of an option due to the optionee's cessation of service. Options under the Option Plan generally terminate thirty (30) days after the optionee ceases to provide services to the Company or any affiliate of the Company.

However, in the event the optionee's continuous service terminates due to the optionee's permanent and total disability as defined in Section 22(e)(3) of the Code, then the option may continue under its original terms if so provided in the option agreement. If the optionee's continuous service terminates due to the death of the optionee or due to the optionee's permanent and total disability and such termination due to disability is followed by the death of the optionee, then the vesting of all unvested shares may be accelerated as of the date of death of the optionee if so provided in the option agreement. The Board has discretion to suspend and/or extend the vesting and/or term of options granted to persons on leaves of absence. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship.

     Restrictions on Transfer. Incentive stock options granted under the Option Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. The Option Plan provides that non-qualified stock options shall be transferable by the optionee only upon such terms and conditions as set forth in the option agreement as the Board shall determine in its discretion. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

  Effect of Certain Corporate Events

     If any change is made in the stock subject to the Option Plan or subject to any option granted under the Option Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration of the Company), the Option Plan and options outstanding thereunder will be appropriately adjusted as to the type(s) and the maximum number of securities subject to such plan, the maximum number of securities which may be granted to an employee in a particular calendar year and the type(s), number of securities and price per share of stock subject to such outstanding options.

     In the event of a merger or consolidation in which the Company is not the surviving corporation or a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding prior to the merger are converted into other property (each a "Change in Control"), then to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Option Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation refuses to assume or continue options outstanding under the Option Plan, or to substitute similar options, then with respect to options other than Distribution Options held by persons then performing services as employees, directors or consultants for the Company or any affiliate of the Company, the time during which such options may be exercised will be accelerated and the options terminated if not exercised prior to such event, and with respect to Distribution Options the effect shall be as provided in the applicable option agreement. In the event of a dissolution or liquidation of the Company, any options outstanding under the Option Plan will terminate if not exercised prior to such event.

     In addition, the Option Plan provides that options held by any person who is terminated for any reason other than cause within twenty-four (24) months following a Change in Control will accelerate and immediately become fully vested and exercisable, except if such contemplated Change in Control would occur prior to the second anniversary of the adoption of the Option Plan by the Board and such potential acceleration would by itself prohibit the Company from entering into a "pooling of interests" accounting transaction.

  Duration, Amendment and Termination

     The Board may suspend or terminate the Option Plan at any time. Unless sooner terminated, the Option Plan will terminate in September 2008.

     The Board may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve (12) months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the Option Plan; (ii) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Option Plan to satisfy Section 422 of the Code); or (iii) modify the Option Plan in any other way if such modification requires stockholder approval in order for the Option Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Federal Income Tax Information

     Incentive Stock Options. Incentive stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the optionee holds the stock. Capital gains are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who are subject to
Section 16 of the Exchange Act or who acquire stock subject to certain repurchase options.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Non-Qualified Stock Options. Non-qualified stock options granted under the Option Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the optionee will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold taxes in an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax-reporting obligation, the Company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be: (i) long-term if the stock was held for more than twelve (12) months or (ii) short-term if the stock was held twelve
(12) months or less. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with applicable Treasury regulations issued under

Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: either (a)(i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of "outside directors" (as defined in Section 162(m)) and (iv) the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (b) the option is granted by a compensation committee comprised solely of "outside directors" and is granted (or exercisable) only upon the achievement (as certified in writing by the Compensation Committee) of an objective performance goal established by the compensation committee while the outcome is substantially uncertain and approved by the stockholders.

     Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the Option Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the Option Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

EMPLOYEE STOCK PURCHASE PLAN

     In September 1998, the Board of Directors adopted, and QUALCOMM, as sole stockholder of the Company, approved, the Company's Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 200,000 shares of the Company's Common Stock.

     The essential features of the Purchase Plan, as amended, are outlined below.

  Purpose

     The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan (an "Affiliate")) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the success of the Company.

     The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

  Administration

     The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in such plan. The Board of Directors has delegated administration of the Purchase Plan to the Compensation Committee of the Board. As used herein with respect to the Purchase Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself. The Board may at any time revest in the Board the administration of the Purchase Plan.

  Stock Subject to the Purchase Plan

     If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.

  Offerings

     The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. The Board has discretion to determine the length of offerings under the Purchase Plan.

  Eligibility

     Any person who has been in the employ of the Company for at least ninety days and is customarily employed at least twenty hours per week and five months per calendar year by the Company (or by any Affiliate), on the first day of an offering period, is generally eligible to participate in that offering under the Purchase Plan. The Board may provide that officers of the Company who are "highly compensated" as defined in the Code are not eligible to be granted rights under an offering.

     Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined based on the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

  Participation in the Purchase Plan

     Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to the maximum percentage specified by the Board of such employees' base compensation during the purchase period.

  Purchase Price

     The purchase price per share at which shares are sold in an offering under the Purchase Plan cannot be less than the lower of (i) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering or
(ii) 85% of the fair market value of a share of Common Stock on the date of purchase.

  Payroll Deductions

     The purchase price of the shares is accumulated by payroll deductions over the offering period. A participant may increase or reduce his or her payroll deductions during the course of an offering only to the extent permitted under the terms of the offering. Generally, a participant may not increase payroll deductions after the beginning of any purchase period, but may decrease his or her participation percentage at any time but on no more than one occasion during the course of the offering. Notwithstanding the foregoing, a participant may reduce his or her participation percentage to zero or withdraw from an offering at any time during the course of the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company.

  Purchase of Stock

     By executing an agreement to participate in the Purchase Plan, an eligible employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares any employee may be granted the right to purchase. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares available for issuance under the Purchase Plan, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at each exercise date designated by the Board at the applicable price. See "Withdrawal" below.

  Withdrawal

     While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering a notice of withdrawal from the Purchase Plan to the Company. Such withdrawal may be elected at any time prior to the end of the applicable offering except as provided by the Board or the Committee in the offering.

     Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

  Termination of Employment

     Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

  Restrictions on Transfer

     Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

  Effect of Certain Corporate Events

     If any change is made in the stock subject to the Purchase Plan, or any rights granted under the Purchase Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Purchase Plan and outstanding rights will be appropriately adjusted in the class and maximum number of shares subject to the Purchase Plan and the class, number of shares and price per share of stock subject to outstanding rights.

     In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock are converted into other property or any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, as determined by the Board in its sole discretion (i) any surviving corporation may assume outstanding rights or substitute similar rights for those under the Purchase Plan, (ii) such rights may continue in full force and effect or (iii) participants' accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants' rights under the ongoing offering terminated.

  Duration, Amendment and Termination

     The Board may suspend or terminate the Purchase Plan at any time. Unless sooner terminated, the Purchase Plan will terminate in September 2008.

     The Board may also amend the Purchase Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve (12) months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for issuance under the Purchase Plan; (ii) modify the requirements as to eligibility for participation in the Purchase Plan (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3); or (iii) modify the Purchase Plan in any other way if such modification requires stockholder approval in order for the Purchase Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.

     Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

  Federal Income Tax Information

     Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

     A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Generally, other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

     If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the purchase date of the stock, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price of the stock or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period), will be treated as ordinary income. Any further gain, or any loss, will be taxed as a long-term capital gain or loss if it was held for more than twelve (12) months.

     If the stock is disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain or loss will be treated as capital gain or loss. Such gain or loss will be: (i) long-term if the stock was held for more than twelve (12) months or (ii) short-term if the stock was not held more than twelve (12) months. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxable as ordinary income to a participant by reason of a disposition before the expiration of the holding periods described above (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and, perhaps, in the future, the satisfaction of a withholding or tax reporting obligation).

     Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of rights granted under the Purchase Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the Purchase Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In September 1998, the Board of Directors adopted, and QUALCOMM, as sole stockholder of the Company, approved, the Company's 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The total number of shares of Common Stock that may be issued or awarded under the Directors' Plan may not exceed 500,000, subject to adjustment as described below.

     The essential features of the Directors' Plan are outlined below.

  General

     The Directors' Plan provides for the grant of non-qualified stock options to "Non-Employee Directors" (defined below in "Eligibility") of the Company. Such options granted under the Directors' Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of non-qualified stock options.

  Purpose

     The Directors' Plan was adopted to provide a means by which Non-Employee Directors will be given an opportunity to purchase stock of the Company and to assist in retaining the services of such persons as members of the Board of Directors of the Company.

  Administration

     The Directors' Plan is administered by the Board of Directors. The Board has the power to construe and interpret the Directors' Plan. The Board of Directors has delegated administration of the Directors' Plan to the Compensation Committee of the Board.

  Stock Subject to the Directors' Plan

     If options granted under the Directors' Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the Directors' Plan.

  Eligibility

     Stock options will be granted under the Directors' Plan only to directors of the Company who are not otherwise employees of the Company or any affiliate of the Company ("Non-Employee Directors").

  Non-Discretionary Grants

     The Directors' Plan provides for (i) a one-time, non-discretionary grant to each Non-Employee Director of an option to purchase 20,000 shares of the Company's Common Stock, effective upon the Distribution Date or the subsequent election of such person for the first time to serve as a Non-Employee Director of the Company (an "Initial Option") and (ii) an annual grant to be issued at the time of each annual meeting, to each Non-Employee Director who continues to serve as such, of an option to purchase 10,000 shares of the Company's Common Stock (an "Annual Option"). Upon the Distribution Date, Messrs. Burillo, Targoff and Williams each received a grant of an option to purchase 20,000 shares of the Company's Common Stock under the Directors' Plan.

  Terms of Options

     Exercise Price; Payment. The exercise price of options granted under the Directors' Plan is equal to the fair market value of the Common Stock subject to the option on the date of the grant. The exercise price of options granted under the Directors' Plan must be paid either: (i) in cash at the time the option is exercised, (ii) by delivery of other Common Stock of the Company, (iii) according to a deferred payment or other arrangement or (iv) in any other form of legal consideration acceptable to the Board and provided in the applicable option agreement.

     Option Exercise. Initial Options and Annual Options for Non-Employee Directors will vest over 5 years according to the following schedule: so long as the optionee continues to serve as a Non-Employee Director or employee of or consultant to the Company, 20% of the shares subject to the option will vest on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

     Term. The term of all options under the Directors' Plan is ten years; provided; however, such options terminate 30 days after the optionee ceases to be a Non-Employee Director, employee or consultant. In the event that an optionee ceases to be a Non-Employee Director, employee or consultant due to the optionee's (i) retirement at age seventy (70) or older after nine (9) years of service on the Board or (ii) due to permanent and total disability as defined in Section 22(e)(3) of the Code, the option will terminate only upon expiration of the option term. In the event that an optionee ceases to be a Non-Employee Director, employee or consultant due to the optionee's death or due to the optionee's termination due to permanent and total disability when such termination due to disability is followed by death, the vesting of all unvested shares will be accelerated to such date and the option may be exercised in full at any time within one year of such termination.

  Restrictions on Transfer

     The Directors' Plan provides that options shall be transferable by the optionee only upon such terms and conditions as set forth in the option agreement as the Board shall determine in its discretion. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

  Effect of Certain Corporate Events

     If any change is made in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration of the Company), the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the type(s) and the maximum number of securities subject to such plan and the type(s), number of securities and price per share of stock subject to such outstanding options.

     In the event of: (1) a dissolution or liquidation of the Company, (2) the sale of all or substantially all of the Company's assets, (3) a merger, consolidation or reorganization of the Company with or into another corporation or other legal person, other than a merger, consolidation or reorganization in which more than fifty percent (50%) of the combined voting power of the then-outstanding securities of the surviving entity (or if more than one entity survives the transaction, the controlling entity) immediately after such a transaction are held in the aggregate by holders of voting securities of the Company immediately prior to such transaction, (4) the acquisition by any person of beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company, or (5) individuals who at the beginning of any consecutive two-year period constitute the directors of the Company ceasing for any reason to constitute at least a majority thereof (collectively, a "Change in Control"), then: (i) any surviving or acquiring corporation shall assume options outstanding under the Plan or shall substitute similar options or (ii) in the event any surviving or acquiring corporation refuses to assume such options or to substitute similar options for those outstanding under the Plan, then (A) with respect to options held by persons then performing services as directors, employees or consultants, the vesting of such options and the time during which such options may be exercised shall be accelerated prior to such event and the options terminated if not exercised after such acceleration and at or prior to such event, and (B) with respect to any other options outstanding under the Directors' Plan, such options shall be terminated if not exercised prior to such event.

  Duration, Amendment and Termination

     The Board may suspend or terminate the Directors' Plan at any time. Unless sooner terminated, the Directors' Plan will terminate in September 2008.

     The Board may also amend the Directors' Plan at any time or from time to time. However, except with respect to certain amendments relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Directors' Plan to satisfy the requirements of Rule 16b-3, any requirements of Section 144 of the Delaware General Corporation Law, or any Nasdaq National Market or securities exchange listing requirements.

  Federal Income Tax Information

     Non-Qualified Stock Options. Options granted under the Directors' Plan are intended to be treated as non-qualified stock options and are not intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code. Non-qualified stock options granted under the Directors' Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the optionee will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax reporting obligation, the Company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be: (i) long-term if the stock was held for more than twelve (12) months or
(ii) short-term if the stock was not held for twelve (12) months. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the Directors' Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the Directors' Plan who are residents of a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The businesses to be conducted by the Company have in the past engaged in transactions with QUALCOMM and its businesses. QUALCOMM has a significant relationship with the Company as a result of the agreements entered into by QUALCOMM and the Company in connection with the Distribution, and due to QUALCOMM's Warrant to purchase 5,500,000 shares of the Company. QUALCOMM's relationships as equipment vendor to Leap and the Leap Operating Companies and as lender under the Credit Facility will give QUALCOMM significant influence over Leap and will create certain conflicts with Leap. In addition, QUALCOMM is not restricted from competing with the Company or the Leap Operating Companies or pursuing directly wireless telecommunications businesses or interests which would also be attractive to Leap. See "Risk Factors -- Potential Conflicts with QUALCOMM," and "Relationship Between QUALCOMM and the Company after the Distribution."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the beneficial ownership of Leap Common Stock as of September 23, 1998, by (i) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer of the Company; and (iv) all directors and officers of the Company as a group.

                                                              COMPANY SHARES
                                                              PROJECTED TO BE
                                                           BENEFICIALLY OWNED(1)
                                                          -----------------------
                                                          NUMBER OF    PERCENT OF
        DIRECTORS, OFFICERS AND 5% SHAREHOLDERS           SHARES(2)      TOTAL
        ---------------------------------------           ----------   ----------
QUALCOMM Incorporated(3)................................   5,500,000      23.8%
Harvey P. White(4)(5)(6)................................     140,516         *
Thomas J. Bernard(5)(6)(7)..............................       7,345         *
James E. Hoffmann(5)(6).................................       5,298         *
Daniel O. Pegg(5)(6)(8).................................       2,610         *
Leonard C. Stephens(5)(6)...............................         900         *
Alejandro Burillo Azcarraga.............................           0         *
Michael B. Targoff......................................           0         *
Jeffrey P. Williams.....................................           0         *
All Officers and Directors as a group (9 persons).......     156,669         *

---------------
 *  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders of QUALCOMM and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 17,647,684 shares of Leap Common Stock outstanding, adjusted as required by rules promulgated by the Commission.

(2) In addition to shares held in the individual's sole name, this column includes shares held by the spouse and other members of the named person's immediate household who share that household with the named person, and shares held in family trusts.

(3) Consists entirely of a Warrant to purchase shares of Leap Common Stock, fully exercisable immediately, which expires 10 years following the Distribution.

(4) Includes 2,500 shares held in a foundation of which Mr. White disclaims beneficial ownership. Also includes 72,816 shares held in family trusts, 7,500 held in a Family Limited Partnership, 250 shares held in a charitable remainder trust, and 6,950 shares held in trusts for the benefit of relatives.

(5) Includes shares issuable upon exercise of options exercisable within 60 days of September 11, 1998 as follows: Mr. Bernard, 6,600 shares (including 2,100 shares subject to options held by Mr. Bernard's wife); Mr. Hoffmann, 5,100 shares; Mr. Pegg, 2,500; Mr. Stephens, 900; and Mr. White, 50,500 shares.

(6) Does not include shares issuable upon exercise of QUALCOMM stock options. The officers as of the Distribution will hold options to purchase shares of QUALCOMM exercisable within 60 days following September 11, 1998 in the following amounts: Mr. Bernard, 26,400 shares (including 8,400 shares subject to options held by Mr. Bernard's wife); Mr. Hoffmann, 20,400 shares; Mr. Pegg, 10,000; Mr. Stephens, 3,600; and Mr. White, 202,000 shares.

(7) Includes 60 shares held by Mr. Bernard's spouse.

(8) Includes 25 shares held in a custodial account for the benefit of Mr. Pegg and 25 shares held in a custodial account for the benefit of Mr. Pegg's spouse.

                      DESCRIPTION OF COMPANY CAPITAL STOCK

     Under the Certificate of Incorporation, the total number of shares of all classes of stock that the Company has authority to issue is 85 million, consisting of 10 million shares of preferred stock, par value $0.0001 per share ("Preferred Stock") and 75 million shares of Leap Common Stock.

COMMON STOCK

     As of September 23, 1998, the Company had 17,647,684 shares of Common Stock outstanding. The holders of Leap Common Stock are entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares possess all voting power, except as otherwise required by law or provided in any resolution adopted by the Board of Directors of the Company with respect to any series of Preferred Stock. It is currently expected that the first annual meeting of stockholders of the Company will be held in January 1999. Subject to any preferential or other rights of any outstanding series of Company preferred stock that may be designated by the Board of Directors of the Company, the holders of Leap Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors of the Company from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders. See "Risk Factors -- Dividend Policy."

PREFERRED STOCK

     The Board of Directors of the Company is authorized to provide for the issuance of shares of Preferred Stock, in one or more series, and to determine, with respect to any series, the terms and rights of such series, including the following: (i) the designation of such series; (ii) the rate and time of, and conditions and preferences with respect to, dividends, and whether such dividends are cumulative; (iii) the voting rights, if any, of shares of such series; (iv) the price, timing and conditions regarding the redemption of shares of such series and whether a sinking fund should be established for such series;
(v) the rights and preferences of shares of such series in the event of voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; and (vi) the right, if any, to convert or exchange shares of such series into or for stock or securities of any other series or class.

     The Company believes that the availability of the Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow the Company to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of Preferred Stock, as well as shares of Leap Common Stock, will be available for issuance without further action by the Company's stockholders, unless action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed or unless the Company is restricted by the Preferred Stock.

     On September 9, 1998, the Board of Directors adopted a Stockholder Rights Plan. See "Description of Rights Agreement." In connection with the Rights Plan, the Board of Directors of the Company declared a dividend of one Right for each outstanding share of Common Stock of the Company. Each Right will entitle the registered holder thereof, after the Rights become exercisable and until September 10, 2008 (or the earlier redemption, exchange or termination of the Rights), to purchase from the Company one one-thousandth ( 1/1000) of a share of Series A Junior Participating Preferred Stock, par value $.0001 per share (the "Series A Preferred Shares"), at a price of $90.00 per one one-thousandth
( 1/1000) of a Series A Preferred Share, subject to certain anti-dilution adjustments. Each Series A Preferred Share purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Shares will be entitled to a preferential liquidation payment of $1,000 per share plus any accrued but unpaid dividends but will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. Each Series A Preferred Share will have 1,000 votes and will vote together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of Leap Common Stock are exchanged, each Series A Preferred Share will be entitled to receive 1,000 times the amount received per share of Common Stock. Series A Preferred Shares will not be redeemable. The Company has reserved for issuance 75,000 Series A Preferred Shares issuable upon exercise of the Rights.

WARRANTS

     In connection with the Distribution, the Company issued a Warrant to purchase 5,500,000 shares of Leap Common Stock to QUALCOMM at an exercise price equal to the average price of the last sales price per share of the Leap Common Stock on the Nasdaq National Market for each of the five (5) consecutive trading days beginning on and including the Distribution Date. The Warrant is exercisable during the ten (10) years following the Distribution. Upon exercise in full of the Warrant, QUALCOMM would hold approximately 18% of the outstanding Leap Common Stock, assuming exercise of all outstanding options and convertible securities.

LEAP COMMON STOCK RESERVED FOR ISSUANCE

     QUALCOMM will retain the Warrant following the Distribution, which will be immediately exercisable and will entitle QUALCOMM to purchase 5,500,000 shares of Leap Common Stock at a purchase price equal to the average of the last sales price per share of Leap Common Stock on the Nasdaq National Market for each of the five (5) consecutive trading days beginning with and including the Distribution Date. In addition, based on the number of QUALCOMM Options outstanding on September 11, 1998, it is anticipated that Leap Options to purchase a total of approximately 5,542,740 shares of Leap Common Stock will be granted in connection with the Distribution to QUALCOMM option holders. In addition to the Leap Options to be granted to QUALCOMM option holders who will continue as employees of Leap after the Distribution, Leap intends to grant stock options to purchase Leap Common Stock following the Distribution to employees, officers, directors and consultants of Leap as part of its ongoing equity incentive program. Leap has reserved an aggregate 8,700,000 shares for issuance to its employees, officers, directors and consultants under its 1998 Stock Option Plan, Employee Stock Purchase Plan and 1998 Directors' Stock Option Plan, which will permit the grant of options to purchase an additional approximately 2,957,260 shares following the grant of options to QUALCOMM option holders in connection with the Distribution. Finally, due to and subsequent to the Distribution, the outstanding Trust Convertible Preferred Securities convertible into QUALCOMM Common Stock will additionally be convertible into an aggregate 2,271,060 shares of Leap Common Stock. As a result, collectively, there will be 16,471,060 shares of Leap Common Stock reserved for issuance following the Distribution.

RECENT SALES OF UNREGISTERED SECURITIES

     In June 1998, Leap sold 1,000 shares of Common Stock to QUALCOMM for $.10 in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. In connection with the Distribution, each outstanding share of Leap Common Stock was converted and split into the number of shares of Leap Common Stock necessary to provide QUALCOMM with all shares to be transferred in the Distribution. In connection with the Distribution, Leap also issued a Warrant to purchase 5,500,000 shares of Common Stock to QUALCOMM in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

NO PREEMPTIVE RIGHTS

     No holder of any stock of the Company of any class authorized at the Distribution Date will then have any preemptive right to subscribe to any securities of the Company of any kind or class.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Leap Common Stock is Harris Trust Company of California.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, special meetings of stockholders of the Company may be called only by a majority of the authorized number of directors, the Chairman of the Board or the President of the Company. The Certificate of Incorporation also provides for a classified Board of Directors consisting of three classes of directors. In addition, the Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. The Company's Bylaws require advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at the annual meeting of stockholders. The Company's Certificate of Incorporation and Bylaws also require that the holders of at least 66 2/3% of the voting stock of the Company must approve any amendment to either the Certificate of Incorporation or Bylaws affecting certain provisions. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

                        DESCRIPTION OF RIGHTS AGREEMENT

     On September 9, 1998, the Board of Directors of the Company adopted a Stockholder Rights Plan. The following description of the Stockholder Rights Plan is intended as a summary only and is qualified in its entirety by reference to the Rights Agreement dated as of September 14, 1998 between the Company and Harris Trust Company of California (the "Rights Agreement"), a form of which is filed as an exhibit to the Company's Registration Statement on Form S-1, of which this Prospectus forms a part.

     In connection with the Rights Plan, the Board of Directors of the Company declared a dividend of one preferred share purchase right (the "Rights") for each outstanding share of Common Stock of the Company outstanding at the close of business on September 11, 1998. Each Right will entitle the registered holder thereof, after the Rights become exercisable and until September 10, 2008 (or the earlier redemption, exchange or termination of the Rights), to purchase from the Company one one-thousandth ( 1/1000) of a share of Series A Junior Participating Preferred Stock, par value $.0001 per share (the "Series A Preferred Shares"), at a price of $90.00 per one one-thousandth ( 1/1000) of a Series A Preferred Share, subject to certain anti-dilution adjustments (the "Purchase Price"). Until the earlier to occur of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (other than an Existing Holder (as defined below)) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Leap Common Stock (an "Acquiring Person") or (ii) ten (10) business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Leap Common Stock (the earlier of (i) and (ii) being called the "Rights Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate. "Existing Holder" means QUALCOMM Incorporated, together with its affiliates and associates (but excluding individual officers, directors and employees of QUALCOMM Incorporated) unless and until such Existing Holder has acquired beneficial ownership of one or more additional shares of Common Stock. The Rights will be transferred with and only with the Common Stock until the Rights Distribution Date or earlier redemption or expiration of the Rights. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the outstanding Leap Common Stock as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Rights. The Rights will at no time have any voting rights.

     Each Series A Preferred Share purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Shares will be entitled to a preferential liquidation payment of $1,000 per share plus any accrued but unpaid dividends but will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. Each Series A Preferred Share will have 1,000 votes and will vote together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of Leap Common Stock are exchanged, each Series A Preferred Share will be entitled to receive 1,000 times the amount received per share of Common Stock. Series A Preferred Shares will not be redeemable. These Rights are protected by customary anti-dilution provisions. Because of the nature of the Series A Preferred Share's dividend, liquidation and voting rights, the value of one one-thousandth of a Series A Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     In the event that a person or group becomes an Acquiring Person or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the outstanding shares of Leap Common Stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then current Purchase Price of one Right. In the event that, after a person or group has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of one Right.

     At any time after a person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the then outstanding shares of Leap Common Stock, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, for shares of Common Stock at an exchange rate equal to that number of shares of

Common Stock having an aggregate value equal to the difference between the value of the shares of Common Stock issuable upon exercise of a Right and the Purchase Price therefor (with such values being based on the current per share market price, as determined under the Rights Agreement) per Right (subject to adjustment).

     The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") by the Board of Directors at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The Rights will expire on September 10, 2008 (unless earlier redeemed, exchanged or terminated). Harris Trust Company of California is the Rights Agent.

     The Purchase Price payable, and the number of one one-thousandths of a Series A Preferred Share or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Shares, (ii) upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred Shares or convertible securities at less than the current market price of the Series A Preferred Shares or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Series A Preferred Shares (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

     Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, the Company may amend or supplement the Rights Agreement in any manner that does not adversely affect the interests of the holder of the Rights.

     One Right was distributed to stockholders of the Company for each share of Leap Common Stock owned of record by them on September 11, 1998. As long as the Rights are attached to the shares of Common Stock, the Company will issue one Right with each new share of Common Stock (including, without limitation, the shares of Leap Common Stock that will be distributed in the Distribution) so that all such shares will have attached Rights. The Company has agreed that, from and after the Rights Distribution Date, the Company will reserve 75,000 Series A Preferred Shares initially for issuance upon exercise of the Rights.

     The Rights may have some anti-takeover affects. The rights are designed to assure that all of the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of the Company without paying all stockholders a control premium. The Rights will cause substantial dilution to a person or group (other than an Existing Holder) that acquires 15% or more of the Company's stock on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors at any time prior to the first date that a person or group has become an Acquiring Person.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Officers and directors of the Company are covered by certain provisions of the DGCL, the Certificate of Incorporation, the By-laws, individual indemnification agreements with the Company and insurance policies which serve to limit, and, in certain instances, to indemnify them against, certain liabilities which they may incur in such capacities. None of such provisions would have retroactive effect for periods prior to the Distribution Date, and the Company is not aware of any claim or proceeding in the last three years, or any threatened claim, which would have been or would be covered by these provisions. These various provisions are described below.

     Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

     Indemnification and Insurance. As a Delaware corporation, the Company has the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to the Company's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of the Company, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The By-laws generally provide for mandatory indemnification of the Company's directors and officers to the full extent provided by Delaware corporate law. In addition, the Company intends to enter into indemnification agreements with its directors and officers which generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.

     The Company intends to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or obligation to indemnify him against such liability under the provisions of the By-laws.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As of September 23, 1998, the Company had outstanding 17,647,684 shares of Common Stock. Of these shares, 17,559,098 shares will generally be freely tradable without restriction or further registration under the Securities Act and 88,586 shares will generally be freely tradeable without further registration under the Securities Act, subject to the volume and other restrictions under Rule 144. In addition, as of September 23, 1998, holders of vested options to purchase approximately 1,488,851 shares of Common Stock will be able to sell without restriction pursuant to a Form S-8 registration statement filed with respect to such shares. Future sales of shares by existing stockholders could have an adverse effect on the market price of the Common Stock or otherwise impair the Company's ability to raise additional capital. See "Description of Capital Stock."

     The Company has filed registration statements under the Securities Act covering shares of Common Stock reserved for issuance under the Company's stock option plans. Such registration statements cover approximately 8,700,000 shares. Shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of the Leap Common Stock will be passed upon for the Company by Latham & Watkins, San Diego, California.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement," which term shall include any amendments or supplements thereto) under the Securities with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site that contains reports, proxy statements, registration statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Copies of all or any part of the Registration Statement and reports, proxy statements and the other information filed electronically by the Company may be obtained from the Commission at its principal offices in Washington D.C. after payment of amounts prescribed by the Commission.

     The Company intends to furnish to its stockholders annual reports containing consolidated financial statements prepared in accordance with generally accepted accounting principles and audited by an independent public accounting firm accompanied by an opinion expressed by such independent public accounting firm.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
LEAP WIRELESS INTERNATIONAL, INC. (A DEVELOPMENT STAGE
  COMPANY)
Condensed Combined Financial Statements (unaudited):
  Condensed Combined Balance Sheet at May 31, 1998
     (unaudited)............................................   F-2
  Condensed Combined Statements of Operations for the nine
     months ended May 31, 1998 and 1997 and for the period
     from September 1, 1995 (inception) to May 31, 1998
     (unaudited)............................................   F-3
  Condensed Combined Statements of Cash Flows for the nine
     months ended May 31, 1998 and 1997 and for the period
     from September 1, 1995 (inception) to May 31, 1998
     (unaudited)............................................   F-4
  Condensed Combined Statements of Stockholder's Equity for
     the nine months ended May 31, 1998 and the period from
     September 1, 1995 (inception) to May 31, 1998
     (unaudited)............................................   F-5
  Notes to Condensed Combined Financial Statements
     (unaudited)............................................   F-6
Combined Financial Statements:
  Report of Price Waterhouse LLP, Independent Accountants...  F-10
  Combined Balance Sheets at August 31, 1997 and 1996.......  F-11
  Combined Statements of Operations for the fiscal years
     ended August 31, 1997 and 1996 and for the period from
     September 1, 1995 (inception) to August 31, 1997.......  F-12
  Combined Statements of Cash Flows for the fiscal years
     ended August 31, 1997 and 1996 and for the period from
     September 1, 1995 (inception) to August 31, 1997.......  F-13
  Combined Statements of Stockholder's Equity for each of
     the fiscal years in the period from September 1, 1995
     (inception) to August 31, 1997.........................  F-14
  Notes to Combined Financial Statements....................  F-15
CHILESAT TELEFONIA PERSONAL S.A. (A COMPANY IN THE
  DEVELOPMENT STAGE)
Financial Statements:
  Report of Price Waterhouse, Independent Accountants.......  F-25
  Balance Sheet at December 31, 1997........................  F-26
  Statement of Income for the period from inception (March
     3, 1997) to December 31, 1997..........................  F-27
  Statement of Cash Flows for the period from inception
     (March 3, 1997) to December 31, 1997...................  F-28
  Statement of Shareholders' Equity for the period from
     inception (March 3, 1997) to December 31, 1997.........  F-29
  Notes to Financial Statements.............................  F-30
TRANSWORLD COMPANIES (ENTITIES IN THE DEVELOPMENT STAGE)
Combined Consolidated Financial Statements:
  Report of PricewaterhouseCoopers LLP, Independent
     Accountants............................................  F-40
  Combined Consolidated Balance Sheets at December 31, 1997
     and 1996 and at June 30, 1998 (unaudited)..............  F-41
  Combined Consolidated Statements of Operations for the
     years ended December 31, 1997 and 1996 and for the
     period from June 25, 1990 (inception) to December 31,
     1997 and for the six months ended June 30, 1998 and
     1997 and for the period from June 25, 1990 (inception)
     to June 30, 1998 (unaudited)...........................  F-42
  Combined Consolidated Statements of Cash Flows for the six
     months ended June 30, 1998 and 1997 and for the period
     from June 25, 1990 (inception) to June 30, 1998
     (unaudited) and for the years ended December 31, 1997
     and 1996 and for the period from June 25, 1990
     (inception) to December 31, 1997.......................  F-43
  Combined Consolidated Statements of Stockholder's Equity
     for the period from June 25, 1990 (inception) to
     December 31, 1998 and for the period from June 25, 1990
     to June 30, 1998 (unaudited)...........................  F-44
  Notes to Combined Consolidated Financial Statements.......  F-45

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                        CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                     ASSETS

                                                               MAY 31, 1998
                                                              --------------
                                                              (IN THOUSANDS)
Current assets..............................................     $     --
Loans receivable............................................       15,000
Investments in wireless operating companies.................       42,777
                                                                 --------
          Total assets......................................     $ 57,777
                                                                 ========

                    LIABILITIES AND STOCKHOLDER'S EQUITY

Accounts payable and accrued liabilities....................     $  2,897
                                                                 --------
Commitments (Note 4)
Stockholder's equity:
  Parent's investment.......................................       76,048
  Deficit accumulated during the development stage..........      (19,273)
  Cumulative translation adjustment.........................       (1,895)
                                                                 --------
          Total stockholder's equity........................       54,880
                                                                 --------
          Total liabilities and stockholder's equity........     $ 57,777
                                                                 ========

                            See accompanying notes.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                         NINE MONTHS ENDED     FOR THE PERIOD FROM
                                                              MAY 31,           SEPTEMBER 1, 1995
                                                        -------------------        (INCEPTION)
                                                          1998       1997        TO MAY 31, 1998
                                                        --------    -------    -------------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Equity in net losses of wireless operating
  companies...........................................  $ (1,535)   $  (139)        $ (1,328)
General and administrative expenses...................   (16,188)      (994)         (17,945)
                                                        --------    -------         --------
Loss before income taxes..............................   (17,723)    (1,133)         (19,273)
Income tax expense....................................        --         --               --
                                                        --------    -------         --------
Net loss..............................................  $(17,723)   $(1,133)        $(19,273)
                                                        ========    =======         ========
Unaudited proforma basic and diluted net loss per
  common share (Note 1)...............................  $  (1.00)
                                                        ========

                            See accompanying notes.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                        NINE MONTHS ENDED      FOR THE PERIOD FROM
                                                             MAY 31,            SEPTEMBER 1, 1995
                                                       --------------------        (INCEPTION)
                                                         1998        1997        TO MAY 31, 1998
                                                       --------    --------    -------------------
                                                                     (IN THOUSANDS)
Operating activities:
  Net loss...........................................  $(17,723)   $ (1,133)        $(19,273)
  Equity in net losses of wireless operating
     companies.......................................     1,535         139            1,328
  Provision for bad debt.............................     1,700          --            1,700
  Change in accounts payable and accrued
     liabilities.....................................     2,618          98            2,897
                                                       --------    --------         --------
Net cash used in operating activities................   (11,870)       (896)         (13,348)
                                                       --------    --------         --------
Investing activities:
  Investments in wireless operating companies........        --     (46,000)         (46,000)
  Issuance of loans receivable.......................   (16,700)         --          (16,700)
                                                       --------    --------         --------
Net cash used in investing activities................   (16,700)    (46,000)         (62,700)
                                                       --------    --------         --------
Financing activities:
  Parent's investment................................    28,570      46,896           76,048
                                                       --------    --------         --------
Net cash provided by financing activities............    28,570      46,896           76,048
                                                       --------    --------         --------
Net change in cash and cash equivalents..............        --          --               --
Cash and cash equivalents at beginning of period.....        --          --               --
                                                       --------    --------         --------
Cash and cash equivalents at end of period...........  $     --    $     --         $     --
                                                       ========    ========         ========

                            See accompanying notes.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             CONDENSED COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                                  (UNAUDITED)

                                                                             CUMULATIVE
                                                 PARENT'S     ACCUMULATED    TRANSLATION
                                                INVESTMENT      DEFICIT      ADJUSTMENT      TOTAL
                                                ----------    -----------    -----------    --------
                                                                   (IN THOUSANDS)
Balance at September 1, 1995 (Inception)......   $    --       $     --        $    --      $     --
Transfers from QUALCOMM.......................       285             --             --           285
Net loss......................................        --           (396)            --          (396)
                                                 -------       --------        -------      --------
Balance at August 31, 1996....................       285           (396)            --          (111)
Transfers from QUALCOMM.......................    47,193             --             --        47,193
Net loss......................................                   (1,154)            --        (1,154)
Cumulative translation adjustment.............                       --             60            60
                                                 -------       --------        -------      --------
Balance at August 31, 1997....................    47,478         (1,550)            60        45,988
Transfers from QUALCOMM.......................    28,570             --             --        28,570
Net loss......................................        --        (17,723)            --       (17,723)
Cumulative translation adjustment.............        --             --         (1,955)       (1,955)
                                                 -------       --------        -------      --------
Balance at May 31, 1998.......................   $76,048       $(19,273)       $(1,895)     $ 54,880
                                                 =======       ========        =======      ========

                            See accompanying notes.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

  The Company

     On June 24, 1998, QUALCOMM Incorporated ("QUALCOMM") created a separate wholly-owned company, Leap Wireless International, Inc. (the "Company" or "Leap"), a Delaware corporation. The Company intends to enter into a Separation and Distribution Agreement with QUALCOMM pursuant to which certain of QUALCOMM's joint venture and equity interests in domestic and international terrestrial-based wireless telecommunications operating companies will be transferred to the Company, followed by a spin-off of the subsidiary to the stockholders of QUALCOMM (the "Distribution"). QUALCOMM intends to complete the Distribution before September 23, 1998. The Company's business strategy is to operate, manage, support and otherwise participate in Code Division Multiple Access ("CDMA") based wireless telecommunications businesses and ventures in emerging international markets and the United States. Initially, the Company expects that its principal markets for its intended activity will be in Latin America, Eastern Europe, Asia-Pacific and the United States. QUALCOMM is a Delaware corporation that develops, manufactures, markets, licenses and operates advanced communications systems and products based on digital wireless technology, including mobile and fixed satellite communications systems and products and digital wireless telephone systems and products using QUALCOMM's proprietary CDMA technology. QUALCOMM has entered into, and will retain upon the Distribution, equipment sales and services and vendor financing agreements with the wireless telecommunications operating companies to be transferred to the Company.

     Following the Distribution, QUALCOMM and the Company will be operated as independent companies. QUALCOMM and the Company will, however, continue to have a relationship as a result of the various agreements being entered into between QUALCOMM and the Company in connection with the Distribution.

  Basis Of Presentation

     The accompanying interim condensed financial statements have been prepared by the Company, without audit, in accordance with the instructions to Form 10-Q and, therefore, do not necessarily include all information and footnotes necessary for a fair presentation of its financial position, results of operations and cash flows in accordance with generally accepted accounting principles.

     In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation. These condensed financial statements and notes thereto should be read in conjunction with the financial statements and notes hereto included in the Company's combined financial statements for the fiscal year ended August 31, 1997. Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The combined financial statements reflect the financial position, results of operations, cash flows and changes in stockholder's equity of the business that will be transferred to the Company from QUALCOMM as if the Company were a separate entity for all periods presented and as if the historical joint venture and equity interests in wireless operating companies were owned by the Company. However, for the periods

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

covered by the financial statements, such joint venture and equity interests were directly or indirectly owned by QUALCOMM. The financial statements have been presented as if the Company were a development stage company with an inception date of September 1, 1995. As of May 31, 1998, neither the Company nor its investees had generated any revenues from their planned principal operations. The financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company's business. The Company had no cash balances as of May 31, 1998 as no specific cash accounts had been designated by QUALCOMM for the Company. When Company liabilities are paid or investments are made, it is assumed that the cash used by the Company was funded by a stockholder cash contribution. Changes in stockholder's equity represent QUALCOMM's contribution after giving effect to the net operating cash used by the Company and amounts necessary to finance the acquisition of ownership interests in wireless operating companies.

     The Company had no employees or QUALCOMM employees wholly dedicated to its business during the fiscal periods presented. QUALCOMM departmental labor and other direct costs have been allocated to the Company based on estimates of incremental efforts expended and incremental costs incurred related to the Company's business. General corporate overhead related to QUALCOMM's corporate headquarters and common support divisions have been allocated to the Company generally based on the proportion of the Company's costs and expenses to QUALCOMM's costs and expenses. Management believes these allocations reasonably approximate costs incurred by QUALCOMM on behalf of the Company's operations. However, the costs as allocated to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone entity. Subsequent to the separation of the Company from QUALCOMM, the Company will have its own staff perform necessary functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public corporation.

     The financial information included herein may not necessarily reflect the results of operations, financial position, cash flows and changes in stockholder's equity of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

  Unaudited Pro Forma Net Loss Per Common Share

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("FAS 128"), "Earnings per Share" which the Company has adopted to compute unaudited pro forma net loss per common share ("EPS") amount for the nine months ended May 31, 1998.

     The Company had no shares of common stock outstanding during the nine months ended May 31, 1998. The unaudited pro forma net loss per common share was calculated by dividing the net loss for the first nine months of fiscal 1998 of $17,723,000 by the 17,647,684 shares of common stock of the Company issued upon the Distribution based on QUALCOMM shares outstanding as of September 11, 1998. Such shares reflect the issuance upon the Distribution of one of the Company's shares of common stock for every four shares of QUALCOMM common stock outstanding. Replacement stock options and awards for 5,542,740 shares, the conversion of QUALCOMM's Trust Convertible Preferred Securities which are convertible into shares of QUALCOMM and 2,271,060 shares of Company common stock and the exercise of a warrant to be issued to QUALCOMM for approximately 5,500,000 shares of Company common stock have not been considered in calculating the pro forma net loss per common share because their effect would be anti-dilutive. As a result, the Company's unaudited pro forma basic and diluted net loss per common share are the same.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

FUTURE ACCOUNTING REQUIREMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income," which the Company will be required to adopt for fiscal year 1999. This statement will require the Company to report in the financial statements, in addition to net income, comprehensive income and its components including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. Upon adoption, the Company will also be required to reclassify financial statements for earlier periods provided for comparative purposes. The Company currently expects that the effect of adoption of FAS 130 may be primarily from foreign currency translation adjustments and has not yet determined the manner in which comprehensive income will be displayed.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("FAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which the Company will be required to adopt for fiscal year 1999. This statement establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under FAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. The Company has not determined the impact of the adoption of this new accounting standard on its financial statement disclosures.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which the Company will be required to adopt for fiscal year 2000. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company has not determined the impact of the adoption of this new accounting standard on its consolidated financial position or results of operations.

NOTE 2. INVESTMENTS IN WIRELESS OPERATING COMPANIES

     The Company's investments in wireless operating companies consist of the following (in thousands):

                                                          MAY 31, 1998
                                                          ------------
Investment at equity....................................    $38,777
Investment at cost......................................      4,000
                                                            -------
                                                            $42,777
                                                            =======

     The Company has joint venture and equity interests in companies that hold cellular telephone licenses or are seeking such licenses. Its participation in each company differs from market to market and the Company does not have majority interests in such companies. The Company's ability to withdraw funds, including dividends, from its participation in such investments is dependent in many cases on receiving the consent of the other participants, over which the Company has no control.

     The Company is a 70% common owner in QUALCOMM Telecommunications, Ltd. ("QUALCOMMTel"), a Cayman Islands Corporation. In November 1997, QUALCOMMTel entered into a letter of intent to purchase a controlling interest in a Russian telephone company for approximately $10 million, subject to adjustment and pending due diligence procedures. In connection with the potential acquisition, during November and December of 1997 QUALCOMMTel provided $1.7 million in interest-bearing loans under an exclusivity clause to meet the interim working capital needs of the potential acquiree.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

Such loans were to become part of the purchase price consideration in the event the acquisition was completed. Otherwise, such loans and accrued interest were repayable no later than 180 days after the date of issuance. Subsequent negotiations failed to result in an acquisition agreement and, due to substantial doubt on the ability of the potential acquiree to repay such loans, the Company provided a $1.7 million bad debt allowance against the receivable. As the minority interest holder has not contributed any capital to QUALCOMMTel, the Company has not allocated any loss resulting from the bad debt allowance to the minority interest. As of May 31, 1998, QUALCOMMTel has no other assets and no liabilities.

     In May 1998, the Company provided $15 million in loans to certain subsidiaries of Transworld Communications (U.S.A.), Inc. ("TWC"). In August 1998, the Company purchased 60% of the respective common stock of the TWC subsidiaries for a purchase price of $51.8 million, consisting of $36.8 million in cash and forgiveness of the $15 million in outstanding loans. The acquired subsidiaries of TWC are development stage companies and together are developing and will operate a satellite-based communications system for long-distance voice, video and data services in the Russian Federation.

     Condensed financial information for the wireless operating company accounted for under the equity method is summarized as follows (in thousands):

                                                          MAY 31, 1998
                                                          ------------
Condensed Balance Sheet Information:
  Current assets........................................    $17,020
  Non-current assets....................................     92,212
  Current liabilities...................................     12,731
  Non-current liabilities...............................     58,981

                                               NINE MONTHS    NINE MONTHS
                                                  ENDED          ENDED
                                               MAY 31, 1998   MAY 31, 1997
                                               ------------   ------------
Condensed Statement of Operations
  Information:
  Operating expenses.........................    $(2,671)        $(279)
  Net losses.................................     (3,069)         (278)

     As of May 31, 1998, the wireless operating companies had not yet commenced commercial revenue and cash flow generating operations.

NOTE 3. INCOME TAXES

     The Company has not recorded provisions for federal and state income taxes for the nine months ended May 31, 1998 and 1997 due to net operating losses during those periods.

NOTE 4. COMMITMENTS

     As of May 31, 1998, the Company had an outstanding commitment to provide $100 million in equity contributions to Pegaso Telecomunicaciones, S.A. de C.V., a development stage joint venture in which the Company held 49% of the outstanding common shares as of May 31, 1998.

     Due to the nature of the Company's business, the Company expects to continue to enter into new joint venture and equity interests in which the Company provides significant equity contributions and debt. Also, the Company may provide further equity or debt, as necessary, to support the future build-out and operational needs of the wireless operating companies in which the Company has already invested as of May 31, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Leap Wireless International, Inc.

     In our opinion, based upon our audits and the report of other auditors, the accompanying combined balance sheets and the related combined statements of operations, of cash flows and of changes in stockholder's equity present fairly, in all material respects, the financial position of Leap Wireless International, Inc. (a development stage company) at August 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended and for the period from September 1, 1995 (inception) through August 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Diego, California
June 29, 1998

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                 AUGUST 31,
                                                              ----------------
                                                               1997      1996
                                                              -------    -----
                                                               (IN THOUSANDS)
Current assets..............................................  $    --    $  --
Investments in wireless operating companies.................   46,267       --
                                                              -------    -----
          Total assets......................................  $46,267    $  --
                                                              =======    =====

                     LIABILITIES AND STOCKHOLDER'S EQUITY

Accounts payable and accrued liabilities....................  $   279    $ 111
                                                              -------    -----
Commitments (Note 5)
Stockholder's equity:
  Parent's investment.......................................   47,478      285
  Deficit accumulated during the development stage..........   (1,550)    (396)
  Cumulative translation adjustment.........................       60       --
                                                              -------    -----
          Total stockholder's equity........................   45,988     (111)
                                                              -------    -----
          Total liabilities and stockholder's equity........  $46,267    $  --
                                                              =======    =====

                            See accompanying notes.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       COMBINED STATEMENTS OF OPERATIONS

                                                          YEARS ENDED           FOR THE PERIOD
                                                           AUGUST 31,       FROM SEPTEMBER 1, 1995
                                                        ----------------         (INCEPTION)
                                                         1997      1996       TO AUGUST 31, 1997
                                                        -------    -----    ----------------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Equity in net earnings of wireless operating
  companies...........................................  $   207    $  --           $   207
General and administrative expenses...................   (1,361)    (396)           (1,757)
                                                        -------    -----           -------
Loss before income taxes..............................   (1,154)    (396)           (1,550)
Income tax expense....................................       --       --                --
                                                        -------    -----           -------
Net loss..............................................  $(1,154)   $(396)          $(1,550)
                                                        =======    =====           =======
Unaudited pro forma basic and diluted net loss per
  common share (Note 1)...............................  $ (0.07)
                                                        =======

                            See accompanying notes.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                          YEARS ENDED           FOR THE PERIOD
                                                          AUGUST 31,        FROM SEPTEMBER 1, 1995
                                                       -----------------         (INCEPTION)
                                                         1997      1996       TO AUGUST 31, 1997
                                                       --------    -----    ----------------------
                                                                     (IN THOUSANDS)
Operating activities:
  Net loss...........................................  $ (1,154)   $(396)          $ (1,550)
  Equity in net earnings of wireless operating
     companies.......................................      (207)      --               (207)
  Change in accounts payable and accrued
     liabilities.....................................       168      111                279
                                                       --------    -----           --------
Net cash used in operating activities................    (1,193)    (285)            (1,478)
                                                       --------    -----           --------
Investing activities:
  Investments in wireless operating companies........   (46,000)      --            (46,000)
                                                       --------    -----           --------
Net cash used in investing activities................   (46,000)      --            (46,000)
                                                       --------    -----           --------
Financing activities:
  Parent's investment................................    47,193      285             47,478
                                                       --------    -----           --------
Net cash provided by financing activities............    47,193      285             47,478
                                                       --------    -----           --------
Net change in cash and cash equivalents..............        --       --                 --
Cash and cash equivalents at beginning of period.....        --       --                 --
                                                       --------    -----           --------
Cash and cash equivalents at end of period...........  $     --    $  --           $     --
                                                       ========    =====           ========

                            See accompanying notes.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                               CUMULATIVE
                                                  PARENT'S     ACCUMULATED    TRANSLATION
                                                 INVESTMENT      DEFICIT       ADJUSTMENT      TOTAL
                                                 ----------    -----------    ------------    -------
                                                                    (IN THOUSANDS)
Balance at September 1, 1995 (inception).......   $    --        $    --          $           $    --
Transfers from QUALCOMM........................       285             --           --             285
Net loss.......................................        --           (396)          --            (396)
                                                  -------        -------          ---         -------
Balance at August 31, 1996.....................       285           (396)          --            (111)
Transfers from QUALCOMM........................    47,193             --           --          47,193
Net loss.......................................        --         (1,154)          --          (1,154)
Cumulative translation adjustment..............        --             --           60              60
                                                  -------        -------          ---         -------
Balance at August 31, 1997.....................   $47,478        $(1,550)         $60         $45,988
                                                  =======        =======          ===         =======

                            See accompanying notes.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

  The Company

     On June 24, 1998, QUALCOMM Incorporated ("QUALCOMM") created a separate wholly-owned company, Leap Wireless International, Inc. (the "Company" or "Leap"), a Delaware corporation. It is the Company's intent to enter into a Separation and Distribution Agreement with QUALCOMM pursuant to which certain of QUALCOMM's joint ventures and equity interests in domestic and international terrestrial-based wireless telecommunications operating companies will be transferred to the Company, followed by a spin-off of the Company to the stockholders of QUALCOMM (the "Distribution"). QUALCOMM intends to complete the Distribution before September 23, 1998. The Company's business strategy is to operate, manage, support and otherwise participate in Code Division Multiple Access ("CDMA") based wireless telecommunications businesses and ventures in emerging international markets and the United States. Initially, the Company expects that its principal markets for its intended activity will be in Latin America, Eastern Europe, Asia-Pacific and the United States. QUALCOMM is a Delaware corporation that develops, manufactures, markets, licenses and operates advanced communications systems and products based on digital wireless technology, including mobile and fixed satellite communications systems and products and digital wireless telephone systems and products using QUALCOMM's proprietary CDMA technology. QUALCOMM has entered into, and will retain upon the Distribution, equipment sales and services and vendor financing agreements with the wireless telecommunications operating companies to be transferred to the Company.

     Following the Distribution, QUALCOMM and the Company will be operated as independent companies. QUALCOMM and the Company will, however, continue to have a relationship as a result of the various agreements being entered into between QUALCOMM and the Company in connection with the Distribution.

  Basis of Presentation

     The combined financial statements reflect the financial position, results of operations, cash flows and changes in stockholder's equity of the business that will be transferred to the Company from QUALCOMM as if the Company were a separate entity for all periods presented, as if the historical investments as of August 31, 1997 and significant agreements entered into subsequent to August 31, 1997 in wireless operating companies were owned or entered into by the Company. However, for the periods covered by the financial statements, such investments were directly or indirectly legally owned by QUALCOMM. The financial statements have been presented as if the Company were a development stage company with an inception date of September 1, 1995. The Company did not engage in any significant activity prior to fiscal 1996 and, as of August 31, 1997, neither the Company nor its investees had generated any revenues from their planned principal operations. The financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company's business. The Company had no cash balances as of August 31, 1997 and 1996 as no specific cash accounts had been designated by QUALCOMM for the Company. When Company liabilities are paid or investments are made, it is assumed that the cash used by the Company was funded by a stockholder cash contribution. Changes in stockholder's equity represent QUALCOMM's contribution after giving effect to the net operating cash used by the Company and amounts necessary to finance the acquisition of ownership interests in wireless operating companies.

     The Company had no employees or QUALCOMM employees wholly dedicated to its business during the fiscal periods presented. QUALCOMM departmental labor and other direct costs have been allocated to the Company based on estimates of incremental efforts expended and incremental costs incurred related to the Company's business. General corporate overhead related to QUALCOMM's corporate headquarters and common support divisions have been allocated to the Company generally based on the proportion of the Company's costs and expenses to QUALCOMM's costs and expenses. Management believes these allocations

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

reasonably approximate costs incurred by QUALCOMM on behalf of the Company's operations. However, the costs as allocated to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone entity. Subsequent to the separation of the Company from QUALCOMM, the Company will have its own staff perform necessary functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public corporation.

     The financial information included herein may not necessarily reflect the financial position, results of operations, cash flows and changes in stockholder's equity of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

  Additional Capital Needs; Substantial Leverage

     The Company does not have any operating history as an independent public company and is at an early stage of development. As such, the Company is subject to the risks inherent in the establishment of a new business enterprise and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets and companies experiencing rapid growth. To date, the Company has generated no revenue from its ownership interests in or management roles with the wireless operating companies. The Company's ability to generate revenues will be dependent on a number of factors, including the future operations and profitability of the operating companies. The operating companies are expected to incur substantial losses for the foreseeable future and are subject to substantial risks. The Company will be required to recognize a share of these companies' start-up operating losses as a result of the Company's ownership interests in these companies. The industry in which the operating companies operate is highly competitive and is subject to a number of significant project, market, political, credit and exchange risks, among others. The Company may be required to provide substantial funding to these entities to finance completion of their wireless operating systems. The build-out of the operating companies' wireless systems may take a number of years to complete. There can be no assurance that any of the existing operating companies or any other companies in which the Company may acquire a joint venture or equity interest will be able to obtain sufficient financing to build-out their systems, meet their payment obligations to the Company or others, including the Federal Communications Commission ("FCC") and other regulatory agencies, or become profitable. The failure of these companies to build-out their systems, meet their payment obligations or become profitable would adversely affect the value of the Company's assets and its future profitability. The time required for the Company to reach or sustain profitability is highly uncertain, and there can be no assurance that the Company will be able to achieve or maintain profitability. Moreover, if profitability is achieved, the level of such profitability cannot be predicted and may vary significantly from quarter to quarter.

     The Company expects to have significant future capital requirements relating to funding of its existing wireless operating companies and operating companies in which the Company may acquire joint venture or equity interests and to general working capital needs and other cash requirements. The magnitude of these capital requirements will depend on a number of factors, including the specific capital needs of the operating companies, additional capital needed to acquire or maintain other joint venture or equity interests, competing technological and market developments and changes in existing and future relationships.

     The Company expects to obtain much of its required near term financing through borrowings under a credit facility provided by QUALCOMM (the "Credit Facility"). The Company expects, however, that it will reach its borrowing limit under the Credit Facility by the end of fiscal 1999. The Company will have no other available sources of working capital as of the date of the Distribution. In addition, because the Company expects to be subject to restrictive covenants and other obligations under the Credit Facility, there can be no assurance that the Company will have continued access to these borrowings when required.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     There can be no assurance that the Company will be able to obtain such additional required financing on favorable terms or at all. The terms of the Credit Facility will likely include security interests in favor of QUALCOMM and other restrictive covenants, and may significantly limit or prevent the Company from obtaining additional debt financing. If additional funds are raised through equity financings, dilution to the Company's existing stockholders would result. To the extent that such additional financing is raised by the sale or other transfer of any of the Company's equity interests in the wireless operating companies, the Company will be diluted or relinquish ownership of such interests. If adequate additional financing is not available, the Company may be forced to default on any then existing funding obligations to the operating companies, significantly modify its business plan and, in the case of failure to obtain working capital financing, cease operations. Accordingly, the failure to obtain adequate additional financing would have a material adverse effect on the Company's business, results of operations, liquidity and financial position.

     As a result of its capital requirements, including expected borrowings under the Credit Facility, the Company expects that it will be highly leveraged after the Distribution. The degree to which the Company is leveraged could have important consequences, including: (i) the Company's ability to obtain additional financing in the future may be impaired; (ii) a substantial portion of the Company's future cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for operations; (iii) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (iv) the Company's substantial degree of leverage may make it more vulnerable in the event of a downturn in general economic conditions or in its business. There can be no assurance that the Company's future cash flows will be sufficient to meet the Company's debt service requirements or that the Company will be able to refinance any of its indebtedness at maturity.

     The Company experienced net losses for the years ended August 31, 1997 and 1996 of approximately $1.2 million and $396,000, respectively. Following the Distribution, the Company will be responsible for the additional costs associated with being an independent public company, including costs related to corporate governance, listed and registered securities and investor relations issues. Further, as the existing operating companies are in the early stages of developing and deploying their respective telecommunications systems, which require significant expenditures, a substantial portion of which are incurred before corresponding revenues are generated. In addition, the degree to which the Company and its operating companies are expected to be leveraged will lead to significant interest expense and principal repayment obligations with respect to outstanding indebtedness. The Company therefore expects to incur significant expenses in advance of generating revenues, and as a result, to incur substantial additional losses in the foreseeable future. There can be no assurance that the Company or any of the operating companies will achieve or sustain profitability in the near term or at all.

  Financial Statement Preparation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Investments in Wireless Operating Companies

     Investments in corporate entities with less than 20% voting interest are generally accounted for under the cost method. The Company uses the equity method to account for investments in corporate entities in which it has voting interest of 20% to 50% or in which it otherwise exercises significant influence and for ownership interests in partnerships. Under the equity method, the investment is originally recorded at cost and adjusted

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

to recognize the Company's share of net earnings or losses of the investee, limited to the extent of the Company's investment in, advances to and financial guarantees for the investee. Such earnings or losses of the Company's investees are adjusted to reflect the amortization of any differences between the carrying value of the investment and the Company's equity in the net assets of the investee.

  Long-Lived Assets

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

  Foreign Currency

     Results of operations for international investments are translated using average exchange rates during the period, while assets and liabilities are translated using end-of-period rates. The resulting exchange gains or losses are accumulated in the "cumulative translation adjustment" account, a component of stockholder's equity. The functional currency of the Company's foreign investees that operate in highly inflationary economies is the U.S. dollar. The monetary assets and liabilities of these foreign investees are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are translated at the average exchange rate for the period, and non-monetary assets and liabilities are translated at historical rates. Resulting remeasurement gains or losses of these foreign investees are recognized in the combined results of operations. The effects of translating the financial position and results of operations of local currency operations have not been significant to the Company's financial statements. Gains and losses resulting from the Company's foreign currency transactions have not been significant in relation to its operations.

  Income Taxes

     Historically, the Company's operations have been included in the consolidated income tax returns filed by QUALCOMM. Income tax expense in the Company's financial statements has been calculated on a separate tax return basis.

     Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

  Unaudited Pro Forma Net Loss Per Common Share

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("FAS 128"), "Earnings per Share" which the Company has adopted to compute the unaudited pro forma net loss per common share ("EPS") amount for fiscal 1997.

     The Company had no shares of common stock outstanding during fiscal 1997 and 1996. The unaudited pro forma net loss per common share was calculated by dividing the 1997 net loss of $1,154,000 by the 17,647,684 shares of Common Stock of the Company issued upon the Distribution based on QUALCOMM shares outstanding as of September 11, 1998. Such shares reflect the issuance upon the Distribution of one of the Company's shares of common stock for every four shares of QUALCOMM common stock outstanding.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Replacement stock options and awards for 5,542,740 shares, the conversion of QUALCOMM's Trust Convertible Preferred Securities which are expected to be convertible into shares of QUALCOMM and 2,271,060 shares of the Company common stock and the exercise of a warrant to be issued to QUALCOMM for approximately 5,500,000 shares of common stock have not been considered in calculating the unaudited pro forma net loss per common share because their effect would be anti-dilutive. As a result, the Company's unaudited pro forma basic and diluted net loss per common share are the same.

FUTURE ACCOUNTING REQUIREMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income," which the Company will be required to adopt for fiscal year 1999. This statement will require the Company to report in the financial statements, in addition to net income, comprehensive income and its components including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. Upon adoption, the Company will also be required to reclassify financial statements for earlier periods provided for comparative purposes. The Company currently expects that the effect of adoption of FAS 130 may be primarily from foreign currency translation adjustments and has not yet determined the manner in which comprehensive income will be displayed.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("FAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which the Company will be required to adopt for fiscal year 1999. This statement establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under FAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. The Company has not determined the impact of the adoption of this new accounting standard on its financial statement disclosures.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which the Company will be required to adopt for fiscal year 2000. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company has not determined the impact of the adoption of this new accounting standard on its consolidated financial position or results of operations.

NOTE 2. INVESTMENTS IN WIRELESS OPERATING COMPANIES

     The Company's investments in wireless operating companies consist of the following (in thousands):

                                                               AUGUST 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Investment at equity.....................................  $42,267    $    --
Investment at cost.......................................    4,000         --
                                                           -------    -------
                                                           $46,267    $    --
                                                           =======    =======

     The Company has joint venture and equity interests in companies that hold cellular telephone licenses or are seeking such licenses. Its participation in each company differs and the Company does not have majority interests in such companies. The Company's ability to withdraw funds, including dividends, from its participation in such investments is dependent in many cases on receiving the consent of the other participants, over which the Company has no control.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Condensed financial information for the wireless operating company during the period under which the Company accounted for the investment under the equity method is summarized as follows (in thousands):

                                                         AUGUST 31, 1997
                                                         ---------------
Condensed Balance Sheet Information:
  Current assets.......................................      $37,565
  Non-current assets...................................       15,058
  Current liabilities..................................          665
  Non-current liabilities..............................        7,461

                                                          PERIOD ENDED
                                                         AUGUST 31, 1997
                                                         ---------------
Condensed Statement of Operations Information:
  Operating expenses...................................       $(274)
  Net income...........................................         414

     As of August 31, 1997, the wireless operating companies had not commenced commercial revenue generating operations. Any income derived resulted principally from earnings on investments and cash. The Company had no equity method investments as of August 31, 1996.

  Chilesat Telefonia Personal S.A.

     In February 1997, the Company entered into a subscription and shareholders agreement to purchase $42 million of voting preferred shares representing a 50% ownership interest in a privately held corporate joint venture, Chilesat Telefonia Personal S.A. ("Chilesat PCS"), a development stage enterprise. The Company holds its shares in Chilesat PCS via a wholly-owned subsidiary of QUALCOMM, Inversiones QUALCOMM Chile S.A. ("Inversiones QUALCOMM"), which held no other assets and had no liabilities as of August 31, 1997. The remaining 50% ownership interest represented by voting common shares is owned by Telex-Chile S.A. and its subsidiary Chilesat S.A. (together "Telex-Chile"). Pursuant to the agreement, in March 1997, the Company placed the $42 million purchase price in an escrow account pending the grant of a license to operate wireless services in Chile by the Subsecretaria de Telecommunications de Chile to Chilesat PCS. Upon the award of the license, the escrowed amount of $42 million was released to Chilesat PCS in June 1997. The preferred shares are entitled to a liquidation preference in an amount equal to the original purchase price per share during a six year period (the "Preference Period") beginning with April 1997. Pursuant to the Subscription and Shareholders Agreement, Telex-Chile has a right to call either 50% or 100% of the Company's shares, at the option of Telex-Chile, for the purposes of placement of such shares with (i) a reputable international operator or (ii) an investor not in competition with QUALCOMM as an equipment vendor. The call price increases significantly on a quarterly basis and expires in March of 1999. The Company may provide debt funding to Chilesat PCS as necessary to support future wireless network build-out and operational needs.

     The Company accounts for its investment under the equity method of accounting. As of August 31, 1997, Chilesat PCS had not completed its initial network build-out, and operational activity was not significant. The Company recorded $207,000 in equity income resulting from this investment during fiscal 1997. Upon the commencement of commercial operations of the Chilesat PCS network, the Company's recognition of its share of the operating results of Chilesat PCS will be adjusted to include the amortization of the excess of the basis of the Company's investment in Chilesat PCS over the Company's equity in the net assets of Chilesat PCS. This basis difference is related to the fair value of non-cash assets contributed to Chilesat PCS by Telex-Chile, which consist of a wireless telecommunications license and a contract to use part of Telex-Chile's existing telecommunications network. For purposes of computing amortization expense, the Company's pro

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

rata share of the fair values of the license and the contract, $14 million and $7 million, respectively, will be amortized over the remainder of their useful lives.

     Under its licensing agreement with the Chilean government, Chilesat PCS is obligated to meet certain network build-out milestones by December 1998 and has provided a $59 million letter of credit to support the payment of government fines if the build-out milestones are not met. The Company has guaranteed reimbursement to the issuing bank of the Company's proportional share, based on its ownership interest, of any government fines paid under the letter of credit. Additionally, the Company has pledged its shares in Chilesat PCS to the issuing bank as collateral for the letter of credit facility.

     During fiscal 1997, QUALCOMM entered into agreements with Chilesat PCS to supply approximately $94 million of Personal Communications Services ("PCS") infrastructure and subscriber equipment and services. QUALCOMM also agreed to provide approximately $60 million in vendor financing to Chilesat PCS for the purchase of infrastructure equipment and services. The vendor financing agreement restricts the ability of Chilesat PCS to declare or pay dividends. As of August 31, 1997, QUALCOMM had outstanding long-term financed receivable balances of approximately $8.6 million resulting from initial contract milestone payments due to QUALCOMM under its agreements with Chilesat PCS.

  Chase Telecommunications, Inc.

     In December 1996, the Company purchased $4 million of Chase
Telecommunications, Inc. ("Chase") Class B Common Stock, representing less than 7% of the outstanding capital stock of Chase. The Company is accounting for its investment under the cost method of accounting. It is not practicable to estimate the fair value of the investment as Chase is a closely held domestic corporation and is not publicly traded.

     Chase is a development stage company that will require significant financing to complete its Personal Communications Services ("PCS") network build-out and to meet its payment obligations relating to the purchase of PCS licenses covering the Tennessee region from the FCC. Chase's failure to obtain sufficient financing or to meet its obligations to the FCC could adversely affect the value of the Company's investment in Chase. There can be no assurance that Chase will be successful in obtaining sufficient financing for its network build-out or in meeting its payment obligations to the FCC.

NOTE 3. EMPLOYEE BENEFIT PLANS

     Prior to August 31, 1997, the Company did not have any employees dedicated solely to its affairs. QUALCOMM employees who expended efforts on behalf of the Company participated in QUALCOMM employee benefit plans. The Company expects to enter into employee benefit plans prior to the date of the Distribution including an equity incentive plan which will provide for the grant of various types of equity-based compensation to employees of the Company, including incentive stock option plans, non-qualified stock option plans and other stock based awards and a non-employee directors' stock option plan to provide for the grant of options to purchase shares of the Company's Common Stock to non-employee directors of the Company.

NOTE 4. INCOME TAXES

     The Company has not recorded provisions for federal and state income taxes for fiscal 1997 and 1996 due to net operating losses ("NOL") during those years.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     The following is a reconciliation from the statutory U.S. federal income tax rate to the Company's effective rate of income tax expense for the years ended August 31:

                                                              1997    1996
                                                              ----    ----
U.S. federal statutory tax rate.............................  (34)%   (34)%
State taxes, net of U.S. federal income.....................   (5)%    (5)%
                                                              ---     ---
Tax benefit.................................................  (39)%   (39)%
Increase in valuation allowance.............................   39%     39%
                                                              ---     ---
Effective tax rate..........................................   --%     --%
                                                              ===     ===

     At August 31, 1997 and 1996, the Company had total deferred tax assets of approximately $0.6 million and $0.2 million, respectively, which consisted of NOL carryforwards. Realization of the future tax benefits of the NOL carryforwards is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Due to the uncertainty surrounding the ultimate realization of such deferred tax assets, the Company has provided a valuation allowance for the entire balance.

     At August 31, 1997, the Company had NOL carryforwards available to offset future income for federal income tax reporting purposes of approximately $1.6 million, which expire in years 2011 and 2012. State NOL carryforwards of approximately $0.8 million at August 31, 1997 expire in years 2011 and 2012. As a result of the distribution of the Company to the stockholders of QUALCOMM, the Company will be subject to an annual limitation on the utilization of federal and state NOL carryforwards generated from the date the businesses are transferred to the Company from QUALCOMM to the date of Distribution. NOL's generated prior to the date on which the businesses are transferred to the Company, will remain with QUALCOMM.

NOTE 5. COMMITMENTS

     The Company did not have any firm commitments to provide equity or debt to its wireless operating company joint venture and equity interests as of August 31, 1997. However, due to the nature of the Company's business, the Company expects to continue to enter into new joint venture and equity interests in which the Company provides significant equity contributions and debt. Also, the Company may provide further equity or debt, as necessary, to support the future build-out and operational needs of the wireless operating companies in which the Company has already invested as of August 31, 1997.

NOTE 6. SUBSEQUENT EVENTS

     Subsequent to August 31, 1997, the Company became, or will become upon the Distribution, a party to the following significant agreements concerning wireless operating companies:

  PEGASO

     In April 1998, the Company, through a wholly owned subsidiary, QUALCOMM PCS Mexico, Inc. entered into a joint venture agreement pursuant to which it obtained a 49% ownership interest in a newly formed development stage entity, Pegaso Telecomunicaciones, S.A. de C.V. ("PEGASO"), a Mexico corporation. In May of 1998, PEGASO obtained the right to acquire PCS licenses together providing nationwide coverage in Mexico. Pursuant to the joint venture agreement, the Company will be required to provide equity contributions necessary for its proportionate share of license payments and other financial requirements as a result of the business plan. The Company expects that it will invest $100 million in the joint venture before October 1, 1998. The Company expects that PEGASO will begin commercial service of wireless services in March 1999.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

  QUALCOMMTel

     During October 1997, the Company became a 70% common owner in a start-up joint venture, QUALCOMM Telecommunications Ltd. ("QUALCOMMTel"), a Cayman Islands corporation. Upon its formation, QUALCOMMTel had no significant assets or liabilities. The minority 30% interest is held by Tiller International Limited ("Tiller"), a private investment company. In the event that QUALCOMMTel makes a call on its stockholders to provide equity contributions, at the request of Tiller, the Company is required to fund 100% of Tiller's share of the equity contributions. Such loans will be collateralized by Tiller's shares in QUALCOMMTel and carry an interest rate of LIBOR plus 3% with principal and interest to be repayable from 80% of future net earnings of QUALCOMMTel. QUALCOMMTel is intended to be an intermediate holding company to facilitate the Company's business prospects in the Russian Federation.

     In February 1998, QUALCOMMTel entered into an agreement with Teletal Limited, a Russian company, providing for their participation, subject to terms and conditions, in the development of wireless communications networks in the Russian Federation. Pursuant to the agreement and subject to terms and conditions, QUALCOMMTel and Teletal Limited will become 50/50 joint venture partners in Metrosvyaz Limited ("Metrosvyaz"), a Cyprus corporation, intended to invest in joint ventures with local Russian telecommunications operations for the formation, development, financing and operations of CDMA based wireless networks.

     Additionally, QUALCOMMTel will commit, subject to terms and conditions, up to $500 million in joint venture funding which may be in the form of debt or equity, to Metrosvyaz to support its business plan. QUALCOMMTel may transfer a significant portion of the $500 million in funding obligations to QUALCOMM relating to vendor financing elements of the business plan. However, no decisions relating to the relative funding by QUALCOMM and QUALCOMMTel have been finalized (see Note 7).

  OzPhone

     In June 1998, the Company, via its wholly owned subsidiary OzPhone Pty Limited ("OzPhone"), an Australian company, acquired wireless communication licenses to provide digital mobile and wireless local loop services in Australia. OzPhone was formed in April 1998 to participate in auctions for the licenses. The total cost of the licenses was approximately $6.2 million.

  Chilesat PCS

     During June 1998, the Company and Inversiones QUALCOMM entered into agreements with Chilesat PCS to provide or guarantee approximately $35 million in short-term loans, convertible into common equity if not repaid on or before January 31, 1999. If converted, the Company and Inversiones QUALCOMM would hold voting shares of approximately 65% of Chilesat PCS. This conversion is available to the Company and Inversiones QUALCOMM only if the loans are not repaid on or before January 31, 1999. Chilesat PCS currently contemplates that it will issue a $35 million capital call in approximately December of 1998 which may be used to repay the convertible loan or to provide for additional operating expenses. If Telex-Chile makes at least a $17.5 million cash contribution before January 31, 1999 pursuant to such capital call, the Company and Inversiones QUALCOMM have committed to convert $17.5 million of the short-term loans to equity. As part of the agreement, Telex-Chile agreed to eliminate call rights it had with respect to the Company's existing 50% voting preferred shares in Chilesat PCS.

     Telex-Chile has been unable to make principal repayments on its outstanding loans and is under standstill agreements with many of its significant lenders. However, Telex-Chile has informed the Company that it has the intention to, and will have the ability to, fund its $17.5 million portion of the capital call prior to January 31, 1999.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT ACCOUNTANTS
(UNAUDITED)

     In August 1998, the Company, via its equity investee Orrengrove Investments Limited, purchased common stock from each of the subsidiaries (the "Related Subsidiaries") of Transword Communications (U.S.A.), Inc. ("TWC") for an aggregate purchase price of $51.8 million. Upon the acquisition, the Company became a 60% common shareholder in each of the Related Subsidiaries. The consideration was paid via a $36.8 million cash payment and the forgiveness of $15 million in short term loans previously granted to the Related Subsidiaries by the Company in May of 1998. The Related Subsidiaries together are telecommunications companies in the development stage formed in part to help create a modern telecommunications infrastructure for the Russian Federation and the countries of the former East Bloc. The Related Subsidiaries have developed and are completing the installation of a satellite-based communications system for long-distance voice, video and data services using its exclusive rights to Russian Loutch II satellite capacity. At the time of the acquisition, the Related Subsidiaries comprised substantially all of the business, assets and liabilities of TWC on a consolidated basis. After the acquisition, TWC remains a 40% common shareholder in each of the Related Subsidiaries. The Company will account for the acquisition under the purchase method of accounting.

     In August 1998, QUALCOMMTel became a 50% owner and partner in Metrosvyaz, a newly-formed joint venture with Teletal Limited. As of the formation, Metrosvyaz had no assets or liabilities and no historical operating activity. Concurrent with the formation of Metrosvyaz, QUALCOMM entered into a $175 million eight year multiple drawdown loan facility under which Metrosvyaz would be able to borrow funds, subject to certain terms and conditions, to support its business plan, including equipment purchases, and working capital needs. The $175 million facility is related to a $500 million financing commitment entered into by QUALCOMMTel in February 1998 (See Note 6). Upon the Distribution, QUALCOMMTel will assume $75 million of the $175 million financing obligation from QUALCOMM. Furthermore, of the original $500 million commitment, the Company expects that $150 million of financing will be provided by QUALCOMMTel, with the remaining $350 million in financing to be provided by QUALCOMM as vendor financing.

     The $175 million facility carries a 13% interest rate and borrowings are generally repayable approximately 4 years from the date of the draw subject to a final repayment in August 2006 of any outstanding draws then outstanding.

     Borrowings under the facility are collateralized by substantially all the assets of Metrosvyaz. Upon the assumption of $75 million of the facility by QUALCOMMTel, it is expected that QUALCOMMTel will re-negotiate certain terms with Metrosvyaz allowing for more favorable financing terms.

     In June of 1998, the Company agreed to provide a $25 million working capital facility to Chase. Borrowings under the facility are subject to interest at prime plus 4 1/2% and are to be repaid by June of 2006. Borrowings are collateralized by substantially all of the assets of Chase. The Company has committed, subject to certain exceptions, to convert the facility into $25 million of redeemable preferred stock in Chase. The Company received warrants, in connection with this financing, to acquire up to approximately 5.6% of Chase equity.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Chilesat Telefonia Personal S.A.
(a company in the development stage)

     In our opinion, the accompanying balance sheet and the related statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Chilesat Telefonia Personal S.A. (a company in the development stage) at December 31, 1997, and the results of its operations and cash flows for the period from inception (March 3, 1997) to December 31, 1997, in conformity with generally accepted accounting principles of the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards of the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE

Santiago, Chile,
February 27, 1998

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                     ASSETS

                                                              (US$ IN 000'S)
                                                              --------------
CURRENT ASSETS
  Cash and cash equivalents.................................      24,875
  Accounts receivable from related companies................          10
  Other accounts receivable.................................         133
  Recoverable taxes.........................................       6,228
  Other current assets......................................         695
                                                                  ------
          Total current assets..............................      31,941
                                                                  ------
PROPERTY, PLANT AND EQUIPMENT, NET..........................      40,093
OTHER ASSETS................................................           4
                                                                  ------
          Total assets......................................      72,038
                                                                  ======

                    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable..........................................         380
  Accounts payable to related companies.....................         247
  Accrued liabilities and withholdings......................         960
                                                                  ------
          Total current liabilities.........................       1,587
                                                                  ------
LONG-TERM LIABILITIES
  Note payable to related company...........................      24,198
  Other long-term liabilities...............................       4,579
                                                                  ------
          Total long-term liabilities.......................      28,777
                                                                  ------
COMMITMENTS AND CONTINGENCIES...............................          --
SHAREHOLDERS' EQUITY
  Preferred stock (8,400,000 shares authorized, issued and
     outstanding, with no par value)........................      42,000
  Common stock (8,400,000 shares authorized, issued and
     outstanding, with no par value)........................       1,964
  Surplus accumulated during the development stage..........          55
  Cumulative translation adjustment.........................      (2,345)
                                                                  ------
          Total shareholders' equity........................      41,674
                                                                  ------
          Total liabilities and shareholders' equity........      72,038
                                                                  ======

  The accompanying notes form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                              STATEMENT OF INCOME
       FOR THE PERIOD FROM INCEPTION (MARCH 3, 1997) TO DECEMBER 31, 1997

                                                              (US$ IN 000'S)
                                                              --------------
OPERATING RESULTS
  General and administrative expenses.......................        (663)
                                                                  ------
          Operating loss....................................        (663)
NON-OPERATING RESULTS
  Interest income...........................................       2,022
  Currency exchange losses..................................      (1,280)
  Other expenses, net.......................................         (24)
                                                                  ------
          Net income and surplus accumulated during the
          development stage.................................          55
                                                                  ======

  The accompanying notes form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS
       FOR THE PERIOD FROM INCEPTION (MARCH 3, 1997) TO DECEMBER 31, 1997

                                                              (US$ IN 000'S)
                                                              --------------
CASH FLOW USED IN OPERATING ACTIVITIES
  Net income................................................          55
  Adjustments to reconcile to net cash used in operating
     activities:
     Depreciation...........................................           4
Changes in working capital:
  Accounts receivable from related companies................         (10)
  Other accounts receivable.................................        (133)
  Recoverable taxes.........................................      (6,171)
  Other current assets......................................        (695)
  Accounts payable..........................................         380
  Accounts payable to related companies.....................         (32)
  Accrued liabilities and withholdings......................         957
                                                                 -------
Cash flow used in operating activities......................      (5,645)
                                                                 -------
CASH FLOW USED IN INVESTING ACTIVITIES
  Acquisition of property, plant and equipment..............     (38,038)
  Other.....................................................          (4)
                                                                 -------
Cash flow used in investing activities......................     (38,042)
                                                                 -------
CASH FLOW FROM FINANCING ACTIVITIES
  Notes payable to related companies........................      24,198
  Capital increase..........................................      42,000
  Other long-term liabilities...............................       4,579
                                                                 -------
Cash flow provided by financing activities..................      70,777
                                                                 -------
Net increase in cash........................................      27,090
Effect of exchange rate changes on cash.....................      (2,215)
                                                                 -------
Increase in cash............................................      24,875
Cash and cash equivalents at the beginning of the period....          --
                                                                 -------
Cash and cash equivalents at the end of the period..........      24,875
                                                                 =======
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................         923

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES

     As indicated in Note 1, Chilesat S.A. contributed non-cash assets and liabilities to the joint venture on March 3, 1997. The net assets contributed at that date are summarized as follows:

Current assets..............................................     57
Property, plant and equipment...............................  2,189
Current liabilities.........................................   (282)
                                                              -----
Net assets contributed......................................  1,964
                                                              =====

  The accompanying notes form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENT OF SHAREHOLDERS' EQUITY
       FOR THE PERIOD FROM INCEPTION (MARCH 3, 1997) TO DECEMBER 31, 1997

                                                                                    SURPLUS
                                                                                  ACCUMULATED
                                                                                   DURING THE       CUMULATIVE
                                    NUMBER       PREFERRED          COMMON        DEVELOPMENT      TRANSLATION
                                  OF SHARES        STOCK            STOCK            STAGE          ADJUSTMENT         TOTAL
                                  ----------   --------------   --------------   --------------   --------------   --------------
                                               (US$ IN 000'S)   (US$ IN 000'S)   (US$ IN 000'S)   (US$ IN 000'S)   (US$ IN 000'S)
Capital increase at inception on
  March 3, 1997.................  16,800,000       42,000           1,964              --                 --           43,964
Share subscriptions
  receivable....................          --      (42,000)             --              --                 --          (42,000)
Payment of share subscriptions
  receivable....................          --       42,000              --              --                 --           42,000
Cumulative translation
  adjustment....................          --           --              --              --             (2,345)          (2,345)
Net income for the period.......          --           --              --              55                 --               55
                                  ----------      -------           -----              --             ------          -------
Balance at December 31, 1997....  16,800,000       42,000           1,964              55             (2,345)          41,674
                                  ==========      =======           =====              ==             ======          =======

  The accompanying notes form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1 -- THE COMPANY

     Chilesat Telefonia Personal S.A. (the "Company") is a joint venture created on March 3, 1997 by Telex-Chile S.A. and its subsidiary Chilesat S.A. (together "Chilesat") and Inversiones Qualcomm Chile S.A. ("Qualcomm") for the purpose of building and operating a mobile PCS telephone system (personal communication system) in Chile.

     Pursuant to the terms of the Subscription and Shareholders' Agreement ("Shareholders' Agreement"), Chilesat and Qualcomm hold all of the outstanding common and preferred shares of the Company, respectively. Each partner has a 50% ownership in the joint venture. Each partner has the right to elect two representatives to the Board of Directors and a fifth independent director is elected by a vote of at least 75% of the shareholders. Approval of 4/5 of the directors is required for a number of significant operating and management decisions. The common directors are entitled to nominate the general manager, and the preferred directors are entitled to nominate the CFO. However, approval of the nominations requires approval by 4/5 of the directors.

     Because Chilesat's contributions to the joint venture were non-cash assets and liabilities whose fair values were not readily determinable, the non-cash assets and liabilities contributed were recorded at their predecessor basis of zero.

     As one of the non-cash assets contributed, Chilesat S.A. provided a contract entitling the Company to the right to use a part of Chilesat's network for a period of 11.5 years and the right to receive signal distribution services for the same period. The contract is for the Company's sole and exclusive use of signal transmissions. Chilesat is responsible for meeting the Company's transmission requirements as well as the supervision, control, maintenance and repair of the network. Chilesat also contributed the already existing entity Chilesat Telefonia Personal S.A., among whose assets was the PCS license to operate in Chile.

     The Company is the holder of one of three national licenses to provide PCS services in Chile. These services must be ready for operations under the conditions of the license by June 23, 1998 in the case of the geographical area covered by Chile's 4th and 10th regions and by December 23, 1998 for the remainder of the country. The Company is currently in the development stage and is constructing its mobile PCS telephone system infrastructure. The Company has entered into a System Equipment Purchase Agreement with Qualcomm Incorporated whereby Qualcomm Incorporated will provide manufacturing, engineering, equipping, integrating, installing, testing and technical assistance for the mobile PCS telephone system.

     Under the terms of the Shareholders' Agreement, the Company will purchase from Qualcomm Incorporated all network hardware and software manufactured by Qualcomm Incorporated and at least 50% of all mobile and fixed handsets purchased by the Company until the later of five years following the formation of the joint venture or the date on which Qualcomm Incorporated ceases to hold preferred shares representing more than 24% of the capital stock of the Company.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A) GENERAL

     Chilesat Telefonia Personal S.A. is a development stage company as defined in accordance with Statement of Financial Accounting Standards No. 7 due to the fact that planned principal operations have not commenced. As indicated in Note 1, the company is currently engaged in the construction of its mobile PCS telephone system infrastructure. Testing of the installations between Chile's 4th and 10th regions with friendly users is expected to commence in July, 1998 with full commercial operations planned for September, 1998. Completion of the infrastructure necessary to cover the remainder of Chile is planned for September, 1998.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

     The financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

  B) PERIOD OF FINANCIAL STATEMENTS

     The financial statements for the Company are presented for the period from the date of formation of the joint venture on March 3, 1997 through December 31, 1997.

  C) TRANSLATION OF THE CHILEAN PESO FINANCIAL STATEMENTS

     The financial statements give effect to the translation of the Chilean peso financial statements of the Company (not submitted herewith) to United States dollars. All asset and liability accounts have been translated (after eliminating the effects of accounting for inflation in Chile) at the Observed Exchange Rates determined by the Central Bank of Chile at December 31, 1997 of Ch$ 439.18 per US$ 1. Capital stock has been translated at historic Observed Exchange Rates. Income and expense accounts have been translated at average monthly Observed Exchange Rates. The net effects of translation are recorded in the cumulative translation adjustment account as a component of the Company's equity.

  D) MONETARY ASSETS AND LIABILITIES IN OTHER CURRENCIES

     Monetary assets and liabilities denominated in foreign currency have been translated at year-end exchange rates. The effects of such translation have been recorded as exchange gains or losses in the statement of income. Certain assets and liabilities are denominated in UFs (Unidades de Fomento). The UF is a Chilean inflation-indexed, peso-denominated monetary unit which is set daily in advance based on changes in the Consumer Price Index. The adjustment to the closing value of UF-denominated assets and liabilities have also been recorded as part of Currency exchange losses in the statement of income.

  E) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at acquisition cost plus capitalized interest and direct costs incurred during the construction phase of the mobile PCS telephone system. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service. As of December 31, 1997, no depreciation charge has been made with respect to the infrastructure as the mobile PCS telephone system was not yet operational.

  F) ADVERTISING

     It is the Company's policy to record the cost of advertising as it is incurred. For the period from inception (March 3, 1997) through to December 31, 1997, the Company recorded US$338,000 as advertising expense.

  G) INCOME TAXES

     Income taxes have been recorded in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109). Income taxes payable for the current year are recorded in current liabilities, if applicable. Future taxes arising from differences between the amounts shown for assets and liabilities in the balance sheet and the tax basis of those assets and liabilities at the balance sheet date have been recorded as deferred income taxes. Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

  H) LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

  I) CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents, including securities purchased under resale agreements. Securities purchased under agreements to resell include investments in instruments issued by the Central Bank of Chile acquired under resale agreements, and are stated at cost plus accrued interest.

     Cash and cash equivalents at December 31, 1997 are summarized as follows:

                                                         (US$ IN 000'S)
                                                         --------------
Cash and bank deposits.................................         899
Time deposits..........................................      10,195
Securities purchased under agreements to resell (Note
  3)...................................................      13,736
Other..................................................          45
                                                             ------
                                                             24,875
                                                             ======

  J) RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 130 (FAS 130), Reporting Comprehensive Income, is effective for fiscal years beginning after December 15, 1997. FAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. "Comprehensive income" is defined in this statement as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period (including net income) except those resulting from investments by owners and distributions to owners. The adoption of this new standard will result in the presentation of components of other comprehensive income which, in the case of the Company for the period from inception (March 3, 1997) to December 31, 1997, will only include the cumulative translation adjustment for the period.

     Statement of Financial Accounting Standards No. 131 (FAS 131), Disclosures About Segments of an Enterprise and Related Information, is effective for fiscal years beginning after December 15, 1997. This standard establishes guidance related to segment disclosure utilizing the "management approach", whereby external segment reporting is aligned with segment reporting for internal management purposes. The previous standard followed a "products and services" model. This standard is not expected to have an effect on the disclosures of the Company as it only operates a single operating segment.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

NOTE 3 -- SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Securities purchased under agreements to resell at December 31, 1997 are summarized as follows:

                                                               AMOUNT
 FINANCIAL INSTITUTION   UNDERLYING FINANCIAL INSTRUMENT   (US$ IN 000'S)     MATURITY DATE
 ---------------------   -------------------------------   --------------   -----------------
Banco de A. Edwards      Central Bank of Chile Debentures       6,417       February 10, 1998
Banco de A. Edwards      Central Bank of Chile Debentures       6,491       February 12, 1998
Banco de A. Edwards      Central Bank of Chile Debentures         828       February 19, 1998
                                                               ------
          Total                                                13,736
                                                               ======

     At December 31, 1997, the underlying financial instruments were in the custody of the counter party to the agreements. Central Bank of Chile Debentures are generally considered to be low-risk securities and are generally not subject to significant market volatility.

NOTE 4 -- RECOVERABLE TAXES

     Recoverable taxes at December 31, 1997 relate to value added taxes (VAT) of US$ 6,228,000 incurred primarily on the importation of property, plant and equipment required for the Company's mobile PCS telephone system. VAT relating to the importation of capital goods may be recovered by the Company in accordance with Chilean law (Note 11 c).

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1997 are summarized as follows:

                                                         (US$ IN 000'S)
                                                         --------------
Land...................................................         140
Buildings and infrastructure...........................      39,771
Machinery and equipment................................          88
Other..................................................          98
Less: Accumulated depreciation.........................          (4)
                                                             ------
          Total net....................................      40,093
                                                             ======

     Estimated useful lives of assets are:

                                      YEARS
                                      ------
Machinery and equipment                   10
Other                                 5 - 10

     For the period from inception (March 3, 1997) to December 31, 1997 the Company capitalized US$1,508,000 of interest as part of the cost of construction of the mobile PCS telephone system.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

NOTE 6 -- ACCRUED LIABILITIES AND WITHHOLDINGS

     Accrued liabilities and withholdings at December 31, 1997 are summarized as follows:

                                                         (US$ IN 000'S)
                                                         --------------
Amounts payable for construction in progress...........       597
Advertising and marketing expenses.....................       278
Employee vacations.....................................        33
Other..................................................        52
                                                              ---
          Total........................................       960
                                                              ===

NOTE 7 -- RELATED PARTY TRANSACTIONS

  A) RELATED PARTY TRANSACTIONS AND BALANCES

                                                           AMOUNT OF        BALANCES      BALANCES
       COMPANY         RELATIONSHIP      TRANSACTION      TRANSACTIONS     RECEIVABLE     PAYABLE
       -------         ------------      -----------      ------------   --------------   --------
                                                                         (US$ IN 000'S)
Chilesat Servicios      Affiliate     Reimbursement of           47            10              --
  Empresariales S.A.                  costs incurred on
                                      their behalf
Chilesat S.A.          Shareholder    Reimbursement of          589            --             196
                                      costs incurred in
                                      connection with
                                      construction
                                      Rent                       30            --              --
Qualcomm Incorporated   Affiliate     Purchase of            23,655            --          23,655
                                      equipment
                                      Accrued interest          543            --             543
                                      on note payable
Telex-Chile S.A.       Shareholder    Reimbursement of           49            --              --
                                      costs incurred in
                                      connection with
                                      construction
Telsys S.A.             Affiliate     Computer services          39            --              39

  B) NOTE PAYABLE TO RELATED COMPANY

     As a means of financing the Company's purchase of infrastructure equipment from Qualcomm Incorporated, it entered into a Deferred Payment Agreement whereby Qualcomm Incorporated defers payment for the equipment subject to the terms and conditions set forth in the Agreement. The assets of the Company secure the obligation. The shares of the Company have also been pledged by Telex-Chile in guaranty. Qualcomm Incorporated and Bank of America's liens on the Company's assets and shares are pari passu interests.

     Under the terms of the agreement, Qualcomm Incorporated will make loans for the equipment, software and services it provides to the Company up to a maximum of US$ 59.5 million. Loans may bear interest based upon a LIBOR or Base Rate or the Eurodollar. The obligation to repay these loans and interest is evidenced by promissory notes. Interest accrues on the principal but remains unpaid, with accrued interest added monthly to the outstanding principal amount of the applicable loan until the first principal payment, at which time interest is payable on the same dates as the principal payments.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

     The note payable at December 31, 1997 is comprised of LIBOR loans and bears interest at LIBOR + 3% (8% per annum at December 31, 1997). The scheduled principal repayments, including accrued interest, are as follows:

                                                         (US$ IN 000'S)
                                                         --------------
1999...................................................       3,025
2000...................................................       6,050
2001...................................................       6,049
2002...................................................       6,049
2003...................................................       3,025
                                                             ------
          Total........................................      24,198
                                                             ======

     The terms of the financing arrangement with Qualcomm Incorporated include certain positive and negative covenants, the most significant of which are as follows:

     The Company shall not

          i) Incur any additional encumbrances or liens.

          ii) Create any indebtedness other than indebtedness incurred for the purposes of partial or full repayment of the notes payable.

          iii) Incur operating lease obligations greater than one year and exceeding US$1 million for any twelve month period.

          iv) Consolidate or merge with another entity.

          v) Guarantee any indebtedness.

          vi) Acquire stock or the assets of any other person.

          vii) Advance funds.

          viii) Become liable for a capital lease obligation exceeding US$1 million.

          ix) Enter into transactions with affiliates, except arm's length transactions in the ordinary course of business.

          x) Invest in other than investment grade instruments.

          xi) Declare or pay cash dividends or make distributions in excess of 30% of excess cash flows during the third and fourth annual periods of operations of the Company, increasing to 50% after period 4.

          xii) Maintain funded debt to total capitalization greater than 0.65,
     0.71 and 0.75 in annual periods 1, 2 and 3 and thereafter, respectively.

          xiii) Permit Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") to be less than US$1.

          xiv) Permit funded debt to EBITDA to exceed 23.91, 4.74, 3.32 and 2.4 in annual periods 2, 3, 4 and 5, respectively.

          xv) Permit EBITDA to interest expense to be less than 0.47, 2.38, 3.00 and 3.00 in annual periods 2, 3, 4 and 5, respectively.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

          xvi) Incur capital expenditures greater than US$116 million until the Company has more than 50,000 subscribers, at which time the threshold increases.

     The Company is in compliance with these covenants.

NOTE 8 -- OTHER LONG-TERM LIABILITIES

     This balance is mainly comprised of deferred customs duties.

     Under Chilean law, the payment of customs duties levied on machinery and equipment can be deferred over a period of up to seven years. The balance at December 31, 1997 represents amounts owing at maturity including accrued interest. The scheduled repayments are as follows:

                                                         (US$ IN 000'S)
                                                         --------------
1999...................................................         --
2000...................................................      1,294
2001...................................................         --
2002...................................................      1,505
2003 and thereafter....................................      1,709
                                                             -----
          Total........................................      4,508
Other..................................................         71
                                                             -----
          Total other long-term liabilities............      4,579
                                                             =====

NOTE 9 -- INCOME TAXES

     The Company has not made a provision for current income taxes payable as it incurred tax losses for the period from inception (March 3, 1997) to December 31, 1997.

     At December 31, 1997, income tax loss carryforwards of approximately US$5,233,000 were available to apply against income tax liabilities in future years. Under Chilean law, such income tax loss carryforwards never expire.

     Deferred income taxes at December 31, 1997 are summarized as follows:

                                                         (US$ IN 000'S)
                                                         --------------
Assets:
  Tax loss carryforwards...............................        785
  Allowance for income tax loss carryforwards..........       (655)
                                                              ----
  Deferred income tax assets...........................        130
                                                              ----
Liabilities:
  Capitalized interest.................................       (130)
                                                              ----
  Deferred income tax liabilities......................       (130)
                                                              ----
  Net deferred income taxes............................         --
                                                              ====

     Because the Company is in the development stage and has no history of generating taxable income against which tax loss carryforwards would be applied, an allowance was recorded at December 31, 1997 with respect to those tax loss carryforwards which, based on the weight of available evidence, are not likely be realized.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

NOTE 10 -- SHAREHOLDERS' EQUITY

  A) AUTHORIZED CAPITAL

     Authorized capital stock of the Company is comprised of 8,400,000 Series A preferred shares and 8,400,000 Series B ordinary shares. Qualcomm holds all the outstanding preferred shares whereas Chilesat holds all the ordinary shares. The preference with respect to the preferred shares consists of the right to be paid before any other series of shares in the event of liquidation of the Company up to the amount of the stated value of the preferred shares. The preference has a duration of 6 years as from April 10, 1997, after which all shareholders shall have equal rights with respect to the liquidation of the Company.

  B) DIVIDENDS

     Chilean law permits the payment of dividends only in Chilean pesos and these are limited to the retained earnings balances in the Company's statutory financial statements at each calendar year end. As the Company has an accumulated deficit at December 31, 1997 in its statutory financial statements, it is prohibited from declaring and paying dividends until such time that it generates sufficient retained earnings.

  C) CAPITAL INCREASE

     Pursuant to the terms of the shareholders' agreement, Qualcomm agreed to subscribe for 8,400,000 Series A preferred shares in exchange for its cash contribution of US$42 million and Chilesat agreed to subscribe for 8,400,000 Series B ordinary shares for its contribution of a contract for the right to use a part of Chilesat's network and signal distribution services and certain net assets. Qualcomm contributed the funds into an escrow account on March 3, 1997 and a receivable balance for share subscriptions was recorded. With the exception of US$1,500,000 of funds made available to the Company, the funds were not to be distributed to it until official publication of the awarding of the PCS license. The awarding of the PCS license was published and the Company received the funds in June, 1997, at which time the share subscription receivable was settled.

  D) PUT AND CALL OPTIONS

     As part of the Shareholders' Agreement between Qualcomm and Chilesat, Chilesat acquired an option to purchase, for the purpose of placement with (i) a reputable international operator or (ii) an investor not in competition with Qualcomm as vendor and system integrator, either 50% or 100% of the preferred shares held by Qualcomm at the option of Chilesat. The option is exercisable until the earlier of (i) 21 months following the award of the PCS license to the Company or (ii) 3 months following the release of the Company's surety obligations with Subtel. At the same time, Qualcomm acquired an option to sell its preferred shares to Chilesat in the event that the Company is no longer using Qualcomm technology in its mobile PCS telephone system.

NOTE 11 -- FAIR VALUE

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments at December 31, 1997, when the estimate of such value is practicable:

     - Cash and cash equivalents, recoverable taxes and accrued liabilities and withholdings have been stated at carrying value which is equivalent to fair value.

     - The fair values of the note payable to related company and other long-term liabilities were based on interest rates currently available to the Company for debt with similar terms and remaining maturities.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

       The carrying value of the note payable to related company approximates fair value because the terms of the loan agreement require that the stated rate of interest be periodically adjusted to the market rate.

     The estimated fair value of the Company's financial instruments are summarized as follows:

                                                         AT DECEMBER 31, 1997
                                                   --------------------------------
                                                      CARRYING
                                                      AMOUNTS          FAIR VALUE
                                                   --------------    --------------
                                                   (US$ IN 000'S)    (US$ IN 000'S)
Assets:
  Cash and cash equivalents......................      24,875            24,875
  Recoverable taxes..............................       6,228             6,228
                                                       ------            ------
          Total assets...........................      31,103            31,103
                                                       ======            ======
Liabilities:
  Accrued liabilities and withholdings...........         960               960
  Note payable to related company................      24,198            24,198
  Other long-term liabilities....................       4,579             3,117
                                                       ------            ------
          Total liabilities......................      29,737            28,275
                                                       ======            ======

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

  A) OPERATING LEASES

     At December 31, 1997, the Company had entered into operating leases relating to the rental of sites for towers and antennas required for the operation of its mobile PCS telephone system. The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997:

                                                         (US$ IN 000'S)
                                                         --------------
Year ending December 31,
1998...................................................       943
1999...................................................       905
2000...................................................       905
2001...................................................       905
2002...................................................       997

     Rental expense for the period from inception (March 3, 1997) to December 31, 1997 was US$91,000.

  B) SECURITY FOR DEBT AND OTHER OBLIGATIONS

     The Company was required to provide a standby letter of credit facility in the amount of US$58 million in favor of the Subsecretariat of Telecommunications of Chile ("Subtel") to assure the fulfillment of the requirement that the Company's PCS services be operational by June 23, 1998 in the case of the geographical area covered by Chile's 4th to 10th regions and by December 23, 1998 for the remainder of the country. If the Company meets this condition by these dates, the standby letter of credit will no longer be required by Subtel. The Company solicited the Bank of America National Trust to issue a standby letter of credit in favor of local financial institutions which, in turn, issued a standby letter of credit in favor of Subtel.

     The Company has pledged it PCS license as security against the notes payable to Qualcomm Incorporated and the standby letter of credit from the Bank of America National Trust.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

     Telex-Chile S.A. and Chilesat S.A. have pledged 83,920 and 8,316,080 Series B common shares of the Company, respectively, as security for 50% of the notes payable to Qualcomm Incorporated and the standby letter of credit from the Bank of America National Trust. Inversiones Qualcomm Chile S.A. has also pledged 8,400,000 Series A preferred shares of the Company as security for the standby letter of credit from the Bank of America National Trust.

NOTE 13 -- SUBSEQUENT EVENTS

  A) NOTES PAYABLE TO RELATED COMPANIES

     During the period from January 1, 1998 through February 27, 1998, the Company borrowed an additional US$11,932,000 under its financing agreement with Qualcomm Incorporated relating to additional equipment purchases for its mobile PCS telephone system.

  B) TELEX-CHILE S.A.

     Telex-Chile S.A., a shareholder of the Company and the parent company of Chilesat S.A., also a shareholder of the Company, had a working capital deficiency of approximately US$ 74 million at December 31, 1997. Telex-Chile S.A. is presently negotiating to restructure or refinance its debt obligations. Telex-Chile has been unable to find a strategic partner to make capital contributions to provide working and investment capital to the company. The management of Telex-Chile S.A. believes that the company will be successful in its attempt to restructure or refinance its debt obligations and in its search to incorporate a strategic partner. It is at least reasonably possible, however, that the outcome of these negotiations may not be favorable to Telex-Chile S.A.

     As mentioned in Note 10, Telex-Chile S.A. has granted a pledge on Series B shares in Chilesat Telefonia Personal S.A. to guarantee the Company's notes payable to Qualcomm and the standby letter of credit from Bank of America National Trust. Telex-Chile S.A. is also guarantor of such obligations. Chilesat S.A. has also entered into a contract to provide use of its fiber optic network and to provide signal distributions services to the Company for 11.5 years (Note
1). The potential impact of the matter mentioned in the preceding paragraph on the financial condition or results of operations of the Company cannot be estimated at this time.

  C) VALUE ADDED TAXES

     On January 6, 1998, the Company recovered US$5,551,000 of VAT from the Chilean Government relating to the importation of equipment for its mobile PCS telephone system.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of QUALCOMM Incorporated and Leap Wireless International, Inc.

     In our opinion, the accompanying combined consolidated balance sheets and the related combined consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of the Transworld Companies (companies in the development stage) at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended and for the period from June 25, 1990 (inception) through December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Diego, California
August 28, 1998

                              TRANSWORLD COMPANIES
                      (COMPANIES IN THE DEVELOPMENT STAGE)

                      COMBINED CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                DECEMBER 31,
                                                               JUNE 30,      -------------------
                                                                 1998          1997       1996
                                                             ------------    --------    -------
                                                             (UNAUDITED)
                                                                       (IN THOUSANDS)
Current assets:
  Cash and cash equivalents................................    $ 11,425      $     49    $ 2,443
  Note receivable, net.....................................                                4,250
  Note receivable from a related party, net................         394           394         93
  Other current assets.....................................         660            11        278
                                                               --------      --------    -------
          Total current assets.............................      12,479           454      7,064
                                                               --------      --------    -------
Property and equipment, net................................       5,915         5,691      5,992
Investment in joint venture................................          51            21         20
Other assets...............................................         506             7          7
                                                               --------      --------    -------
          Total assets.....................................    $ 18,951      $  6,173    $13,083
                                                               ========      ========    =======

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.................    $  2,397      $    700    $   604
  Current portion of notes payable to related parties......      15,000           120        120
                                                               --------      --------    -------
          Total current liabilities........................      17,397           820        724
                                                               --------      --------    -------
Note payable to a related party, net of current portion....                                   60
Commitments and contingencies (Note 9)
Stockholders' equity:
  Parent's investment......................................      21,127        21,127     21,127
  Deficit accumulated during the development stage.........     (19,573)      (15,774)    (8,828)
                                                               --------      --------    -------
          Total stockholders' equity.......................       1,554         5,353     12,299
                                                               --------      --------    -------
          Total liabilities and stockholders' equity.......    $ 18,951      $  6,173    $13,083
                                                               ========      ========    =======

   The accompanying notes are an integral part of these combined consolidated financial statements.

                              TRANSWORLD COMPANIES
                      (COMPANIES IN THE DEVELOPMENT STAGE)

                 COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    PERIOD FROM JUNE 25, 1990
                                SIX MONTHS ENDED             YEAR ENDED                  (INCEPTION) TO
                               -------------------   ---------------------------   ---------------------------
                               JUNE 30,   JUNE 30,   DECEMBER 31,   DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                 1998       1997         1997           1996          1998           1997
                               --------   --------   ------------   ------------   -----------   -------------
                                   (UNAUDITED)                                     (UNAUDITED)
                                                           (IN THOUSANDS)
Revenue......................   $   --     $   --       $   --         $   --        $   361        $   361
General and administrative
  expenses...................    3,816      2,742        5,448          4,396         18,551         14,735
                                ------     ------       ------         ------        -------        -------
Operating loss...............    3,816      2,742        5,448          4,396         18,190         14,374
Interest (income) net........      (17)      (134)        (315)          (114)          (513)          (496)
Write-down of note
  receivable.................                            1,510                         1,510          1,510
Loss on investment in joint
  venture....................                 150          301             82            384            384
Currency exchange gains......                                2                             2              2
                                ------     ------       ------         ------        -------        -------
Net loss.....................   $3,799     $2,758       $6,946         $4,364        $19,573        $15,774
                                ======     ======       ======         ======        =======        =======

   The accompanying notes are an integral part of these combined consolidated financial statements.

                              TRANSWORLD COMPANIES
                      (COMPANIES IN THE DEVELOPMENT STAGE)

                 COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          PERIOD FROM JUNE 25,
                                                                                                                  1990
                                                    SIX MONTHS ENDED             YEAR ENDED                  (INCEPTION) TO
                                                   -------------------   ---------------------------   --------------------------
                                                   JUNE 30,   JUNE 30,   DECEMBER 31,   DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                     1998       1997         1997           1996          1998           1997
                                                   --------   --------   ------------   ------------   -----------   ------------
                                                       (UNAUDITED)                                     (UNAUDITED)
                                                                                   (IN THOUSANDS)
Cash flows from development activities:
  Net loss.......................................  $(3,799)   $(2,758)     $(6,946)       $(4,364)      $(19,573)      $(15,774)
  Adjustments to reconcile net loss to net cash
    used in development activities:
    Depreciation and amortization................      761        726        1,285            328          2,451          1,690
    Company's share in losses of equity
      investee...................................                 151          302             83            384            384
    Accrued interest and expenses contributed as
      capital....................................                               --             41             41             41
    Write-down of note receivable................                            1,510                         1,510          1,510
    Allowance on note receivable from related
      party......................................      200                     306                           506            306
    Changes in assets and liabilities:
    (Increase) decrease in other assets..........   (1,148)       180          267            (73)        (1,166)           (18)
    Increase in note receivable from related
      party......................................     (200)      (372)        (607)           (93)          (900)          (700)
    Increase (decrease) in accounts payable and
      accrued liabilities........................    1,697       (131)          96            235          2,397            700
    Increase (decrease) in notes payable to
      related parties............................     (120)       (60)         (60)           180                           120
                                                   -------    -------      -------        -------       --------       --------
Net cash used in development activities..........   (2,609)    (2,264)      (3,847)        (3,663)       (14,350)       (11,741)
                                                   =======    =======      =======        =======       ========       ========
Cash flow from investing activities:
  Purchases of property and equipment............     (985)      (929)        (984)          (670)        (8,052)        (7,067)
  Payments on note receivable....................               1,888        2,740            750                            --
  Investment in common stock.....................                                                         (1,510)        (1,510)
  Investment in joint venture....................      (30)      (151)        (303)          (103)          (435)          (405)
                                                   -------    -------      -------        -------       --------       --------
Net cash (used in) provided by investing
  activities.....................................   (1,015)       808        1,453            (23)        (9,997)        (8,982)
                                                   =======    =======      =======        =======       ========       ========
Cash flows from financing activities:
  Net payable to related party...................   15,000                                                15,000
  Parent investments.............................       --                      --          4,685         20,772         20,772
                                                   -------    -------      -------        -------       --------       --------
Net cash provided by financing activities........   15,000         --           --          4,685         35,772         20,772
                                                   =======    =======      =======        =======       ========       ========
Net increase (decrease) in cash and cash
  equivalents....................................   11,376     (1,456)      (2,394)           999         11,425             49
Cash and cash equivalents, beginning of period...       49      2,443        2,443          1,444             --             --
                                                   -------    -------      -------        -------       --------       --------
Cash and cash equivalents, end of period.........  $11,425    $   987      $    49        $ 2,443       $ 11,425       $     49
Non-cash investing and financing activities:
  Contribution of equipment......................  $          $            $              $   314       $    314       $    314
                                                   =======    =======      =======        =======       ========       ========
  Cash payment for interest......................  $   834    $            $20,175        $             $ 95,156       $ 36,897
                                                   =======    =======      =======        =======       ========       ========
  Conversion of investment in common stock to a
    note receivable..............................  $          $            $              $ 5,000       $  5,000       $  5,000
                                                   =======    =======      =======        =======       ========       ========

   The accompanying notes are an integral part of these combined consolidated financial statements.

                              TRANSWORLD COMPANIES
                      (COMPANIES IN THE DEVELOPMENT STAGE)

            COMBINED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   JUNE 25, 1990 (INCEPTION) TO JUNE 30,1998

                                                                           DEFICIT
                                                                         ACCUMULATED
                                                                         DURING THE         TOTAL
                                                            PARENT'S     DEVELOPMENT    STOCKHOLDERS'
                                                           INVESTMENT       STAGE          EQUITY
                                                           ----------    -----------    -------------
                                                                         (IN THOUSANDS)
Balance at June 25, 1990 (inception).....................   $    --       $     --         $    --
  Transfers from Transworld Communications (U.S.A.),
     Inc.................................................       550                            550
  Net loss...............................................                     (457)           (457)
                                                            -------       --------         -------
Balance at December 31, 1990.............................       550           (457)             93
  Transfers from Transworld Communications (U.S.A.),
     Inc.................................................        50                             50
  Net loss...............................................                     (111)           (111)
                                                            -------       --------         -------
Balance at December 31, 1991.............................       600           (568)             32
  Net loss...............................................                     (178)           (178)
                                                            -------       --------         -------
Balance at December 31, 1992.............................       600           (746)           (146)
  Transfers to Transworld Communications (U.S.A.),
     Inc.................................................       (23)                           (23)
  Net loss...............................................                     (399)           (399)
                                                            -------       --------         -------
Balance at December 31, 1993.............................       577         (1,145)           (568)
  Transfers from Transworld Communications (U.S.A.),
     Inc.................................................     3,573                          3,573
  Net loss...............................................                   (1,095)         (1,095)
                                                            -------       --------         -------
Balance at December 31, 1994.............................     4,150         (2,240)          1,910
  Transfers from Transworld Communications (U.S.A.),
     Inc.................................................    11,937                         11,937
  Net loss...............................................                   (2,224)         (2,224)
                                                            -------       --------         -------
Balance at December 31, 1995.............................    16,087         (4,464)         11,623
  Transfers from Transworld Communications (U.S.A.),
     Inc.................................................     5,040                          5,040
  Net loss...............................................                   (4,364)         (4,364)
                                                            -------       --------         -------
Balance at December 31, 1996.............................    21,127         (8,828)         12,299
  Net loss...............................................                   (6,946)         (6,946)
                                                            -------       --------         -------
Balance at December 31, 1997.............................    21,127        (15,774)          5,353
  Net loss (unaudited)...................................                   (3,799)         (3,799)
                                                            -------       --------         -------
Balance at June 30, 1998 (unaudited).....................   $21,127       $(19,573)        $ 1,554
                                                            =======       ========         =======

   The accompanying notes are an integral part of these combined consolidated financial statements.

                              TRANSWORLD COMPANIES
                      (COMPANIES IN THE DEVELOPMENT STAGE)

              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

 1. THE COMPANIES

     The Company is made up of Transworld Telecommunications, Inc., Transworld Communications Services, Inc. and Transworld Communications (Bermuda), Ltd. (collectively the "Transworld Companies" or "Company"), formerly the wholly-owned subsidiaries of Transworld Communications (U.S.A.), Inc. On August 4, 1998, QUALCOMM, via its wholly owned subsidiary Orrengrove Investments Limited, purchased common stock from Transworld Telecommunications, Inc., Transworld Communications Services, Inc. and Transworld Communications (Bermuda), Ltd. for an aggregate purchase price of $51.8 million. Upon the acquisition, QUALCOMM became a 60% common shareholder in the Company. The consideration included a $36.8 million cash payment and the forgiveness of $15 million in short-term loans previously granted by QUALCOMM on May 21, 1998 to Transworld Communications, (U.S.A.), Inc. After the acquisition, Transworld Communications (U.S.A.), Inc. remains a 40% common shareholder in the Company. Transworld Telecommunications, Inc. was incorporated on May 1, 1998 and received primarily all of the assets and liabilities of Transworld Communications (U.S.A.), Inc. except for $5 million in cash and certain trademarks in connection with QUALCOMM's investment on August 4, 1998. Transworld Communications Services, Inc. was incorporated on January 18, 1996 and Transworld Communications (Bermuda), Ltd. was incorporated on July 15, 1996.

     Orrengrove Investments Ltd. ("Orrengrove") is a wholly owned subsidiary of QUALCOMM Telecommunications Ltd., an Isle of Man company ("QUALCOMMTel Isle of Man"), which is a wholly owned subsidiary of QUALCOMM. QUALCOMM has committed to transfer 50% of QUALCOMMTel Isle of Man's ownership interest in Orrengrove prior to September 23, 1998 to Teletal Limited. QUALCOMM has also committed to transfer 30% of its ownership interest in QUALCOMMTel Isle of Man prior to September 23, 1998 to Tiller International Limited. Consequently, prior to September 23, 1998, it is expected that QUALCOMM will hold a 70% interest in QUALCOMMTel Isle of Man, and QUALCOMMTel Isle of Man will hold a 50% interest in Orrengrove. Finally, it is expected that QUALCOMM will thereafter transfer its remaining 70% interest in QUALCOMMTel Isle of Man to Leap Wireless International, Inc. prior to the consummation of QUALCOMM's anticipated spin-off.

     Transworld Companies were created to build and operate a modern telecommunications infrastructure for the Commonwealth of Independent States
(CIS), formerly known as the Soviet Union. The Company's business is developing rapidly, with operations in CIS emerging economies, which by nature have an uncertain economic, political and regulatory environment. The general risks of conducting business in the CIS and other developing countries include the possibility for rapid changes in government policies and regulations, economic conditions, the tax regime and foreign currency regulations.

 2. DEVELOPMENT STAGE ACTIVITIES AND DEPENDENCY ON ADDITIONAL FINANCING

     The Company is a development stage enterprise which has incurred substantial operating losses and negative cash flows from network development and operations since inception. To date, the Company has focused primarily on the development of its product line, the development and construction of its networks, the hiring of management and other key personnel, the raising of capital, the acquisition of equipment, the implementation of its sales and marketing strategy and the development of operating systems. The development of the Company's business and the deployment of its services and systems will require significant additional capital expenditures, a substantial portion of which will need to be incurred before the realization of significant revenues. Together with associated start-up operating expenses, these capital expenditures will result in substantial negative cash flow until an adequate revenue-generating customer base is established. In order to implement its business plan, significant capital will be required to fund capital expenditures, working capital, debt service and operating losses. The Company's principal capital expenditure requirements involve

                              TRANSWORLD COMPANIES
                      (COMPANIES IN THE DEVELOPMENT STAGE)

        NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the purchase, installation and construction of network operations centers, other network infrastructure and customer located equipment, development and construction of the network.

     The Company expects that its future capital requirements will require it to obtain additional financing, which may include the sale or issuance of equity and debt securities either through one or more offerings or to one or more strategic investors. There can be no assurance that the Company will be successful in raising additional capital in sufficient amounts to fund its strategic objectives, or that such funds, if available, will be available on terms that the Company will consider acceptable. Failure to raise sufficient funds may require the Company to modify, delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     As discussed in Notes 1 and 11, QUALCOMM, via its wholly owned subsidiary Orrengrove Investments Limited, acquired a 60% interest in the Company on August 4, 1998, which resulted in the receipt of approximately $51.8 million in net proceeds. It is the opinion of Company management that such net proceeds will be adequate to support the Company's operations through December 31, 1998. However, based upon the factors discussed above, there can be no assurance that the Company will achieve profitability or positive cash flow in the future or that sufficient financing will be available to complete the Company's planned network development efforts.

 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The combined consolidated financial statements reflect the financial position, results of operations, cash flows and changes in stockholders' equity of the business of Transworld Companies and that which was transferred to Transworld Telecommunications, Inc. on August 4, 1998, as discussed in Note 1. The financial statements have been presented for all periods since the inception of Transworld Communications (U.S.A.), Inc. in June 1990. All of the revenues and expenses of Transworld Communications Services, Inc. have been included in the presentation of the combined consolidated financial statements since 100% of business operations were conducted through the consolidated activities of Transworld Communications Services, Inc. and its wholly-owned subsidiary, the activities of Transworld Communications (Bermuda), Ltd. and the assets, liabilities, rights and obligations contributed to Transworld Telecommunications, Inc.

  Financial Statement Preparation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Investment in Joint Venture

     The Company has an equity investment in a joint venture. The Company uses the equity method to account for investments in corporate entities in which it has voting interest of 20% to 50% or in which it otherwise exercises significant influence and for ownership interests in partnerships. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of the investee, limited to the extent of the Company's investment in, advances to and financial guarantees for the investee. The Company maintained a 50% voting interest at June 30, 1998 (unaudited) and December 31, 1997 and 1996.

                              TRANSWORLD COMPANIES
                      (COMPANIES IN THE DEVELOPMENT STAGE)

        NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is calculated on a straight-line basis over the lesser of the estimated useful lives, ranging from five to eight years for telecommunications equipment and five to seven years for furniture, fixtures and equipment and other property. Construction in process reflects amounts incurred for the configuration and build-out of telecommunications equipment not yet placed in service.

  Long-Lived Assets

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

  Start-up Activities

     The Company expenses all costs related to start-up activities as incurred.

  Revenue recognition

     In 1993 and 1994, the Company permitted third parties the right to transmit data across the Company's network. Revenue totaling approximately $361,000 was recognized during the years ended December 31, 1994 and 1993 when earned.

  Income Taxes

     Historically, the Company's operations have been included in the consolidated income tax returns filed by Transworld Communications (U.S.A.), Inc. Income tax expense in the Company's financial statements has been calculated on a separate tax return basis.

     Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statements and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

  Foreign Currency

     The functional currency of the Company's foreign operations is United States dollars. The Company maintains most of the cash balances in dollar denominated bank accounts and has no significant foreign currency monetary assets and liabilities at December 31, 1997 and 1996. Gains and losses resulting from the Company's foreign currency transactions are included in the combined consolidated statement of operations.

     The Company does not currently hedge against foreign currency fluctuations although the Company may take such steps in the future. Under current practices, the Company's results of operations could be adversely affected by fluctuations in exchange rates.

                              TRANSWORLD COMPANIES
                      (COMPANIES IN THE DEVELOPMENT STAGE)

        NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Fair Value of Financial Instruments

     At December 31, 1997 and 1996, the carrying amounts of the Company's cash and cash equivalents and accounts payable approximate fair value due to the short-term maturities of these balances. Additionally, the carrying amounts of the note receivable and note receivable from a related party approximates fair value since the current effective interest rate reflects the market rate for debt with similar terms and remaining maturities.

  Comprehensive Income

     Statement of Financial Accounting Standards No. 130 (FAS 130), Reporting Comprehensive Income, was adopted by the Company in the first quarter of fiscal 1998 and has been applied to all prior periods presented for comparative purposes. FAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. "Comprehensive income" is defined in this statement as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period (including net income) except those resulting from investments by owners and distributions to owners. The adoption of this new standard did not impact the Company's financial statements because there were no differences between net income and comprehensive income.

  Recent Accounting Pronouncements

     Statement of Financial Accounting Standards No. 131 (FAS 131), Disclosures About Segments of an Enterprise and Related Information, is effective for fiscal years beginning after December 15, 1997. This standard establishes guidance related to segment disclosure utilizing the "management approach", whereby external segment reporting is aligned with segment reporting for internal management purposes. The previous standard followed a "products and services" model. This standard is not expected to have a significant effect on the disclosures of the financial statements of the Company.

 4. NOTES RECEIVABLE

     In 1995, the Company invested $5 million to purchase 504,032 shares of non-marketable International Business Communication System, Inc. ("IBCS") common stock (5% of IBCS' outstanding common stock) with the intention of forming a strategic alliance to provide telecommunications services in CIS.

     In 1996, the Company and IBCS entered into an agreement whereby IBCS repurchased the shares of common stock owned by the Company. IBCS agreed to pay the Company $5.5 million in the form of a $4.75 million promissory note and $750,000 cash at closing. The promissory note was secured by substantially all of the assets of ZAO Rustel, a Russian telecommunications company, and an affiliate of IBCS. The promissory note accrued interest at 10% and was payable at the earlier of March 31, 1997, or 10 days after an offering, as defined.

     In August 1997, the Company extended the maturity date of the note through December 31, 1997. As a part of this agreement, IBCS prepaid $1 million, of which $852,582 represented principal.

     In 1997, the Company extended the due date of the promissory note twice and collected $2.74 million plus accrued interest. At December 31, 1997, management determined that the balance due was uncollectible and recorded a write-down of $1.5 million including accrued interest of $70,000.

                              TRANSWORLD COMPANIES
                      (COMPANIES IN THE DEVELOPMENT STAGE)

        NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1997      1996
                                                             ------    ------
Telecommunications equipment...............................  $5,274    $5,274
Construction-in-progress...................................   1,479       660
Furniture, fixtures and equipment..........................     627       462
                                                             ------    ------
                                                              7,380     6,396
Less accumulated depreciation and amortization.............   1,689       404
                                                             ------    ------
                                                             $5,691    $5,992
                                                             ======    ======

     The Company's telecommunications equipment and construction-in-progress are primarily maintained in a foreign country.

 6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following (in thousands):

                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1996
                                                              ----    ----
Trade accounts payable......................................  $541    $570
Payroll and related taxes...................................    83      34
Other.......................................................    76      --
                                                              ----    ----
                                                              $700    $604
                                                              ====    ====

 7. RELATED PARTY TRANSACTIONS

  Note Receivable from a Related Party

     Since 1996, the Company has advanced certain amounts to another investor in TASS Loutch Telecom ("TLT") for the investor's share of TLT's expenses in exchange for a note receivable. The Company has advanced approximately $900,000, $700,000 and $93,000 to a related party at June 30, 1998 (unaudited) and December 31, 1997 and 1996, respectively. Amounts outstanding include accrued interest at prime plus two percent [10.5% at June 30, 1998 (unaudited) and December 31, 1997 and 1996] compounded quarterly. Principal and interest is due December 31, 1998.

     The Company is negotiating with the related party regarding approximately $500,000 and $300,000 of unreconciled differences in the note receivable at June 30, 1998 (unaudited) and December 31, 1997. As a result, the Company has established reserves for these amounts at June 30, 1998 (unaudited) and December 31, 1997.

  Notes Payable to Related Parties

     In May 1998, QUALCOMM advanced the Company $15 million in exchange for a note payable bearing interest at prime plus 2% [10.5% at June 30, 1998 (unaudited)] payable in full on the first anniversary of the note. The note was subsequently converted to equity as part of the QUALCOMM acquisition of 60% of the Company. The note, which was guaranteed by shares of Transworld Communications (U.S.A.), Inc., accrued interest at 12.5% and was paid in full at August 4, 1998, and the interest was forgiven.

                              TRANSWORLD COMPANIES
                      (COMPANIES IN THE DEVELOPMENT STAGE)

        NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In May 1996, the Company agreed to pay $420,000 to a former stockholder of Transworld Communications (U.S.A.), Inc. in exchange for certain services performed. Under the terms of the agreement, the Company made a $240,000 cash payment in November 1996 and agreed to pay the remaining $180,000 in three equal installments through May 1998.

  Consulting Agreement with a Related Party

     The Company will be required to pay a consulting fee to a related party of up to $2.5 million based on 5% of the net proceeds from any future debt or equity financings ("Offering"). The consulting fee will only be payable if the Company completes such Offering. At December 31, 1997, the Company had not yet completed any such Offering, and management did not deem the completion of an Offering to be probable. The Company, accordingly, did not accrue the $2.5 million fee at December 31, 1997. The $15 million advanced to the Company by QUALCOMM on May 19, 1998 in exchange for a note payable obligated the Company to pay $750,000 to the related party under this agreement, and such amount was reflected as a liability in the June 30, 1998 balance sheet.

 8. INCOME TAXES

     The Company has not recorded provisions for federal and state income taxes for the six months ended June 30, 1998 (unaudited) and the years ended December 31, 1997, and 1996 due to net operating losses ("NOL") during those years.

     The following is a reconciliation from the statutory U.S. federal income tax rate to the Company's effective rate of income tax expense for the periods ended:

                                                   SIX MONTHS      YEARS ENDED
                                                      ENDED        DECEMBER 31,
                                                    JUNE 30,      --------------
                                                      1998        1997      1996
                                                   -----------    ----      ----
                                                   (UNAUDITED)
U.S. federal statutory tax rate..................      (34)%      (34)%     (34)%
State taxes, net of U.S. federal income..........       (5)%       (4)%      (4)%
                                                       ---        ---       ---
Tax benefit......................................      (39)%      (38)%     (38)%
Increase in valuation allowance..................       39%        38%       38%
                                                       ---        ---       ---
Effective tax rate...............................       --%        --%       --%
                                                       ===        ===       ===

     Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                                DECEMBER 31,
                                               JUNE 30,      ------------------
                                                 1998         1997       1996
                                              -----------    -------    -------
                                              (UNAUDITED)
Deferred tax asset:
  U.S. net operating losses.................    $ 4,600      $ 3,800    $ 2,020
  Foreign net operating losses..............        125           80         15
                                                -------      -------    -------
                                                  4,725        3,880      2,035
Less valuation allowance....................     (4,725)      (3,880)    (2,035)
                                                -------      -------    -------
Net deferred tax asset......................    $    --      $    --    $    --
                                                =======      =======    =======

     The Company has provided a deferred tax asset valuation allowance for its net deferred tax assets as it is considered more likely than not that such amounts will not be realized.

                              TRANSWORLD COMPANIES
                      (COMPANIES IN THE DEVELOPMENT STAGE)

        NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     At December 31, 1997, the Company had U.S. net operating loss carryforwards of approximately $10 million for income tax reporting purposes that expire in years 2005 through 2013 and foreign net operating loss carryforwards of approximately $250,000 that expire in years 2001 through 2002.

     As a result of the sale of stock of the Transworld Companies, the Company may be subject to an annual limitation on the utilization of federal and state NOL carryforwards generated from the date the businesses are transferred.

 9. COMMITMENTS AND CONTINGENCIES

  Transponder Agreements

     The Company has obtained, through a number of agreements, the rights to utilize certain Russian Loutch I and Loutch II satellite capacity. The agreements give the Company rights to the capacity on satellites under the Loutch I and Loutch II programs for up to 20 years.

     In December 1993, the Company entered into an agreement with a third party for the sole and exclusive use of two transponders on each of the first two Loutch II satellites. The third party was responsible for modifying the transponders on the first satellite for commercial use. At June 30, 1998 (unaudited) and December 31, 1997, under this agreement the Company had paid approximately $5.3 million of the $7 million commitment. The commitment is expected to be satisfied during 1999.

     In December 1993, the Company entered into an agreement to provide commercial capacity on satellites in the Loutch I program (the Loutch I Agreement). In exchange, the Company has agreed to pay $45,000 per month per satellite for which services are to be provided. The term of the agreement is 20 years commencing from the date of the agreement and can be canceled by the licensor in the event of continued default by the Company. The Company has the right to terminate this agreement once each year. At June 30, 1998 (unaudited) and December 31, 1997, the Company had not yet begun to use the satellites and as such, no payment obligation existed.

  Financing Assistance Agreement

     In June 1997, the Company entered into an agreement with a consulting company pursuant to which the consulting company agreed to provide certain services related to raising funds for the Company. As compensation for the agreed upon services, the consulting company is entitled under the agreement to receive a fee of five percent of the gross amount or value of any investments in and/or loans to the Company by a third party. The agreement also provides that, in the event that an investor invests equity in the Company, the consulting company is to receive a warrant to purchase the Company's common stock at a certain exercise price as described in the agreement. At December 31, 1997, the Company had not yet completed any such transactions. At June 30, 1998, the Company accrued $750,000 under this agreement because QUALCOMM had on May 19, 1998 advanced $15 million to the Company in exchange for a note payable, which may have obligated the Company to pay $750,000 under this agreement. The Company disputes the amount.

  Construction-in-Progress

     In August 1996, the Company entered into an agreement to purchase certain telecommunications equipment for $1 million. At June 30, 1998 (unaudited) and December 31, 1997, remaining costs to be incurred for this project approximated $100,000 and $300,000, respectively.

     In September 1997, the Company entered into an agreement to have six earth stations built over an indefinite period. The agreement establishes a price guarantee for two years at approximately $1 million per earth station. In conjunction with this purchase order, the Company paid approximately $600,000 as a down

                              TRANSWORLD COMPANIES
                      (COMPANIES IN THE DEVELOPMENT STAGE)

        NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

payment. The Company expects the construction of these earth stations to be completed in the first quarter of 1999. At June 30, 1998 (unaudited) and December 31, 1997, the Company had ordered four earth stations under this agreement.

  Lease Commitments

     The Company leases certain office space in the United States and internationally in Bermuda and Russia under non-cancelable operating lease agreements. Rent expense for the years ended December 31, 1997 and 1996 and from June 25, 1990 (inception) to December 31, 1997 was approximately $435,000, $81,000 and $695,000, respectively. Future minimum lease payments under all non-cancelable operating lease arrangements as of December 31, 1997 are as follows:

1998.....................................................  $  321,000
1999.....................................................     322,000
2000.....................................................     324,000
2001.....................................................     260,000
2002.....................................................       1,000
                                                           ----------
                                                           $1,228,000
                                                           ==========

  Legal Matters

     The Company is a party to various legal actions and administrative proceedings arising in the normal course of business. In the opinion of Company's management, disposition of these matters is not expected to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

10. STOCKHOLDERS' EQUITY

     During the periods presented, Transworld Communications (U.S.A.), Inc. issued common stock to various parties in exchange for contributions of cash and other assets. These contributions have been reflected as investments by Transworld Communications (U.S.A.), Inc. in the combined consolidated statements of the Transworld Companies. The other assets contributed have been reflected as investments based upon the fair value of the assets received.

11. SUBSEQUENT EVENTS

     On August 4, 1998, QUALCOMM, via its wholly owned subsidiary Orrengrove Investments Limited, purchased common stock from Transworld Telecommunications, Inc., Transworld Communications Services, Inc. and Transworld Communications (Bermuda), Ltd. for an aggregate purchase price of $51.8 million. Upon the acquisition, QUALCOMM became a 60 percent common shareholder in the Company. The consideration was paid via a $36.8 million cash payment and the forgiveness of $15 million in short-term loans previously granted by QUALCOMM on May 20, 1998 and the related unpaid accrued interest. After the acquisition, Transworld Communications (U.S.A.), Inc. remains a 40 percent common shareholder in the Company.

------------------------------------------------------
------------------------------------------------------

  NO DEALERSHIP, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    2
The Company...........................    2
Risk Factors..........................   11
Relationship Between QUALCOMM and the
  Company after the Distribution......   22
Use of Proceeds.......................   27
Plan of Distribution..................   27
Dividend Policy.......................   27
Capitalization........................   28
Dilution..............................   29
Selected Consolidated Financial
  Data................................
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   37
Business..............................   45
Management............................   66
Certain Relationships and Related
  Transactions........................   82
Security Ownership of Certain
  Beneficial Owners...................   82
Description of Capital Stock..........   83
Description of Rights Agreement.......   85
Shares Eligible for Future Sale.......   88
Legal Matters.........................   89
Additional Information................   89
Index to Consolidated Financial
  Statements..........................  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                2,271,060 SHARES

                                 LEAP WIRELESS
                              INTERNATIONAL, INC.

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                                           , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Pursuant to the Conversion Agreement, QUALCOMM has agreed to pay all expenses of the Company, including professional fees, incurred in connection with the registration of the issuance of the Common Stock being registered hereby. The following table sets forth all expenses payable by the Registrant in connection with the initial registration of the issuance of the Common Stock being registered hereby. Additional expenses will be incurred from time to time to maintain this Registration Statement which will also be paid by QUALCOMM. All the amounts shown are estimates except for the SEC registration fee.

Registration fee............................................  $ 4,602.40
Printing and engraving expenses.............................  $12,000.00
Legal fees and expenses.....................................  $25,000.00
Accounting fees and expenses................................  $15,000.00
Miscellaneous...............................................  $ 3,397.60
          Total.............................................  $60,000.00

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Officers and directors of the Company are covered by certain provisions of the DGCL, the Certificate of Incorporation, the By-laws and insurance policies which serve to limit, and, in certain instances, to indemnify them against, certain liabilities which they may incur in such capacities. None of such provisions would have retroactive effect for periods prior to the Distribution, and the Company is not aware of any claim or proceeding in the last three years, or any threatened claim, which would have been or would be covered by these provisions. These various provisions are described below.

     Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of Directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

     Indemnification and Insurance. As a Delaware corporation, the Company has the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to the Company's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of the Company, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The By-laws generally provide for mandatory indemnification of the Company's directors and officers to the full extent provided by Delaware corporate law. In addition, the Company has entered into indemnification agreements with its directors and officers which generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.

     The Company intends to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or obligation to indemnify him against such liability under the provisions of the By-laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In June 1998, Leap sold 1,000 shares of Common Stock to QUALCOMM for $.10 in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. In connection with the Distribution, Leap also issued a warrant to purchase 5,500,000 shares of Common Stock to QUALCOMM in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

     (a) EXHIBITS.

    EXHIBIT
      NO.                               DESCRIPTION
    -------                             -----------
    3.1   (1)   Form of Amended and Restated Certificate of Incorporation of
                the Registrant
    3.2   (1)   Form of Amended and Restated Bylaws of the Registrant
    3.3   (2)   Form of Certificate of Designation of Series A Junior
                Participating Preferred Stock of the Registrant
    4.1   (1)   Form of Common Stock Certificate
    4.2   (1)   Form of Warrant to be issued to QUALCOMM
    4.3   (2)   Form of Rights Agreement between the Registrant and Harris
                Trust Company of California
    5.1*        Opinion of Latham & Watkins
    10.1  (1)   Form of Separation and Distribution Agreement between
                QUALCOMM Incorporated ("QUALCOMM") and the Registrant
    10.2  (1)   Form of Credit Agreement between QUALCOMM and the Registrant
    10.3  (1)   Form of Tax Matters Agreement between QUALCOMM and the
                Registrant
    10.4  (1)   Form of Interim Services Agreement between QUALCOMM and the
                Registrant
    10.5  (1)   Form of Master Agreement Regarding Equipment Procurement
                between QUALCOMM and the Registrant
    10.6  (1)   Form of Employee Benefits Agreement between QUALCOMM and the
                Registrant
    10.7  (1)   Form of Conversion Agreement between QUALCOMM and the
                Registrant
    10.8  (1)   Form of Registrant's 1998 Stock Option Plan (the "Option
                Plan")
    10.9  (1)   Form of non-qualified/incentive stock option under the
                Option Plan
    10.10 (1)   Form of non-qualified stock option under the Option Plan to be granted to QUALCOMM option holders in connection with the
                Distribution
    10.11 (1)   Form of Registrant's 1998 Non-Employee Directors' Stock
                Option Plan (the "Directors' Plan")

    EXHIBIT
      NO.                               DESCRIPTION
    -------                             -----------
    10.12 (1)   Form of non-qualified stock option under the Directors' Plan
    10.13 (1)   Form of Registrant's Employee Stock Purchase Plan
    10.14 (1)   Assignment and Assumption of Lease dated August 11, 1998
                between QUALCOMM and Vaxa International, Inc.
    10.15 (1)   Form of Indemnity Agreement to be entered into between the
                Registrant and its directors and officers
    21.1  (1)   Subsidiaries of the Registrant
    23.1        Consent of PricewaterhouseCoopers LLP, independent auditors
    23.2        Consent of Price Waterhouse, independent accountants
    23.3*       Consent of Latham & Watkins. Reference is made to exhibit
                5.1
    24.1        Power of Attorney. Reference is made to page II-4
    10.13 (1)   Assignment and Assumption of Lease dated August 11, 1998
                between QUALCOMM and Vaxa International, Inc.
    10.14 (1)   Form of Indemnity Agreement to be entered into between the
                Registrant and its directors and officers.
    21.1  (1)   Subsidiaries of the Registrant.
    23.1        Consent of PricewaterhouseCoopers LLP, independent
                accountants.
    23.2        Consent of Price Waterhouse, independent accountants.
    23.3*       Consent of Latham & Watkins. Reference is made to exhibit
                5.1.
    24.1        Power of Attorney. Reference is made to page II-4.

---------------
 * To be filed by amendment.
(1) Filed as an exhibit to the Company's Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.
(2) Filed as an exhibit to the Company's Current Report on Form 8-K dated September 14, 1998, and incorporated herein by reference.

     (b) SCHEDULES.

          Not applicable.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on September 28, 1998.

                                          By:      /s/ HARVEY P. WHITE
                                            ------------------------------------
                                                      Harvey P. White
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey P. White and James E. Hoffmann and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                 /s/ HARVEY P. WHITE                     President, Chief Executive   September 28, 1998
-----------------------------------------------------    Officer and Director
                   Harvey P. White

                 /s/ TOM WILLARDSON                      Senior Vice President,       September 28, 1998
-----------------------------------------------------    Finance and Treasurer
                   Tom Willardson

                /s/ THOMAS J. BERNARD                    Executive Vice President     September 28, 1998
-----------------------------------------------------    and Director
                  Thomas J. Bernard

                /s/ JAMES E. HOFFMANN                    Senior Vice President,       September 28, 1998
-----------------------------------------------------    General Counsel and
                  James E. Hoffmann                      Director

                                                         Director                     September   , 1998
-----------------------------------------------------
             Alejandro Burillo Azcarraga

               /s/ MICHAEL B. TARGOFF                    Director                     September 28, 1998
-----------------------------------------------------
                 Michael B. Targoff

               /s/ JEFFREY P. WILLIAMS                   Director                     September 28, 1998
-----------------------------------------------------
                 Jeffrey P. Williams

                                 EXHIBIT INDEX

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
  NO.                                DESCRIPTION                              PAGE
-------                              -----------                          ------------
  3.1 (1)    Form of Amended and Restated Certificate of Incorporation of
             the Registrant..............................................
  3.2 (1)    Form of Amended and Restated Bylaws of the Registrant.......
  3.3 (2)    Form of Certificate of Designation of Series A Junior
             Participating Preferred Stock of the Registrant.............
  4.1 (1)    Form of Common Stock Certificate............................
  4.2 (1)    Form of Warrant to be issued to QUALCOMM....................
  4.3 (2)    Form of Rights Agreement between the Registrant and Harris
             Trust Company of California.................................
  5.1*       Opinion of Latham & Watkins.................................
 10.1 (1)    Form of Separation and Distribution Agreement between
             QUALCOMM Incorporated ("QUALCOMM") and the Registrant.......
 10.2 (1)    Form of Credit Agreement between QUALCOMM and the
             Registrant..................................................
 10.3 (1)    Form of Tax Matters Agreement between QUALCOMM and the
             Registrant..................................................
 10.4 (1)    Form of Interim Services Agreement between QUALCOMM and the
             Registrant..................................................
 10.5 (1)    Form of Master Agreement Regarding Equipment Procurement
             between QUALCOMM and the Registrant.........................
 10.6 (1)    Form of Employee Benefits Agreement between QUALCOMM and the
             Registrant..................................................
 10.7 (1)    Form of Conversion Agreement between QUALCOMM and the
             Registrant..................................................
 10.8 (1)    Form of Registrant's 1998 Stock Option Plan (the "Option
             Plan")......................................................
 10.9 (1)    Form of non-qualified/incentive stock option under the
             Option Plan.................................................
 10.10(1)    Form of non-qualified stock option under the Option Plan to be granted to QUALCOMM option holders in connection with the
             Distribution................................................
 10.11(1)    Form of Registrant's 1998 Non-Employee Directors' Stock
             Option Plan (the "Directors' Plan").........................
 10.12(1)    Form of non-qualified stock option under the Directors'
             Plan........................................................
 10.13(1)    Form of Registrant's Employee Stock Purchase Plan...........
 10.14(1)    Assignment and Assumption of Lease dated August 11, 1998
             between QUALCOMM and Vaxa International, Inc................
 10.15(1)    Form of Indemnity Agreement to be entered into between the
             Registrant and its directors and officers...................
 21.1 (1)    Subsidiaries of the Registrant..............................
 23.1        Consent of PricewaterhouseCoopers LLP, independent
             auditors....................................................
 23.2        Consent of Price Waterhouse, independent accountants........
 23.3*       Consent of Latham & Watkins. Reference is made to exhibit
             5.1.........................................................
 24.1        Power of Attorney. Reference is made to page II-4...........

---------------
 *  To be filed by amendment.

(1) Filed as an exhibit to the Company's Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.
(2) Filed as an exhibit to the Company's Current Report on Form 8-K dated September 14, 1998, and incorporated herein by reference.